Exhibit 4.7

WGL Holdings, Inc.

Washington Gas Light Company

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of WGL Holdings, Inc.

Washington, DC

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of WGL Holdings, Inc. and subsidiaries (“WGL”) as of September 30, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended September 30, 2017. These financial statements are the responsibility of WGL’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of WGL Holdings, Inc. and subsidiaries as of September 30, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Mclean, Virginia

November 21, 2017

WGL Holdings, Inc.

Washington Gas Light Company

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of Washington Gas Light Company

Washington, DC

We have audited the accompanying balance sheets and statements of capitalization of Washington Gas Light Company (“Washington Gas”) as of September 30, 2017 and 2016, and the related statements of income, comprehensive income, common shareholder’s equity, and cash flows for each of the three years in the period ended September 30, 2017. These financial statements are the responsibility of Washington Gas’ management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Washington Gas is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Washington Gas’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Washington Gas Light Company as of September 30, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Mclean, Virginia

November 21, 2017

WGL Holdings, Inc.

Washington Gas Light Company

WGL Holdings, Inc.

Consolidated Balance Sheets

	September 30,
(In thousands)	2017	2016
ASSETS
Property, Plant and Equipment
At original cost	$6,143,841	$5,542,916
Accumulated depreciation and amortization	(1,513,790)	(1,415,679)
Net property, plant and equipment	4,630,051	4,127,237
Current Assets
Cash and cash equivalents	8,524	5,573
Receivables
Accounts receivable	398,149	329,989
Gas costs and other regulatory assets	21,705	15,294
Unbilled revenues	165,483	173,076
Allowance for doubtful accounts	(32,025)	(27,339)
Net receivables	553,312	491,020
Materials and supplies—principally at average cost	20,172	18,414
Storage gas	243,984	207,132
Prepaid taxes	31,549	33,397
Other prepayments	86,465	42,626
Derivatives	15,327	18,510
Other	26,556	26,802
Total current assets	985,889	843,474
Deferred Charges and Other Assets
Regulatory assets
Gas costs	90,136	179,856
Pension and other post-retirement benefits	139,499	223,242
Other	104,596	98,592
Prepaid post-retirement benefits	231,577	180,686
Derivatives	38,389	55,020
Investments in direct financing leases, capital leases	—	29,780
Investments in unconsolidated affiliates	394,201	303,491
Other	11,671	8,072
Total deferred charges and other assets	1,010,069	1,078,739
Total Assets	$6,626,009	$6,049,450
CAPITALIZATION AND LIABILITIES
Capitalization
WGL Holdings common shareholders’ equity	$1,502,690	$1,375,561
Non-controlling interest	6,851	409
Washington Gas Light Company preferred stock	28,173	28,173
Total equity	1,537,714	1,404,143
Long-term debt	1,430,861	1,435,045
Total capitalization	2,968,575	2,839,188
Current Liabilities
Current maturities of long-term debt	250,000	—
Notes payable and project financing	559,844	331,385
Accounts payable and other accrued liabilities	423,824	405,351
Wages payable	18,096	17,908
Accrued interest	7,806	7,645
Dividends declared	26,452	25,283
Customer deposits and advance payments	65,841	86,384
Gas costs and other regulatory liabilities	22,814	12,973
Accrued taxes	17,657	15,672
Derivatives	43,990	82,334
Other	52,664	41,991
Total current liabilities	1,488,988	1,026,926
Deferred Credits
Unamortized investment tax credits	155,007	163,493
Deferred income taxes	868,067	726,763
Accrued pensions and benefits	181,552	228,377
Asset retirement obligations	296,810	203,105
Regulatory liabilities
Accrued asset removal costs	292,173	310,788
Other post-retirement benefits	135,035	113,875
Other	9,403	14,450
Derivatives	122,607	304,198
Other	107,792	118,287
Total deferred credits	2,168,446	2,183,336
Commitments and Contingencies (Note 13)
Total Capitalization and Liabilities	$6,626,009	$6,049,450

The accompanying notes are an integral part of these statements.

WGL Holdings, Inc.

Consolidated Statements of Income

	Years Ended September 30,
(In thousands, except per share data)	2017	2016	2015
OPERATING REVENUES
Utility	$1,143,337	$1,044,117	$1,303,044
Non-utility	1,211,387	1,305,442	1,356,786
Total Operating Revenues	2,354,724	2,349,559	2,659,830
OPERATING EXPENSES
Utility cost of gas	274,247	245,189	510,900
Non-utility cost of energy-related sales	1,002,908	1,123,077	1,218,331
Operation and maintenance	429,890	401,776	395,770
Depreciation and amortization	154,138	132,566	121,892
General taxes and other assessments	152,528	146,655	152,164
Total Operating Expenses	2,013,711	2,049,263	2,399,057
OPERATING INCOME	341,013	300,296	260,773
Equity in earnings of unconsolidated affiliates	20,216	13,806	5,468
Other income — net	1,819	4,646	653
Interest expense	74,026	52,310	50,511
INCOME BEFORE INCOME TAXES	289,022	266,438	216,383
INCOME TAX EXPENSE	111,159	98,074	83,804
NET INCOME	$177,863	$168,364	$132,579
Non-controlling interest	(16,077)	(550)	—
Dividends on Washington Gas Light Company preferred stock	1,320	1,320	1,320
NET INCOME APPLICABLE TO COMMON STOCK	$192,620	$167,594	$131,259
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	51,205	50,369	49,794
Diluted	51,475	50,564	50,060
EARNINGS PER AVERAGE COMMON SHARE
Basic	$3.76	$3.33	$2.64
Diluted	$3.74	$3.31	$2.62
DIVIDENDS DECLARED PER COMMON SHARE	$2.0175	$1.9250	$1.8275

The accompanying notes are an integral part of these statements.

WGL Holdings, Inc.

Consolidated Statements of Comprehensive Income

	Years Ended September 30,
(In thousands)	2017	2016	2015
NET INCOME	$177,863	$168,364	$132,579
OTHER COMPREHENSIVE INCOME (LOSS), BEFORE INCOME TAXES:
Qualified cash flow hedging instruments	49,610	(39,289)	(11,309)
Pension and other post-retirement benefit plans
Change in prior service (cost) credit	(767)	(891)	696
Change in actuarial net gain (loss)	6,232	(936)	(1,195)
TOTAL OTHER COMPREHENSIVE INCOME (LOSS) BEFORE TAXES	$55,075	$(41,116)	$(11,808)
INCOME TAX EXPENSE (BENEFIT) RELATED TO OTHER COMPREHENSIVE INCOME (LOSS)	22,533	(16,813)	(5,533)
OTHER COMPREHENSIVE INCOME (LOSS)	$32,542	$(24,303)	$(6,275)
COMPREHENSIVE INCOME	$210,405	$144,061	$126,304
Non-controlling interest	(16,077)	(550)	—
Dividends on Washington Gas Light Company preferred stock	1,320	1,320	1,320
COMPREHENSIVE INCOME ATTRIBUTABLE TO WGL HOLDINGS	$225,162	$143,291	$124,984

The accompanying notes are an integral part of these statements.

WGL Holdings, Inc.

Consolidated Statements of Cash Flows

	Years Ended September 30,
(In thousands)	2017	2016	2015
OPERATING ACTIVITIES
Net income	$177,863	$168,364	$132,579
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization	154,138	132,566	121,892
Amortization of:
Other regulatory assets and liabilities—net	6,422	1,909	1,305
Debt related costs	2,027	1,284	1,187
Deferred income taxes—net	114,966	163,879	104,405
Distributions received from equity method investments	16,738	—	—
Accrued/deferred pension and other post-retirement benefit cost	22,601	19,548	25,572
Earnings in equity interests	(20,216)	(13,806)	(5,066)
Compensation expense related to stock-based awards	17,154	12,308	16,478
Provision for doubtful accounts	17,212	13,036	18,197
Impairment loss	—	4,110	5,625
Gain on consolidation	(1,807)	—	—
Unrealized (gain) loss on derivative contracts	(85,591)	(24,774)	19,441
Amortization of investment tax credits	(7,504)	(6,132)	(4,939)
Other non-cash charges (credits)—net	(840)	(1,308)	(3,903)
Changes in operating assets and liabilities (Note 20)	(182,538)	(243,218)	71,286
Net Cash Provided by Operating Activities	230,625	227,766	504,059
FINANCING ACTIVITIES
Common stock issued	293	78,287	—
Long-term debt issued	245,556	498,125	298,227
Long-term debt retired	—	(25,000)	(20,000)
Debt issuance costs	(665)	(445)	(3,497)
Notes payable issued (retired)—net	236,000	(63,000)	(121,500)
Contributions from non-controlling interest	22,336	959	—
Distributions to non-controlling interest	(300)	—	—
Project financing	20,386	38,468	—
Dividends on common stock and preferred stock	(102,123)	(92,841)	(91,316)
Repurchase of common stock	—	—	(41,485)
Other financing activities—net	1,550	1,986	(1,457)
Net Cash Provided By Financing Activities	423,033	436,539	18,972
INVESTING ACTIVITIES
Capital expenditures (excluding AFUDC)	(516,534)	(530,385)	(464,291)
Investments in non-utility interests	(147,294)	(158,052)	(67,447)
Distributions and receipts from non-utility interests	4,126	8,254	10,780
Net proceeds from sale of assets	9,858	19,749	—
Loans to external parties	(863)	(5,031)	(4,151)
Net Cash Used in Investing Activities	(650,707)	(665,465)	(525,109)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,951	(1,160)	(2,078)
Cash and Cash Equivalents at Beginning of Year	5,573	6,733	8,811
Cash and Cash Equivalents at End of Year	$8,524	$5,573	$6,733
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION (Note 20)

The accompanying notes are an integral part of these statements.

WGL Holdings, Inc.

Consolidated Statements of Capitalization

	September 30,
($ In thousands, except shares)	2017		2016
WGL Holdings Common Shareholders’ Equity
Common stock, no par value, 120,000,000 shares authorized, 51,219,000 and 51,080,612 shares issued, respectively	$582,716		$574,496
Paid-in capital	10,149		12,519
Retained earnings	915,822		827,085
Accumulated other comprehensive loss, net of taxes	(5,997)		(38,539)
WGL Holdings common shareholders’ equity	1,502,690	50.6%	1,375,561	48.5%
Non-controlling Interest	6,851	0.2%	409	—%
Preferred Stock
WGL Holdings, Inc., without par value, 3,000,000 shares authorized, none issued	—		—
Washington Gas Light Company, without par value, 1,500,000 shares authorized—issued and outstanding:	—		—
$4.80 series, 150,000 shares	15,000		15,000
$4.25 series, 70,600 shares	7,173		7,173
$5.00 series, 60,000 shares	6,000		6,000
Total Preferred Stock	28,173	0.9%	28,173	1.0%
Total Equity	1,537,714	51.7%	1,404,143	49.5%
Long-Term Debt
Due fiscal year 2018, 2.11%	250,000		250,000
Due fiscal year 2019, 2.11%	50,000		—
Due fiscal year 2019, 7.46%	50,000		50,000
Due fiscal year 2020, 2.25% to 4.76%	150,000		150,000
Due fiscal year 2023, 6.65%	20,000		20,000
Due fiscal year 2025, 5.44%	40,500		40,500
Due fiscal year 2027, 6.40% to 6.82%	125,000		125,000
Due fiscal year 2028, 6.57% to 6.85%	52,000		52,000
Due fiscal year 2030, 7.50%	8,500		8,500
Due fiscal year 2036, 5.70% to 5.78%	50,000		50,000
Due fiscal year 2041, 5.21%	75,000		75,000
Due fiscal year 2044, 4.22% to 5.00%	175,000		175,000
Due fiscal year 2045, 4.24% to 4.60%	200,000		200,000
Due fiscal year 2046, 3.80%	450,000		250,000
Total Long-Term Debt	1,696,000		1,446,000
Unamortized discount	(4,541)		(1,700)
Unamortized debt expense	(10,598)		(9,255)
Less—current maturities	250,000		—
Total Long-Term Debt	1,430,861	48.3%	1,435,045	50.5%
Total Capitalization	$2,968,575	100.0%	$2,839,188	100.0%

The accompanying notes are an integral part of these statements.

WGL Holdings, Inc.

Consolidated Statements of Changes in Equity

(In thousands, except	Common Stock		Paid-In	Retained	Accumulated Other Comprehensive	WGL Holdings Common Shareholders’	Non-controlling	Washington Gas Light Company Preferred
shares)	Shares	Amount	Capital	Earnings	Loss, Net of Taxes	Equity	Interest	Stock	Total Equity

Balance, September 30, 2014	50,656,553	$525,932	$11,847	$716,758	$(7,961)	$1,246,576	$—	$28,173	$1,274,749
Net income	—	—	—	131,259	—	131,259	—	1,320	132,579
Other comprehensive loss	—	—	—	—	(6,275)	(6,275)	—	—	(6,275)
Repurchase of common stock	(948,604)	(41,485)	—	—	—	(41,485)	—	—	(41,485)
Stock-based compensation	20,713	1,009	3,087	—	—	4,096	—	—	4,096
Dividends declared:
Common stock ($1.8275 per share)	—	—	—	(90,924)	—	(90,924)	—	—	(90,924)
Preferred stock	—	—	—	—	—	—	—	(1,320)	(1,320)
Balance, September 30, 2015	49,728,662	485,456	14,934	757,093	(14,236)	1,243,247	—	28,173	1,271,420
Net income	—	—	—	167,594	—	167,594	(550)	1,320	168,364
Contributions from non-controlling interest	—	—	—	—	—	—	959	—	959
Other comprehensive loss	—	—	—	—	(24,303)	(24,303)	—	—	(24,303)
Stock-based compensation (a)	115,974	6,742	(2,415)	(164)	—	4,163	—	—	4,163
Issuance of common stock (b)	1,235,976	82,298	—	—	—	82,298	—	—	82,298
Dividends declared:
Common stock ($1.9250 per share)	—	—	—	(97,438)	—	(97,438)	—	—	(97,438)
Preferred stock	—	—	—	—	—	—	—	(1,320)	(1,320)
Balance, September 30, 2016	51,080,612	574,496	12,519	827,085	(38,539)	1,375,561	409	28,173	1,404,143
Net income	—	—	—	192,620	—	192,620	(16,077)	1,320	177,863
Contributions from non-controlling interest	—	—	—	—	—	—	22,336	—	22,336
Distributions to non-controlling interest	—	—	—	—	—	—	(300)	—	(300)
Business combination (c)	—	—	—	—	—	—	483	—	483
Other comprehensive income	—	—	—	—	32,542	32,542	—	—	32,542
Stock-based compensation (a)	112,146	6,564	(2,370)	(549)	—	3,645	—	—	3,645
Issuance of common stock (b)	26,242	1,656	—	—	—	1,656	—	—	1,656
Dividends declared:
Common stock ($2.0175 per share)	—	—	—	(103,334)	—	(103,334)	—	—	(103,334)
Preferred stock	—	—	—	—	—	—	—	(1,320)	(1,320)
Balance, September 30, 2017	51,219,000	$582,716	$10,149	$915,822	$(5,997)	$1,502,690	$6,851	$28,173	$1,537,714

(a) Includes dividend equivalents related to our performance shares.

(b) Includes shares issued under the ATM program and the dividend reinvestment and common stock purchase plans.

(c) Resulted from the consolidation of ASD Solar LP (ASD). For more information, see Note 17—Other investments of the Notes to Consolidated Financial Statements.

The accompanying notes are an integral part of these statements.

Washington Gas Light Company

Balance Sheets

	September 30,
(In thousands)	2017	2016
ASSETS
Property, Plant and Equipment
At original cost	$5,310,337	$4,874,905
Accumulated depreciation and amortization	(1,422,622)	(1,348,173)
Net property, plant and equipment	3,887,715	3,526,732
Current Assets
Cash and cash equivalents	1	1
Receivables
Accounts receivable	190,740	140,457
Gas costs and other regulatory assets	21,705	15,294
Unbilled revenues	107,967	89,945
Allowance for doubtful accounts	(23,741)	(20,220)
Net receivables	296,671	225,476
Materials and supplies—principally at average cost	20,126	18,368
Storage gas	92,753	82,473
Prepaid taxes	23,350	16,826
Other prepayments	13,238	10,924
Receivables from associated companies	32,362	13,799
Derivatives	5,061	7,285
Other	102	51
Total current assets	483,664	375,203
Deferred Charges and Other Assets
Regulatory assets
Gas costs	90,136	179,856
Pension and other post-retirement benefits	138,573	221,971
Other	104,538	98,527
Prepaid post-retirement benefits	230,283	179,675
Derivatives	16,244	25,590
Other	3,561	2,001
Total deferred charges and other assets	583,335	707,620
Total Assets	$4,954,714	$4,609,555
CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholder’s equity	$1,164,749	$1,113,446
Preferred stock	28,173	28,173
Long-term debt	1,134,461	939,015
Total capitalization	2,327,383	2,080,634
Current Liabilities
Notes payable and project financing	166,772	104,385
Accounts payable and other accrued liabilities	219,827	204,980
Wages payable	16,508	16,235
Accrued interest	3,967	3,758
Dividends declared	22,098	21,453
Customer deposits and advance payments	64,194	80,936
Gas costs and other regulatory liabilities	22,814	12,973
Accrued taxes	12,808	17,639
Payables to associated companies	94,844	65,770
Derivatives	30,263	58,295
Other	7,473	7,193
Total current liabilities	661,568	593,617
Deferred Credits
Unamortized investment tax credits	4,100	4,851
Deferred income taxes	888,385	763,720
Accrued pensions and benefits	179,814	226,339
Asset retirement obligations	291,871	199,377
Regulatory liabilities
Accrued asset removal costs	292,173	310,788
Other post-retirement benefits	134,181	113,169
Other	9,403	14,450
Derivatives	112,299	232,040
Other	53,537	70,570
Total deferred credits	1,965,763	1,935,304
Commitments and Contingencies (Note 13)
Total Capitalization and Liabilities	$4,954,714	$4,609,555

The accompanying notes are an integral part of these statements.

Washington Gas Light Company

Statements of Income

	Years Ended September 30,
(In thousands)	2017	2016	2015

OPERATING REVENUES	$1,166,968	$1,070,904	$1,328,191
OPERATING EXPENSES
Utility cost of gas	297,856	271,975	536,027
Operation and maintenance	336,676	325,726	323,967
Depreciation and amortization	129,428	114,605	108,902
General taxes and other assessments	134,696	130,231	136,911
Total Operating Expenses	898,656	842,537	1,105,807
OPERATING INCOME	268,312	228,367	222,384
Other expense — net	(4,473)	(2,143)	(487)
Interest expense	52,207	41,444	41,828
INCOME BEFORE INCOME TAXES	211,632	184,780	180,069
INCOME TAX EXPENSE	79,840	71,666	71,391
NET INCOME	$131,792	$113,114	$108,678
Dividends on preferred stock	1,320	1,320	1,320
NET INCOME APPLICABLE TO COMMON STOCK	$130,472	$111,794	$107,358

The accompanying notes are an integral part of these statements.

Washington Gas Light Company

Statements of Comprehensive Income

	Years Ended September 30,
(In thousands)	2017	2016	2015
NET INCOME	$131,792	$113,114	$108,678
OTHER COMPREHENSIVE INCOME (LOSS), BEFORE INCOME TAXES:
Pension and other post-retirement benefit plans
Change in prior service (cost) credit	(767)	(891)	696
Change in actuarial net gain (loss)	6,232	(936)	(1,195)
Total pension and other post-retirement benefit plans	$5,465	$(1,827)	$(499)
INCOME TAX EXPENSE (BENEFIT) RELATED TO OTHER COMPREHENSIVE INCOME (LOSS)	2,157	(709)	(200)
OTHER COMPREHENSIVE INCOME (LOSS)	$3,308	$(1,118)	$(299)
COMPREHENSIVE INCOME	$135,100	$111,996	$108,379

The accompanying notes are an integral part of these statements.

Washington Gas Light Company

Statements of Cash Flows

	Years Ended September 30,
(In thousands)	2017	2016	2015
OPERATING ACTIVITIES
Net income	$131,792	$113,114	$108,678
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization	129,428	114,605	108,902
Amortization of:
Other regulatory assets and liabilities—net	6,422	1,909	1,305
Debt related costs	1,448	1,191	1,275
Deferred income taxes—net	77,586	123,482	76,621
Accrued/deferred pension and other post-retirement benefit cost	22,547	19,497	24,757
Compensation expense related to stock-based awards	16,153	11,452	14,958
Provision for doubtful accounts	14,484	10,945	12,734
Unrealized (gain) loss on derivative contracts	(48,950)	(11,552)	6,322
Other non-cash charges (credits)—net	(1,592)	(197)	1,679
Changes in operating assets and liabilities (Note 20)	(145,463)	(147,489)	15,123
Net Cash Provided by Operating Activities	203,855	236,957	372,354
FINANCING ACTIVITIES
Long-term debt issued	195,556	248,125	50,000
Long-term debt retired	—	(25,000)	(20,000)
Debt issuance costs	(661)	(333)	(741)
Notes payable issued (retired)—net	81,000	(47,000)	—
Project financing	9,314	38,468	—
Dividends on common stock and preferred stock	(87,118)	(83,116)	(79,763)
Other financing activities—net	1,492	2,891	—
Net Cash Provided by (Used in) Financing Activities	199,583	134,035	(50,504)
INVESTING ACTIVITIES
Net proceeds from sale of assets	—	19,749	—
Capital expenditures (excluding AFUDC)	(403,438)	(390,741)	(322,909)
Net Cash Used in Investing Activities	(403,438)	(370,992)	(322,909)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	—	(1,059)
Cash and Cash Equivalents at Beginning of Year	1	1	1,060
Cash and Cash Equivalents at End of Year	$1	$1	$1
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION (Note 20)

The accompanying notes are an integral part of these statements.

Washington Gas Light Company

Statements of Capitalization

	September 30,
($ In thousands, except shares)	2017		2016
Common Shareholder’s Equity
Common stock, $1 par value, 80,000,000 shares authorized, 46,479,536 shares issued	$46,479		$46,479
Paid-in capital	492,101		488,135
Retained earnings	630,691		586,662
Accumulated other comprehensive loss, net of taxes	(4,522)		(7,830)
Total Common Shareholder’s Equity	1,164,749	50.1%	1,113,446	53.5%
Preferred Stock
Washington Gas Light Company, without par value, 1,500,000 shares authorized—issued and outstanding:
$4.80 series, 150,000 shares	15,000		15,000
$4.25 series, 70,600 shares	7,173		7,173
$5.00 series, 60,000 shares	6,000		6,000
Total Preferred Stock	28,173	1.2%	28,173	1.4%
Long-Term Debt
Due fiscal year 2019, 7.46%	50,000		50,000
Due fiscal year 2020, 4.76%	50,000		50,000
Due fiscal year 2023, 6.65%	20,000		20,000
Due fiscal year 2025, 5.44%	40,500		40,500
Due fiscal year 2027, 6.40% to 6.82%	125,000		125,000
Due fiscal year 2028, 6.57% to 6.85%	52,000		52,000
Due fiscal year 2030, 7.50%	8,500		8,500
Due fiscal year 2036, 5.70% to 5.78%	50,000		50,000
Due fiscal year 2041, 5.21%	75,000		75,000
Due fiscal year 2044, 4.22% to 5.00%	175,000		175,000
Due fiscal year 2045, 4.24%	50,000		50,000
Due fiscal year 2046, 3.80%	450,000		250,000
Total Long-Term Debt	1,146,000		946,000
Unamortized discount	(3,042)		(109)
Unamortized debt expense	(8,497)		(6,876)
Total Long-Term Debt	1,134,461	48.7%	939,015	45.1%
Total Capitalization	$2,327,383	100.0%	$2,080,634	100.0%

The accompanying notes are an integral part of these statements.

Washington Gas Light Company

Statements of Common Shareholder’s Equity

	Common Stock		Paid-In		Accumulated Other Comprehensive
(In thousands, except shares)	Shares	Amount	Capital	Retained Earnings	Loss, Net of Taxes	Total
Balance, September 30, 2014	46,479,536	$46,479	$480,620	$529,480	$(6,413)	$1,050,166
Net income	—	—	—	108,678	—	108,678
Other comprehensive loss	—	—	—	—	(299)	(299)
Stock-based compensation (a)	—	—	3,057	—	—	3,057
Dividends declared:
Common stock	—	—	—	(78,990)	—	(78,990)
Preferred stock	—	—	—	(1,320)	—	(1,320)
Balance, September 30, 2015	46,479,536	46,479	483,677	557,848	(6,712)	1,081,292
Net income	—	—	—	113,114	—	113,114
Other comprehensive loss	—	—	—	—	(1,118)	(1,118)
Stock-based compensation (a)	—	—	4,458	—	—	4,458
Dividends declared:
Common stock	—	—	—	(82,980)	—	(82,980)
Preferred stock	—	—	—	(1,320)	—	(1,320)
Balance, September 30, 2016	46,479,536	46,479	488,135	586,662	(7,830)	1,113,446
Net income	—	—	—	131,792	—	131,792
Other comprehensive loss	—	—	—	—	3,308	3,308
Stock-based compensation (a)	—	—	3,966	—	—	3,966
Dividends declared:
Common stock	—	—	—	(86,443)	—	(86,443)
Preferred stock	—	—	—	(1,320)	—	(1,320)
Balance, September 30, 2017	46,479,536	$46,479	$492,101	$630,691	$(4,522)	$1,164,749

(a) Stock-based compensation is based on the stock awards of WGL that are allocated to Washington Gas Light Company for its pro-rata share.

The accompanying notes are an integral part of these statements.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

NOTE 1. ACCOUNTING POLICIES

GENERAL

WGL Holdings, Inc. (WGL) is a holding company that owns all of the shares of common stock of Washington Gas Light Company (Washington Gas), a regulated natural gas utility, and all of the shares of common stock of Washington Gas Resources Corporation (Washington Gas Resources), and Hampshire Gas Company (Hampshire). Washington Gas Resources owns all of the shares of common stock of four non-utility subsidiaries that include WGL Energy Services, Inc. (WGL Energy Services), WGL Energy Systems, Inc. (WGL Energy Systems), WGL Midstream, Inc. (WGL Midstream) and WGSW, Inc. (WGSW). Except where the content clearly indicates otherwise, “WGL,” “we,” “us” or “our” refers to the holding company or the consolidated entity of WGL Holdings, Inc. and all of its subsidiaries. Unless otherwise noted, these notes apply equally to WGL and Washington Gas.

NATURE OF OPERATIONS

Washington Gas and Hampshire comprise our regulated utility segment. Washington Gas is a public utility that sells and delivers natural gas to more than one million customers primarily in the District of Columbia and the surrounding metropolitan areas in Maryland and Virginia. Deliveries to firm residential and commercial customers accounted for 79% of the total therms delivered to customers by Washington Gas in the fiscal year ended September 30, 2017 . Deliveries to interruptible customers accounted for 15% and deliveries to customers who use natural gas to generate electricity accounted for 6% . These amounts do not include deliveries related to Washington Gas’ asset optimization program discussed below. Hampshire operates an underground natural gas storage facility that provides services exclusively to Washington Gas. Hampshire is regulated under a cost of service tariff by the Federal Energy Regulatory Commission (FERC).

The retail energy-marketing segment consists of WGL Energy Services which competes with regulated utilities and other unregulated third party marketers to sell natural gas and electricity directly to residential, commercial, industrial and governmental customers with the objective of earning a profit through competitive pricing. The commodities that WGL Energy Services sells are delivered to retail customers through assets owned by regulated utilities. Washington Gas delivers the majority of natural gas sold by WGL Energy Services, and unaffiliated electric utilities deliver all of the electricity sold. WGL Energy Services owned multiple solar PV distributed generation assets at September 30, 2017 , though the results from these activities are presented in the commercial energy systems segment. Other than these facilities, WGL Energy Services does not own or operate any other natural gas or electric generation, production, transmission or distribution assets. At September 30, 2017 , WGL Energy Services served approximately 116,200 natural gas customers and approximately 113,700 electricity customers located in Maryland, Virginia, Delaware, Pennsylvania and the District of Columbia.

The commercial energy systems segment consists of WGL Energy Systems, WGSW and the results of operations of affiliate-owned commercial distributed energy projects. This segment focuses on clean and energy efficient solutions for its customers, driving earnings through: (i) upgrading the mechanical, electrical, water and energy-related infrastructure of large governmental and commercial facilities by implementing both traditional and alternative energy technologies; (ii) owning and operating distributed generation assets such as solar PV systems, combined heat and power plants, and natural gas fuel cells and (iii) investments in residential and commercial retail solar PV companies. In addition to our primary markets, this segment provides customized energy solutions across a much wider footprint, with business activities across the United States.

The midstream energy services segment, which consists of the operations of WGL Midstream, specializes in the investment, management, development and optimization of natural gas storage and transportation midstream infrastructure projects. WGL Midstream enters into both physical and financial transactions in a manner intended to utilize energy risk management products to mitigate risks while seeking to maximize potential profits from the optimization of the transportation and storage assets it has under contract.

Refer to Note 16— Operating Segment Reporting for further discussion of our segments.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

CONSOLIDATION OF FINANCIAL STATEMENTS

The consolidated financial statements include the accounts of WGL and its subsidiaries during the fiscal years reported. On October 1, 2016, WGL and Washington Gas adopted Accounting Standards Update (ASU) 2015-03 and ASU 2015-15. These standards require an entity to account for debt issuance costs as a deduction from the carrying amount of debt in the balance sheet and the amortization of debt issuance costs presented as interest expense, consistent with its accounting treatment of debt discounts. Prior period amounts related to other deferred assets and long-term debt in the accompanying balance sheets have been reclassified to conform to the current period presentation. Inter-company transactions have been eliminated. Refer to Note 18— Related Party Transactions for a discussion of inter-company transactions. WGL has a variable interest in five investments that qualify as variable interest entities (VIEs). At September 30, 2017 , WGSW is the primary beneficiary for four of the VIEs; SFGF, SFRC, SFGF II, and ASD and accordingly, they have been consolidated. WGL and its subsidiaries are not the primary beneficiary for one of the five VIEs; therefore, we have not consolidated this VIE entity. Refer to Note 17— Other Investments for a discussion of VIEs and other investments.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

In accordance with generally accepted accounting principles in the United States of America (GAAP), we make certain estimates and assumptions regarding: (i)  reported assets and liabilities; (ii)  disclosed contingent assets and liabilities at the date of the financial statements and (iii)  reported revenues, revenues subject to refund, and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION ON THE STATEMENT OF CASH FLOWS

During the current fiscal year, both WGL and Washington Gas separately presented “Unrealized gain/loss on derivative contracts” as an adjustment to reconcile net income to net cash provided by operating activities on the Statements of Cash Flows.  In prior years, these amounts were included in “Changes in Assets and Liabilities-Derivatives”.  Additionally, for WGL, in the current year we separately presented “Amortization of investment tax credits” as an adjustment to reconcile net income to net cash provided by operating activities on the Statements of Cash Flows.  In previous years, these amounts were included in “Changes in Assets and Liabilities-Unamortized investment tax credits”.   The presentation for prior years has been recast to conform with the current period presentation.  These reclassifications did not change Net Cash Provided by Operating Activities.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment (comprised principally of utility plant) are stated at original cost, including labor, materials, taxes and overhead costs incurred during the construction period. The cost of utility plant of Washington Gas includes an allowance for funds used during construction (AFUDC) that is calculated under a formula prescribed by our regulators in Maryland and the District of Columbia. Washington Gas capitalizes AFUDC as a component of construction overhead. The rates for AFUDC for fiscal years September 30, 2017 , 2016 and 2015 were 2.73% , 5.51% and 4.12% , respectively. In addition, WGL Energy Systems and WGL Midstream incur capitalized interest during the cost of constructing and acquiring their long-term assets. For the fiscal years ended September 30, 2017, 2016 and 2015, capitalized interest was $ 2.9 million , $ 2.1 million and $ 1.1 million , respectively.

Washington Gas charges maintenance and repairs directly to operating expenses. Washington Gas capitalizes betterments and renewal costs, and calculates depreciation applicable to its utility gas plant in service primarily using a straight-line method over the estimated remaining life of the plant. The composite depreciation and amortization rate of the regulated utility segment was 2.80% , 2.70% and 2.73% during fiscal years 2017 , 2016 and 2015 , respectively. In accordance with regulatory requirements, such rates include a component related to asset removal costs for Washington Gas. These asset removal costs are accrued through depreciation expense with a corresponding credit to “Regulatory liabilities—Accrued asset removal costs.” When Washington Gas retires depreciable utility plant and equipment, it charges the associated original costs to “Accumulated depreciation and amortization” and any related removal costs incurred are charged to “Regulatory liabilities—Accrued asset removal costs.” Washington Gas periodically reviews the adequacy of its depreciation rates by considering estimated remaining lives and other factors. For information about Asset Retirement Obligations (ARO’s), refer to the section entitled “Asset Retirement Obligations” .

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

At September 30, 2017 and 2016 , 87.2 % and 88.7% , respectively, of WGL’s consolidated original cost of property, plant and equipment was related to the regulated utility segment as shown below.

Property, Plant and Equipment at Original Cost
($ In millions) September 30,	2017		2016
Regulated utility segment
Distribution, transmission and storage	$4,544.7	74.0%	$4,210.6	75.9%
General, miscellaneous and intangibles	548.5	8.9%	435.2	7.9%
Construction work in progress (CWIP)	264.8	4.3%	273.1	4.9%
Total regulated utility segment	5,358.0	87.2%	4,918.9	88.7%
Unregulated segments	786.0	12.8%	624.1	11.3%
Total	$6,144.0	100.0%	$5,543.0	100.0%

ASSETS SALE - BUILDING

During the year ended September 30, 2016, Washington Gas completed the sale of the Springfield Operation Center for approximately $ 20.3 million , net of selling and administrative expenses of $ 0.5 million . As a result of the sale, a minimal loss was recorded to “Other expense-net” in the accompanying Consolidated Statements of Income.

IMPAIRMENT OF LONG-LIVED ASSETS

Management regularly reviews property and equipment and other long-lived assets, including certain definite-lived intangible assets and our equity method investments for possible impairment. For our equity method investments, an impairment is recorded when the investment has experienced decline in value that is other-than-temporary. Additionally, if the projects in which we hold an investment recognize an impairment loss, we would record our proportionate share of that impairment loss and evaluate the investment for decline in value that is other-than-temporary. This review occurs quarterly, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable.

During the fiscal year ended September 2017, WGL did not record any impairments related to our long-lived assets. During the fiscal year ended September 30, 2016, WGL recorded a $ 4.1 million impairment for the Nextility investment in direct financing leases. During the fiscal year ended September 30, 2015, WGL impaired its entire investment in ASDHI by its carrying value of $ 5.6 million based on management’s assumption of the current valuation and expected return from the investment.

Refer to Note 15 — Fair Value Measurements and Note 17 — Other Investments of the Notes to Consolidated Financial Statements for further discussion of these assets.

OPERATING LEASES

We have classified the lease of our corporate headquarters as an operating lease. We amortize as rent expense the total of all scheduled lease payments (including lease payment escalations) and tenant allowances on a straight-line basis over the term of the lease. For this purpose, the lease term began on the date when the lessor commenced constructing the leasehold improvements which allowed us to occupy our corporate headquarters. Leasehold improvement costs are classified as “Property, Plant and Equipment” on the Balance Sheets, and are being amortized to depreciation and amortization expense on a straight-line basis over the 15 -year non-cancelable period of the lease. Refer to Note 13— Commitments and Contingencies for financial data for all of our operating leases.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

CASH AND CASH EQUIVALENTS

We consider all investments with original maturities of three months or less to be cash equivalents. We did not have any restrictions on our cash balances that would impact the payment of dividends by WGL or our subsidiaries as of September 30, 2017 and 2016 .

REVENUE AND COST RECOGNITION

Regulated Utility Operations

Revenues.   For regulated deliveries of natural gas, Washington Gas reads meters and bills customers on a 19 -day monthly cycle basis. The billing cycles for customers do not coincide with the accounting periods used for financial reporting purposes; therefore, Washington Gas accrues unbilled revenues for gas delivered, but not yet billed, at the end of each accounting period.

Cost of Gas.   Washington Gas’ jurisdictional tariffs contain mechanisms that provide for the recovery of the cost of gas incurred on behalf of firm customers, including related pipeline transportation and storage capacity charges. Under these mechanisms, Washington Gas periodically adjusts its firm customers’ rates to reflect increases and decreases in these costs. Under or over-collections of gas costs in the current cycle are charged or credited to deferred charges or credits on the balance sheet as non-current regulatory assets or liabilities. Amounts deferred at the end of the cycle, August 31 of each year, are fully reconciled and transferred to current assets or liabilities under the balance sheet captions “Gas costs and other regulatory assets” and “Gas costs and other regulatory liabilities.” These balances are recovered or refunded to customers over the subsequent 12 month period.

Revenue Taxes.   Revenue taxes such as gross receipts taxes, Public Service Commission (PSC) fees, franchise fees and energy taxes are reported gross in operating revenues. During fiscal years ended September 30, 2017, 2016 and 2015, $ 75.1 million ,and $73.0 million , and $83.5 million , respectively, were recorded to operating revenues.

Transportation Gas Imbalance.   Interruptible shippers and third party marketer shippers transport gas to Washington Gas’ distribution system as part of the unbundled services offered. The delivered volumes of gas from third party shippers into Washington Gas’ distribution system rarely equal the volumes billed to third party marketer customers, resulting in transportation gas imbalances. These imbalances are usually short-term in duration, and Washington Gas monitors the activity and regularly notifies the shippers when their accounts have an imbalance. In accordance with regulatory treatment, Washington Gas does not record a receivable from or liability to third party marketers associated with gas volumes related to these transportation imbalances but, rather, reflects the financial impact as a regulatory asset or liability related to its gas cost adjustment mechanism, thereby eliminating any profit or loss that would occur as a result of the imbalance. The regulatory treatment combines the imbalance for all marketers, including WGL Energy Services, into a single “net” adjustment to the regulatory asset or liability. Refer to Note 18— Related Party Transactions for further discussion of the accounting for these imbalance transactions.

Asset Optimization Program.   Washington Gas optimizes the value of its long-term natural gas transportation and storage capacity resources by entering into physical and financial transactions in the form of forwards, futures and option contracts for periods when these resources are not being used to physically serve utility customers. Refer to “Derivative Activities” below for further discussion of the accounting for derivative transactions entered into under this program. Regulatory sharing mechanisms in all three jurisdictions allow the profit from these transactions to be shared between Washington Gas’ customers and shareholders.

All unrealized fair value gains and losses, and margins generated from the physical and financial settlement of these asset optimization contracts are recorded in “Utility cost of gas” on the income statement or, in the case of amounts to be shared with rate payers, regulatory assets/liabilities on the balance sheet.

Non-Utility Operations

Retail Energy-Marketing Segment.  WGL Energy Services sells natural gas and electricity on an unregulated basis to residential, commercial and industrial customers both inside and outside the Washington Gas service territory.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

WGL Energy Services enters into indexed or fixed-rate contracts with residential, commercial and industrial customers for sales of natural gas and electricity. Customer contracts, which typically have terms less than 24  months, but may extend up to 5 years , allow WGL Energy Services to bill customers based upon metered gas and electricity usage. Usage is measured either on a cycle basis at customer premises or based on quantities delivered to the local utility, both of which may vary by month. The billing cycles for customers do not coincide with the accounting periods used for financial reporting purposes; therefore, WGL Energy Services accrues unbilled revenues for gas and electricity delivered, but not yet billed, at the end of each accounting period. In addition, WGL Energy Services periodically makes spot sales in the wholesale market due to specific delivery requirements or to reduce customer supply costs.  Revenues are reflected in “Operating Revenues—Non utility.”

WGL Energy Services procures natural gas and electricity supply under contract structures in which it assembles the various components of supply from multiple suppliers to match its customer requirements. The cost of natural gas and electricity for these purchases is recorded using the contracted volumes and prices in “Non-Utility cost of energy-related sales.”

Commercial Energy Systems Segment.  WGL Energy Systems recognizes income and expenses for all design-build construction contracts using the percentage-of-completion method in “Operating Revenues—Non-utility” and “Non-Utility cost of energy-related sales.” WGL Energy Systems also recognizes income from its distributed energy assets based on the terms of the related power purchase agreements. Renewable Energy Certificates (RECs) are generated by WGL Energy Systems after every 1,000 Kilowatt-hours (kWh) of electricity are produced by an eligible solar facility. WGL Energy Systems recognizes income on the sale of RECs based on the contractual terms and conditions of the sale. Refer to Note 17— Other Investments for discussion of our income from operating lease arrangements and equity method investments.

Midstream Energy Services Segment.  WGL Midstream nets its revenues and costs related to its trading activities in “Operating Revenues—Non-utility”. Any profits and losses from WGL Midstream’s pipeline investments are included in “Equity in earnings of unconsolidated affiliates” in the accompanying Consolidated Statement of Income and are added to or subtracted from the carrying amount of WGL’s investment balance. Refer to Note 17— Other Investments for discussion of our pipeline equity method investments.

STORAGE GAS VALUATION METHODS

For Washington Gas and WGL Energy Services, storage gas inventories are accounted for using the first-in, first-out method. For WGL Midstream, storage gas inventory is accounted for using the weighted average cost method. Our inventory is stated at the lower-of-cost or market. Interim period inventory losses attributable to lower-of-cost or market adjustments may be reversed if the market value of the inventory is recovered by the end of the same fiscal year.

For the fiscal year ended September 30, 2017 , Washington Gas and WGL Midstream did not record a lower-of-cost or market adjustment to net income. During the fiscal year ended September 30, 2016, Washington Gas did not record a lower-of-cost or market adjustment to net income and WGL Midstream recorded quarterly adjustments that netted to zero. During the fiscal year ended September 30, 2015, Washington Gas and WGL Midstream recorded lower-of-cost or market adjustments to net income of $ (1.3) million and $ (21.5) million , respectively.

WEATHER-RELATED INSTRUMENTS

Periodically, we purchase certain weather-related instruments, such as HDD derivatives and CDD derivatives. We account for these weather related instruments in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Subtopic 815-45, Derivatives and Hedging — Weather Derivatives . For weather insurance policies and HDD derivatives, benefits or costs are ultimately recognized to the extent actual HDDs fall above or below the contractual HDDs for each instrument. Benefits or costs are recognized for CDD derivatives when the average temperature exceeds or is below a contractually stated level during the contract period. Premiums for weather-related instruments are amortized based on the pattern of normal temperature days over the coverage period. Weather-related instruments for which we collect a premium are carried at fair value. Refer to Note 14— Derivative and Weather-Related Instruments for further discussion of our weather-related instruments.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

DERIVATIVE ACTIVITIES

Regulated Utility .  Washington Gas enters into both physical and financial derivative contracts for the purchase and sale of natural gas that are subject to mark-to-market accounting. Changes in the fair value of derivative instruments recoverable or refundable to customers and therefore subject to ASC Topic 980, Regulated Operations , are recorded as regulatory assets or liabilities while changes in the fair value of derivative instruments not affected by rate regulation are reflected in earnings.

As part of its asset optimization program, Washington Gas enters into derivative contracts related to the sale and purchase of natural gas at a future price with the primary objective of securing operating margins that Washington Gas expects to ultimately realize. The derivatives used under this program may cause significant period-to-period volatility in earnings for the portion of net profits retained for shareholders; however, this earnings volatility will not change the realized margins that Washington Gas expects to earn. In accordance with ASC Topic 815, all financially and physically settled contracts under our asset optimization program are reported on a net basis in the statements of income in “Utility cost of gas”.

From time to time, Washington Gas also utilizes derivative instruments that are designed to minimize the risk of interest-rate volatility associated with planned issuances of long-term debt. Gains or losses associated with these derivative transactions are deferred as regulatory assets or liabilities and amortized to interest expense in accordance with regulatory accounting requirements. Refer to Note 14— Derivative and Weather-Related Instruments for further discussion of our derivative activities.

Non-Utility Operations.   WGL Energy Services enters into both physical and financial contracts for the purchase and sale of natural gas and electricity. WGL Energy Services designates a portion of these physical contracts related to the purchase of natural gas and electricity to serve our customers as “normal purchases and normal sales;” therefore, they are not subject to the mark-to-market accounting requirements of ASC Topic 815. WGL Energy Services records these derivatives as revenues or expenses depending on the nature of the economically hedged item. WGL Midstream enters into derivative contracts for the purpose of optimizing its storage and transportation capacity as well as managing the transportation and storage assets on behalf of third parties. The financial contracts and the portion of the physical contracts that qualify as derivative instruments are subject to the mark-to-market accounting requirements and are recorded on the balance sheet at fair value and are reflected in earnings. WGL Midstream nets financial and physical contracts in “Operating Revenues-Non-utility”. WGL may, from time to time, designate interest rate swaps used to manage the interest rate risk associated with future debt issuances, as cash flow hedges. Any gains or losses arising from the effective portion of cash flow hedges are recorded in other comprehensive income and are amortized using the effective interest rate method into earnings over the same period as the hedged interest payments are made. Gains or losses arising from the ineffective portion of cash flow hedges are recognized in earnings immediately.

INCOME TAXES

We recognize deferred income tax assets and liabilities for all temporary differences between the financial statement basis and the tax basis of assets and liabilities, including those that are currently excluded for ratemaking purposes of Washington Gas. Regulatory assets or liabilities, corresponding to such additional deferred income tax assets or liabilities, may be recorded to the extent recoverable from or payable to customers through the ratemaking process in future periods. Refer to Note 2— Regulated Operations for Washington Gas’ regulatory assets and liabilities associated with income taxes due from and due to customers at September 30, 2017 and 2016 . Amounts applicable to income taxes due from and due to customers primarily represent differences between the book and tax basis of net utility plant in service. We amortize investment tax credits as reductions to income tax expense over the estimated service lives of the related properties. Refer to Note 9— Income Taxes which provides detailed financial information related to our income taxes.

STOCK-BASED COMPENSATION

We account for stock-based compensation expense in accordance with ASC Topic 718, Compensation—Stock Compensation,  which requires us to measure and recognize stock-based compensation expense in our financial statements based on the fair value at the date of grant for our equity-classified share-based awards, which include performance shares granted to certain employees and shares issued to directors. For liability-classified share-based awards, which include performance units, we recognize stock-based compensation expense based on their fair value at the end of each reporting period. For both equity-classified and liability-classified share-based awards, we estimate forfeitures over the requisite service period when recognizing compensation expense; these estimates are periodically adjusted to the extent to which actual forfeitures differ from such estimates. Refer to Note 11— Stock-Based Compensation for further discussion of the accounting for our stock-based compensation plans.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

ASSET RETIREMENT OBLIGATIONS

Washington Gas accounts for its AROs in accordance with ASC Subtopic 410-20, Asset Retirement and Environmental Obligations—Asset Retirement Obligations. Our asset retirement obligations include the costs to cut, purge and cap Washington Gas’ distribution and transmission system and plug storage wells upon their retirement. We also have asset retirement obligations associated with our distributed generation assets. These standards require recording the estimated retirement cost over the life of the related asset by depreciating the present value of the retirement obligation, measured at the time of the asset’s acquisition, and accreting the liability until it is settled. There are timing differences between the ARO-related accretion and depreciation amounts being recorded pursuant to GAAP and the recognition of depreciation expense for legal asset removal costs that we are currently recovering in rates. These timing differences are recorded as a reduction to “Regulatory liabilities—Accrued asset removal costs” in accordance with ASC Topic 980. We do not have any assets that are legally restricted related to the settlement of asset retirement obligations.

WGL Holdings, Inc.
Changes in Asset Retirement Obligations
(In millions)
September 30,	2017	2016
Asset retirement obligations at beginning of year	$210.3	$207.7
Liabilities incurred in the period	3.0	12.1
Revaluation of asset retirement obligation	89.5	—
Liabilities settled in the period	(7.2)	(16.9)
Accretion expense	8.3	7.4
Asset retirement obligations at the end of the year (a)	$303.9	$210.3

Washington Gas Light Company
Changes in Asset Retirement Obligations
(In millions)
September 30,	2017	2016
Asset retirement obligations at beginning of year	$206.6	$205.9
Liabilities incurred in the period	2.0	10.4
Revaluation of asset retirement obligation	89.5	—
Liabilities settled in the period	(7.2)	(16.9)
Accretion expense	8.0	7.2
Asset retirement obligations at the end of the year (a)	$298.9	$206.6

(a) Includes short-term asset retirement obligations of $7.1 million and $7.2 million for fiscal year 2017 and 2016 , respectively.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

ACCOUNTING STANDARDS ADOPTED IN FISCAL YEAR 2017

Standard	Description	Date of adoption	Effect on the financial statements or other significant matters
ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability To Continue As A Going Concern

The standard requires an entity to assess the ability to continue as a going concern. The standard will require management to evaluate whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern for one year from the date the financial statements were issued.

		September 30, 2017	We have evaluated the impact of this new standard and no additional footnote disclosure is required.

ASU 2015-03 and ASU 2015-15, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Cost and Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements

The standard requires an entity to present debt issuance costs in the balance sheet as a direct deduction of the debt liability and the amortization of debt issuance costs be presented as interest expense in a manner consistent with its accounting treatment of debt discounts. The standard requires retrospective application.

An entity can defer and present debt issuance costs related to line-of-credit arrangements as an asset and subsequently amortize the deferred debt issuance costs ratably over the term of the arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement.

The new guidance does not change the recognition and measurement guidance for debt issuance costs.

October 1, 2016

Implementation of these standards resulted in a reduction of other deferred assets and long-term debt in our Consolidated Balance Sheets. The amounts that were reclassified at September 30, 2016 for WGL and Washington Gas were $9.3 million and $6.8 million, respectively.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

ASU 2015-02 and ASU 2016-17, Consolidation (Topic 810): Amendments to the Consolidation Analysis and Interests Held through Related Parties that are Under Common Control

The standards changed the analysis to be performed in determining whether certain types of legal entities should be consolidated, specifically the analysis of limited partnerships and similar entities, fee arrangements and related party relationships. The standard permits prospective or retrospective application for different parts.

The consolidation guidance was also amended as to how a reporting entity, that is the single decision maker of a VIE, should treat indirect interests in the entity held through related parties that are under common control with the reporting entity, when determining whether it is the primary beneficiary of that VIE.

	October 1, 2016	The amendments to the consolidation guidance under these standards were applied and did not have an impact on the financial statements.
ASU 2015-05, Intangibles-Goodwill and Other -Internal-Use Software (Subtopic 350-40)-Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement

The standard clarifies that a cloud computing customer may account for the arrangement as a software license when (1) the customer has a contractual right to take possession of the software at any time during the hosting period without significant penalty, and (2) it is feasible for the customer to either operate the software on its own hardware or contract with another party unrelated to the vendor to host the software. If the arrangement does not meet these criteria, it would be accounted for as a service contract and accounted for as an operating expense in the period incurred.

	October 1, 2016	WGL elected to apply the standard on a prospective basis, which did not have a material impact on the financial statements.
2015-07, Fair Value Measurement (Topic 820) - Disclosures in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent)

This standard removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value (“NAV”) per share as a practical expedient. Instead, entities would be required to disclose those investments as a reconciling item to the total fair value of investments in the disclosure and to be consistent with the amount reported in the balance sheet. Retrospective application is required.

October 1, 2016

WGL and Washington Gas do not have any financial instruments presented in the Consolidated Balance Sheets measured at NAV. Implementation of the standard affected the fair value hierarchy related to the pension plan and health and life insurance plan assets disclosed in Note 10 - Pension and Other Post-Retirement Benefit Plans.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

OTHER NEWLY ISSUED ACCOUNTING STANDARDS

Standard	Description	Required date of adoption	Effect on the financial statements or other significant matters
ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting	This standard simplifies several aspects of the accounting for share-based payment transactions, including accounting for income taxes, forfeitures, and statutory tax withholding requirements.	October 1, 2017

WGL has elected to continue to estimate forfeitures for its share-based payment awards rather than account for forfeitures when they occur. WGL and Washington Gas each expect to report $6.2 million, as a cumulative effect adjustment to retained earnings in the first quarter of fiscal year 2018 related to the recognizing all excess tax benefits previously unrecognized.

ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost

This standard requires entities to report the service cost component in the same financial statement line item as other compensation costs arising from services rendered by the pertinent employees during the period.  The other components of net benefit cost are to be presented separately from service cost and outside of operating income.  In addition, only the service cost component of net benefit cost is eligible for capitalization.  Changes to the presentation of service costs and other components of net benefit cost should be applied retrospectively. Changes in capitalization practices should be implemented prospectively.

		October 1, 2018*	We are in the process of evaluating the impact the adoption of this standard will have on our financial statements.
ASU 2016-15, Statement of Cash Flows (Topic 230)—Classification of Certain Cash Receipts and Cash Payments (a consensus of the FASB Emerging Issues Task Force)	This update provides guidance on the classification of certain cash receipts and payments in the statement of cash flows.	October 1, 2018*	We are in the process of evaluating the impact the adoption of this standard will have on our financial statements.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

ASU 2014-09, Revenue from Contracts with Customers (Topic 606), including subsequent ASUs clarifying the guidance.

ASU 2014-09 establishes a comprehensive revenue recognition model clarifying the method used to determine the timing and requirements for revenue recognition from contracts with customers. The disclosure requirements under the new standard will enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

October 1, 2018*

An implementation team is currently evaluating all revenue streams and reviewing contracts with customers, as well as, related financial statement disclosures to determine the impact the adoption of this standard will have on our financial statements. WGL is also monitoring unresolved industry specific implementation issues that could impact the timing of revenue recognition for our regulated utility tariff based sales. WGL will adopt using the modified retrospective approach.

ASU 2016-01, Financial Instruments (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities

The new standard amends certain disclosure requirements associated with the fair value of financial instruments, and significantly revises an entity’s accounting related to the classification and measurement of investments in equity securities and the presentation of certain fair value changes for financial liabilities measured at fair value.

	October 1, 2018*	We performed a preliminary evaluation and the adoption of this standard will primarily impact the disclosure of our financial instruments in our Fair Value Measurements Footnote.
ASU 2016-02, Leases (Topic 842)

This standard requires recognition of a right-to-use asset and lease liability on the statement of financial position and disclosure of key information about leasing arrangements. The standard requires application using a modified retrospective approach.

	October 1, 2019*	We are in the process of evaluating the impact the adoption of this standard will have on our financial statements.
ASU 2017-12, Derivatives and Hedging (Topic 815)—Targeted Improvements to Accounting for Hedging Activities

This standard seeks to better align risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedging results.

	October 1, 2019*	We are in the process of evaluating the impact the adoption of this standard will have on our financial statements.
ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments

For credit losses on financial instruments, this standard changes the current incurred loss impairment methodology to an expected loss methodology and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates.

	October 1, 2020*	We are in the process of evaluating the impact the adoption of this standard will have on our financial statements.

*Subject to acceleration if the merger with AltaGas is consummated due to the difference in Parent and Subsidiary fiscal year ends.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

NOTE 2. REGULATED OPERATIONS

Washington Gas accounts for its regulated operations in accordance with ASC Topic 980. This standard includes accounting principles for companies whose rates are determined by independent third party regulators. When setting rates, regulators may require us to record expense in different periods than may be appropriate for unregulated enterprises. When this occurs, Washington Gas defers the associated costs as assets (regulatory assets) on its balance sheet and records them as expenses on its income statement as it collects the revenues designed to recover these costs through customers’ rates. Further, regulators can also impose liabilities upon a company for gains previously realized or for amounts previously collected from customers for expenses expected to be incurred in the future (regulatory liabilities).

When Washington Gas files a request with certain regulatory commissions to modify customers’ rates, it may be permitted to charge customers new rates, subject to refund, until the regulatory commission renders a final decision on the amount of the authorized change in rates. During this interim period, Washington Gas records a provision for a rate refund regulatory liability based on the difference between the amount it collects in rates and the amount it expects to recover from a final regulatory decision. Similarly, Washington Gas periodically records provisions for rate refunds related to other transactions. Actual results for these regulatory contingencies are often difficult to predict and could differ significantly from the estimates reflected in the financial statements. Refer to Note 13— Commitments and Contingencies for further discussion of regulatory matters and related contingencies.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

At September 30, 2017 and 2016 , we recorded the following regulatory assets and liabilities on our balance sheets. These assets and liabilities will be recognized as revenues or expenses in future periods as they are reflected in customers’ rates.

Regulatory Assets and Liabilities
(In millions)	Regulatory Assets		Regulatory Liabilities
September 30,	2017	2016	2017	2016
Current:
Gas costs due from/to customers (a)	$0.2	$4.1	$10.6	$12.1
Interruptible sharing (a)	2.4	0.9	0.7	0.6
Revenue normalization mechanisms for Maryland and Virginia (a)	11.7	6.6	1.4	—
Accelerated replacement recovery mechanisms	7.4	3.7	1.1	0.3
Rates subject to refund (c)	—	—	9.0	—
Total current	$21.7	$15.3	$22.8	$13.0
Deferred:
Accrued asset removal costs	$—	$—	$292.2	$310.8
Deferred gas costs (a)(b)	90.1	179.9	—	—
Pension and other post-retirement benefits
Deferred pension costs—trackers (d)	19.7	29.8	—	—
ASC Topic 715 unrecognized costs/income (a)(e)
Pensions	119.6	193.4	—	—
Other post-retirement benefits	0.2	—	135.0	113.9
Total pension and other post-retirement benefits	139.5	223.2	135.0	113.9
Other:
Income tax-related amounts due from/to customers (f)	37.9	33.6	3.2	3.6
Losses/gains on issuance and extinguishments of debt and interest-rate derivative instruments (a)(g)	16.4	17.5	1.4	1.5
Deferred gain on sale of assets (a)	—	—	0.7	1.0
Rights-of-way fees (a)	—	0.3	0.7	—
Business process outsourcing and related costs (a)	8.2	9.8	—	—
Non-retirement post-employment benefits (a)(h)	17.8	19.2	—	—
Deferred integrity management expenditures (a)(i)	7.7	8.5	—	—
Recoverable portion of abandoned LNG facility	3.1	4.3	—	—
Environmental response costs (a)(j)	2.5	1.3	—	—
Other regulatory expenses	11.0	4.1	3.4	8.3
Total other	$104.6	$98.6	$9.4	$14.4
Total deferred	$334.2	$501.7	$436.6	$439.1
Total	$355.9	$517.0	$459.4	$452.1

(a) Washington Gas does not earn its overall rate of return on these assets. Washington Gas is allowed to recover and required to pay, using short-term interest rates, the carrying costs related to billed gas costs due from and to its customers in the District of Columbia and Virginia jurisdictions.

(b) Includes fair value of derivatives, which are not included in customer bills until settled.

(c) Represents provision established for interim base rate billings, subject to refund, in Virginia, effective in the December 2016 billing cycle.

(d) Relates to the District of Columbia jurisdiction.

(e) Refer to Note 10-Pension and Other Post-Retirement Benefit Plans for a further discussion of these amounts.

(f) This balance represents amounts due from customers for deferred tax liabilities related to tax benefits on deduction flowed directly to customers prior to the adoption of income tax normalization for ratemaking purposes.

(g) The losses or gains on the issuance and extinguishment of debt and interest-rate derivative instruments include unamortized balances from transactions executed in prior fiscal years. These transactions create gains and losses that are amortized over the remaining life of the debt as prescribed by regulatory accounting requirements.

(h) Represents the timing difference between the recognition of workers compensation and short-term disability costs in accordance with generally accepted accounting principles and the way these costs are recovered through rates.

(i) This balance represents amounts for deferred expenditures associated with Washington Gas’ Distribution Integrity Management Program (DIMP) in Virginia.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

(j) This balance represents allowed remediation expenditures at Washington Gas sites to be recovered through rates for Maryland and the District of Columbia. The recovery period is over several years.

As required by ASC Topic 980, Washington Gas monitors its regulatory and competitive environment to determine whether the recovery of its regulatory assets remains probable. If Washington Gas were to determine that recovery of these assets is no longer probable, it would write off the assets against earnings. We have determined that ASC Topic 980 continues to apply to our regulated operations, and the recovery of our regulatory assets at September 30, 2017 is probable.

NOTE 3. ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

The tables below provide details for the amounts included in “Accounts payable and other accrued liabilities” on the balance sheets for both WGL and Washington Gas.

WGL Holdings, Inc.
	September 30,
(In millions)	2017	2016
Accounts payable—trade	$361.6	$353.0
Employee benefits and payroll accruals	35.0	34.4
Other accrued liabilities	27.2	18.0
Total	$423.8	$405.4

Washington Gas Light Company
	September 30,
(In millions)	2017	2016
Accounts payable—trade	$174.9	$161.0
Employee benefits and payroll accruals	32.4	32.2
Other accrued liabilities	12.5	11.8
Total	$219.8	$205.0

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

NOTE 4. SHORT-TERM DEBT

WGL and Washington Gas satisfy their short-term financing requirements through the sale of commercial paper, financing arrangements with third-party lenders, or through bank borrowings. Due to the seasonal nature of the regulated utility and retail energy-marketing segments, short-term financing requirements can vary significantly during the year. Revolving credit agreements are maintained to support outstanding commercial paper and to permit short-term borrowing flexibility. The policy of each WGL and Washington Gas is to maintain bank credit facilities in amounts equal to or greater than the expected maximum commercial paper position. The following is a summary of committed credit available at September 30, 2017 and 2016 .

Committed Credit Available (In millions)
September 30, 2017	WGL (b)	Washington Gas	Total Consolidated
Committed credit agreements
Unsecured revolving credit facility, expires December 19, 2019 (a)	$650.0	$350.0	$1,000.0
Less: Commercial Paper	(382.0)	(123.0)	(505.0)
Net committed credit available	$268.0	$227.0	$495.0
Weighted average interest rate	1.52%	1.22%	1.45%
September 30, 2016
Committed credit agreements
Unsecured revolving credit facility, expires December 19, 2019 (a)	$450.0	$350.0	$800.0
Less: Commercial Paper	(227.0)	(42.0)	(269.0)
Net committed credit available	$223.0	$308.0	$531.0
Weighted average interest rate	0.73%	0.46%	0.69%

(a) Washington Gas has the right to request extensions with the banks’ approval. Washington Gas’ revolving credit facility permits it to borrow an additional $100 million , with the banks’ approval, for a total of $450 million .

(b) WGL includes WGL Holdings and all subsidiaries other than Washington Gas.

At September 30, 2017 and 2016 , there were no outstanding bank loans from WGL’s or Washington Gas’ revolving credit facilities.

Under the terms of the credit agreements, the ratio of consolidated financial indebtedness to consolidated total capitalization may not exceed 0.65 to 1.0 ( 65.0% ). At September 30, 2017 , WGL’s and Washington Gas’ ratios of consolidated financial indebtedness to consolidated total capitalization were 59.2% and 52.2% , respectively. In addition, WGL and Washington Gas are required to inform lenders of changes in corporate existence, financial conditions, litigation and environmental warranties that might have a material adverse effect. Failure to inform the lenders’ agent of these material changes might constitute default under the agreements. Another potential default may be deemed to exist if WGL or Washington Gas were to fail to pay principal or interest when due on any other indebtedness. Such defaults, if not remedied, could lead to suspension of further loans and/or acceleration in which obligations become immediately due and payable. At September 30, 2017 , WGL and Washington Gas were in compliance with all of the covenants under their revolving credit facilities.

PROJECT FINANCING

Washington Gas previously obtained third-party project financing on behalf of the federal government to provide funds during the construction of certain energy management services projects entered into under Washington Gas’ area-wide contract. In connection with work completed under the area-wide contract, the construction work is performed by WGL Energy Systems on behalf of Washington Gas and an inter-company payable is recorded for work provided by WGL Energy Systems. As work is performed, Washington Gas establishes a receivable representing the government’s obligation to remit principal and interest. The payable and receivable are equal to each other at the end of the construction period, but there may be timing differences in the recognition of the project related payable and receivable during the construction period. When these projects are formally

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

“accepted” by the government and deemed complete, Washington Gas assigns the ownership of the receivable to the third party lender in satisfaction of the obligation and removes both the receivable and the obligation related to the financing from its financial statements.

In December 2016, WGL Energy Systems entered into an agreement to obtain third-party financing and receive funds directly from the third party lender during the construction period associated with the related energy management service projects. As a result, Washington Gas will no longer be liable under future third party financing arrangements, for projects entered into under the area-wide contract. The general terms of the financing agreement are the same as the prior financing arrangements between Washington Gas and the third party lender mentioned above. Washington Gas will continue to record a receivable representing the government’s obligation, and will record an inter-company payable to WGL Energy Systems for the construction work performed for the same amount.

As of September 30, 2017 , WGL and Washington Gas recorded $85.6 million and $78.2 million , respectively in “Unbilled revenues” on the balance sheet, and $54.8 million and $43.8 million , respectively, in a corresponding short-term obligation to the lender in “Notes payable and project financing”, for energy management services projects that were not complete. At September 30, 2016 , Washington Gas recorded $73.3 million in “Unbilled revenues” on the balance sheet and a $62.4 million corresponding short-term obligation to third party lenders in “Notes payable and project financing” for energy management services projects that were not complete. WGL Energy Systems did not obtain any third-party project financing on behalf of the Federal Government for the fiscal year ended September 30, 2016. Because these projects are financed for government agencies that have minimal credit risk, and with which we have previous collection experience, neither WGL nor Washington Gas recorded a corresponding reserve for bad debts related to these receivables at September 30, 2017 or September 30, 2016 .

NOTE 5. LONG-TERM DEBT

FIRST MORTGAGE BONDS

The Mortgage of Washington Gas dated January 1, 1933 (Mortgage), as supplemented and amended, securing any First Mortgage Bonds (FMBs) it issues, constitutes a direct lien on substantially all property and franchises owned by Washington Gas, other than a small amount of property that is expressly excluded. At September 30, 2017 and 2016 , Washington Gas had no debt outstanding under the Mortgage. Any FMBs that may be issued in the future will represent indebtedness of Washington Gas.

SHELF REGISTRATION

At September 30, 2017 , WGL had capacity under a shelf registration to issue an unspecified amount of long-term debt securities and Washington Gas had capacity under a shelf registration statement to issue up to $ 100.0 million of additional medium term notes (MTNs). As a result of certain covenants included in the Merger Agreement among WGL, AltaGas and Wrangler, Inc., WGL is limited to the length of term that it may issue debt. Refer to Note 21 — Planned Merger with AltaGas Ltd. for a discussion of the proposed merger.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

UNSECURED NOTES

WGL and Washington Gas issue long-term notes with individual terms regarding interest rates, maturities and call or put options. These notes can have maturity dates of one or more years from the date of issuance. The following tables show the outstanding notes as of September 30, 2017 and 2016 .

Long-Term Debt Outstanding
($ In millions)	WGL (a)	Washington Gas	Total Consolidated
September 30, 2017
Long-term debt (b)	$550.0	$1,146.0	$1,696.0
Unamortized discount	(1.5)	(3.0)	(4.5)
Unamortized debt expenses	(2.1)	(8.5)	(10.6)
Total Long-Term Debt	$546.4	$1,134.5	$1,680.9
Weighted average interest rate	2.81%	4.89%	4.21%
September 30, 2016
Long-term debt (b)	$500.0	$946.0	$1,446.0
Unamortized discount	(1.6)	(0.1)	(1.7)
Unamortized debt expenses	(2.4)	(6.9)	(9.3)
Total Long-Term Debt	$496.0	$939.0	$1,435.0
Weighted average interest rate	2.50%	5.12%	4.21%

(a) WGL includes WGL Holdings and all subsidiaries other than Washington Gas.

(b) Includes Senior Notes and term loans for WGL and both MTNs and private placement notes for Washington Gas. Represents face value including current maturities.

The indenture for the unsecured MTNs and the note purchase agreement for the private placement notes provide that Washington Gas will not issue any FMBs under its Mortgage without securing all MTNs and the subject private placement notes with the Mortgage.

Certain of Washington Gas’ outstanding MTNs and private placement notes have a make-whole call feature that pays the holder a premium based on a spread over the yield to maturity of a U.S. Treasury security having a comparable maturity, when that particular note is called by Washington Gas before its stated maturity date. With the exception of this make-whole call feature, Washington Gas is not required to pay call premiums for calling debt prior to the stated maturity date.

On February 18, 2016, WGL entered into a credit agreement providing for a term loan facility. On February 18, 2016 and January 26, 2017, WGL borrowed $ 250 million and $50 million , respectively, under the agreement. The credit agreement provides for maturity dates of February 18, 2018 and January 26, 2019, respectively, with a one year extension option with the lenders’ approval. In addition to the initial borrowings, the credit agreement permits, with the lenders’ approval, additional borrowings of up to $50 million , for maximum potential borrowings under the credit agreement of $350 million . The interest rate on loans made under the credit agreement will be a fluctuating rate that will be determined from time to time based on parameters set forth in the credit agreement.

In addition, on September 18, 2017, Washington Gas issued an aggregate principle amount of $200 million , 3.796% medium-term notes due in 2046. The notes are subject to prepayment at Washington Gas’ option at any time in whole or from time to time in part, at a redemption price equal to the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon, plus a make-whole call premium, plus, in either such case, accrued and unpaid interest on the principal of such notes to the date of redemption. At any time on and after March 15, 2046, Washington Gas may redeem the notes on any date or dates, in whole or from time to time in part, at 100% of the principal of such notes, plus accrued and unpaid interest on the principal of such notes to the date of redemption.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

The following tables show long-term debt issuances and retirements for the years ended September 30, 2017 and 2016 .

Long-Term Debt Issuances and Retirements
($ In millions)	Principal (b)	Interest Rate		Effective Cost		Nominal Maturity Date
Year Ended September 30, 2017
WGL (a)
Issuances:
1/26/2017	$50.0	1.57	%(c)	1.57	%(c)	1/26/2019
Total	$50.0
Washington Gas
Issuances:
9/18/2017	$200.0	3.80%		3.80	%(d)	9/15/2046
Total	200.0
Total consolidated issuances	$250.0
Washington Gas
Year Ended September 30, 2016
WGL (a)
Issuances:
2/18/2016	$250.0	1.34	%(c)	1.34	%(c)	2/18/2018
Total	$250.0
Washington Gas
Issuances:
9/16/2016	$250.0	3.80%		4.01	%(d)	3/15/2046
Total	250.0
Total consolidated issuances	$500.0
Washington Gas
Retirements:
1/18/2016	$25.0	5.17%		n/a		1/18/2016
Total	$25.0

(a) WGL includes WGL Holdings and all subsidiaries other than Washington Gas.

(b) Represents face amount.

(c) Floating rate per annum that will be determined from time to time based on parameters set forth in the credit agreement. Effective cost reflects current rate.

(d) The estimated effective cost of the issued notes, including consideration of issuance fees and hedge costs.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

LONG-TERM DEBT MATURITIES

Maturities of long-term debt for each of the next five fiscal years and thereafter as of September 30, 2017 are summarized in the following table.

Long-Term Debt Maturities (a)

(In millions)	WGL (b)	Washington Gas	Total
2018	$250.0	$—	$250.0
2019	50.0	50.0	100.0
2020	100.0	50.0	150.0
2021	—	—	—
2022	—	—	—
Thereafter	150.0	1,046.0	1,196.0
Total	$550.0	$1,146.0	$1,696.0
Less: current maturities	250.0	—	250.0
Total non-current	$300.0	$1,146.0	$1,446.0

(a) Excludes unamortized discounts and debt issuance costs of $ 3.6 million and $11.5 million at September 30, 2017 , for WGL and Washington Gas, respectively.

(b) WGL includes WGL Holdings and all subsidiaries other than Washington Gas.

NOTE 6. COMMON STOCK — WGL

COMMON STOCK OUTSTANDING

Shares of common stock outstanding were 51,219,000 and 51,080,612 at September 30, 2017 and 2016 , respectively.

COMMON STOCK RESERVES

At September 30, 2017 , there were 8,114,587 authorized, but unissued, shares of common stock reserved under the following plans:

Common Stock Reserves

Reserve for:	Number of Shares
Omnibus incentive compensation plans (a)	2,686,036
Dividend reinvestment and common stock purchase plan	2,749,099
Employee savings plans	637,196
Directors’ stock compensation plan	61,224
ATM program	1,981,032
Total common stock reserves	8,114,587

(a) In March 2007, WGL adopted a shareholder-approved Omnibus Incentive Compensation Plan to replace on a prospective basis the 1999 Incentive Compensation Plan. In December 2015, the Board of Directors approved the 2016 Omnibus Incentive Compensation Plan that became effective upon shareholder approval at WGL’s Annual Meeting of Shareholders on March 1, 2016. The plan was included as an exhibit to WGL’s proxy statement under cover of Form 14A filed on January 20, 2016. WGL no longer makes equity grants under the 2007 Omnibus Incentive Compensation Plan (but shares issued pursuant to outstanding grants under the 2007 plan will be issued pursuant to that plan). Refer to Note 11—Stock-Based Compensation for a discussion regarding our stock-based compensation plans.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

On November 24, 2015, WGL entered into an equity distribution agreement and filed a prospectus supplement relating to a continuous offering under which WGL may sell common stock with an aggregate sales price of up to $ 150 million through an at-the-market (ATM) program. Sales of common stock can be made by means of privately negotiated transactions, as transactions on the New York Stock Exchange at market prices or in such other transactions as agreed upon by WGL and the sales agents and in accordance with applicable securities laws. During the fiscal year ended September 30, 2016 , WGL issued 1,162,305 shares of common stock under the ATM program for gross proceeds of $78.2 million . There were no common shares issued under the ATM program during the fiscal year ended September 30, 2017 due to the Merger Agreement.

NOTE 7. PREFERRED STOCK

Washington Gas has three series of cumulative preferred stock outstanding, and each series is subject to redemption by Washington Gas. All three series have a dividend preference that prohibits Washington Gas from declaring and paying dividends on shares of its common stock unless dividends on all outstanding shares of the preferred stock have been fully paid for all past quarterly dividend periods. In addition, all outstanding shares of preferred stock have a preference as to the amounts that would be distributed in the event of a liquidation or dissolution of Washington Gas. The following table presents this information, as well as call prices for each preferred stock series outstanding.

Preferred Stock
Preferred		Liquidation Preference
Series	Shares	Per Share		Call Price
Outstanding	Outstanding	Involuntary	Voluntary	Per Share
$4.80	150,000	$100	$101	$101
$4.25	70,600	$100	$105	$105
$5.00	60,000	$100	$102	$102

NOTE 8. EARNINGS PER SHARE

Basic EPS of WGL is computed by dividing net income by the weighted average number of common shares outstanding during the reported period. Diluted EPS assumes the issuance of common shares pursuant to stock-based compensation plans at the beginning of the applicable period unless the effect of such issuance would be anti-dilutive (refer to Note 11 —Stock-Based Compensation ).

For the fiscal year ended September 30, 2017 , there were no outstanding stock options and there were no anti-dilutive shares excluded from the calculation of diluted EPS. For the fiscal year ended September 30, 2016 , we had 86,500 weighted average performance shares issuable pursuant to our stock-based compensation plans that were excluded from the diluted share calculation due to the anti-dilutive effect of such shares. For the fiscal year ended September 30, 2015 , there were no anti-dilutive shares excluded from the calculation of diluted EPS. The following table reflects the computation of our basic and diluted EPS for the fiscal years ended September 30, 2017 , 2016 and 2015 .

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Basic and Diluted EPS
	Years Ended September 30,
(In thousands, except per share data)	2017	2016	2015
Basic earnings per average common share:

Net income applicable to common stock	$192,620	$167,594	$131,259

Average common shares outstanding—basic	51,205	50,369	49,794

Basic earnings per average common share	$3.76	$3.33	$2.64
Diluted earnings per average common share:

Net income applicable to common stock	$192,620	$167,594	$131,259
Average common shares outstanding—basic	51,205	50,369	49,794

Stock-based compensation plans	270	195	266
Total average common shares outstanding—diluted	51,475	50,564	50,060

Diluted earnings per average common share	$3.74	$3.31	$2.62

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

NOTE 9. INCOME TAXES

WGL files a consolidated federal tax return and state returns where there is a business presence. We are no longer subject to income tax examinations by the Internal Revenue Service (IRS) for years ended prior to September 30, 2013 except for pending carryback refund claims. Substantially all state income tax years in major jurisdictions are closed for years ended prior to September 30, 2013.

WGL and each of its subsidiaries participate in a tax sharing agreement that establishes the method for allocating tax benefits from losses that are utilized on the consolidated income tax return. The consolidated tax is apportioned among the subsidiaries on the separate return method and losses are allocated to the subsidiaries that have taxable income pro-rata basis. In fiscal year 2017 , Washington Gas recognized a receivable for $ 18.6 million from subsidiaries with taxable income for the utilization of Washington Gas’ net operating loss pursuant to the tax sharing agreement. State income tax returns are filed on a separate company basis in most states where we have operations and/or a requirement to file.

On September 13, 2013, the U.S. Treasury Department issued final income tax regulations to address the costs incurred in acquiring, producing, or improving tangible property. The regulations are effective for WGL and Washington Gas for the tax year beginning October 1, 2014. WGL and Washington Gas filed Forms 3115 along with its income tax return for the year ended September 30, 2015 in June 2016. The financial impact of these regulations did not have a material impact on the financial statements.

On October 1, 2015, WGL and Washington Gas early adopted ASU 2015-17. This standard amends the requirements to separately classify deferred income tax liabilities and assets into current and non-current amounts on a classified balance sheet, and requires all deferred income tax liabilities and assets to be offset by taxing jurisdiction and classified as non-current. WGL and Washington Gas applied ASU 2015-17 retrospectively. As a result of the retrospective adoption, $ 32.8 million and $ 24.7 million were reclassified from “Current Assets-Deferred income taxes” to “Deferred Credits-Deferred income taxes” on WGL’s and Washington Gas’ September 30, 2015 balance sheets, respectively.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

The tables below provide the following for WGL and Washington Gas: (i)  the components of income tax expense; (ii)  a reconciliation between the statutory federal income tax rate and the effective income tax rate and (iii)  the components of accumulated deferred income tax assets and liabilities at September 30, 2017 and 2016 .

WGL Holdings, Inc.
Components of Income Tax Expense
	Years Ended September 30,
(In thousands)	2017	2016	2015
INCOME TAX EXPENSE
Current:
Federal	$430	$(57,690)	$(18,639)
State	3,267	(1,983)	2,977
Total current	3,697	(59,673)	(15,662)
Deferred:
Federal
Accelerated depreciation	83,637	93,175	71,529
Other	13,042	49,638	17,726
State
Accelerated depreciation	15,097	12,993	13,739
Other	3,190	8,073	1,411
Total deferred	114,966	163,879	104,405
Amortization of investment tax credits	(7,504)	(6,132)	(4,939)
Total income tax expense	$111,159	$98,074	$83,804

WGL Holdings, Inc.
Reconciliation Between the Statutory Federal Income Tax Rate and Effective Tax Rate
	Years Ended September 30,
($ In thousands)	2017		2016		2015
Income taxes at statutory federal income tax rate	$101,157	35.00%	$93,253	35.00%	$75,760	35.00%
Increase (decrease) in income taxes resulting from:
Accelerated depreciation less amount deferred	589	0.20	908	0.34	1,187	0.55
Amortization of investment tax credits	(7,504)	(2.60)	(6,132)	(2.30)	(4,939)	(2.28)
Cost of removal	(2,944)	(1.02)	(3,722)	(1.40)	(2,721)	(1.26)
State income taxes-net of federal benefit	12,601	4.36	12,969	4.87	11,109	5.13
ASDHI impairment	—	—	—	—	1,969	0.91
Merger related costs	2,292	0.79	—	—	—	—
Non-controlling interest	5,627	1.95	—	—	—	—
Other items-net	(659)	(0.23)	798	0.30	1,439	0.66
Total income tax expense and effective tax rate	$111,159	38.45%	$98,074	36.81%	$83,804	38.71%

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

WGL Holdings, Inc.
Components of Accumulated Deferred Income Tax Assets (Liabilities)
(In thousands)	2017	2016
Deferred income tax assets:
Pensions	$42,593	$60,685
Uncollectible accounts	10,617	12,441
Inventory overheads	6,617	5,046
Employee compensation and benefits	45,202	49,443
Derivatives	13,802	58,203
Deferred gas costs	1,485	—
Solar grant/investment tax credit	61,773	64,149
Tax credit carry forward	160,077	118,980
Net operating loss	30,278	27,741
Other (a)	2,693	1,075
Total assets	375,137	397,763
Deferred income tax liabilities:
Other post-retirement benefits	90,031	69,899
Accelerated depreciation and other plant related items	1,068,951	949,807
Losses/gains on reacquired debt	1,047	1,155
Income taxes recoverable through future rates	33,502	71,352
Deferred gas costs	—	1,696
Partnership basis differences	46,968	27,532
Valuation allowances	2,188	2,188
Total liabilities	1,242,687	1,123,629
Net accumulated deferred income tax assets (liabilities)	$(867,550)	$(725,866)

(a) For the fiscal years ended September 30, 2017 and 2016, amount includes $ 0.5 million and $ 0.9 million , respectively, in deferred income tax assets reported in “Deferred charges and other assets” on the consolidated balance sheet.

Washington Gas Light Company
Components of Income Tax Expense
	Years Ended September 30,
(In thousands)	2017	2016	2015
INCOME TAX EXPENSE
Current:
Federal	$1,722	$(48,064)	$(5,305)
State	1,283	(2,957)	907
Total current	3,005	(51,021)	(4,398)
Deferred:
Federal
Accelerated depreciation	83,009	93,385	71,046
Other	(18,419)	13,826	(6,619)
State
Accelerated depreciation	15,033	13,081	13,701
Other	(2,037)	3,190	(1,507)
Total deferred	77,586	123,482	76,621
Amortization of investment tax credits	(751)	(795)	(832)
Total income tax expense	$79,840	$71,666	$71,391

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Washington Gas Light Company
Reconciliation Between the Statutory Federal Income Tax Rate and Effective Tax Rate
	Years Ended September 30,
($ In thousands)	2017		2016		2015
Income taxes at statutory federal income tax rate	$74,071	35.00%	$64,673	35.00%	$63,024	35.00%
Increase (decrease) in income taxes resulting from:
Accelerated depreciation less amount deferred	1,922	0.91	1,936	1.05	2,108	1.17
Amortization of investment tax credits	(751)	(0.35)	(795)	(0.43)	(832)	(0.46)
Cost of removal	(2,944)	(1.39)	(3,722)	(2.01)	(2,721)	(1.51)
State income taxes-net of federal benefit	8,610	4.07	8,310	4.50	8,986	4.99
Consolidated tax sharing allocation	—	—	1,073	0.58	(533)	(0.30)
Other items-net	(1,068)	(0.50)	191	0.10	1,359	0.76
Total income tax expense and effective tax rate	$79,840	37.74%	$71,666	38.79%	$71,391	39.65%

Washington Gas Light Company
Components of Accumulated Deferred Income Tax Assets (Liabilities)
(In thousands)	2017	2016
Deferred income tax assets:
Pensions	$41,907	$59,878
Uncollectible accounts	7,815	8,054
Inventory overheads	6,617	5,046
Employee compensation and benefits	47,479	43,755
Derivatives	11,187	27,394
Deferred gas costs	1,485	—
Net operating loss	—	24,588
Total assets	116,490	168,715
Deferred income tax liabilities:
Other post-retirement benefits	89,494	69,520
Accelerated depreciation and other plant related items	876,235	783,919
Losses/gains on reacquired debt	1,047	1,155
Income taxes recoverable through future rates	33,324	71,063
Deferred gas costs	—	1,696
Other	4,775	5,082
Total liabilities	1,004,875	932,435
Net accumulated deferred income tax assets (liabilities)	$(888,385)	$(763,720)

In June 2017 , we filed our tax return for the year ended September 30, 2016 .

The following table summarizes the change in unrecognized tax benefits during fiscal year 2017 , 2016 , 2015 and our total unrecognized tax benefits at September 30, under the provisions of ASC Topic 740, Income Taxes:

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Unrecognized Tax Benefits
(In thousands)	2017	2016	2015
Total unrecognized tax benefits, October 1,	$42,283	$38,627	$32,613
Increases in tax positions relating to current year	10,766	10,645	12,848
Decreases in tax positions relating to prior year	(5,040)	(6,989)	(6,834)
Total unrecognized tax benefits, September 30,	$48,009	$42,283	$38,627

During the year, the unrecognized tax benefits for WGL and Washington Gas increased by approximately $5.7 million relating to uncertain tax positions, primarily due to the change in tax accounting for repairs. If the amounts of unrecognized tax benefits are eventually realized, it would not materially impact the effective tax rate. It is reasonably possible that the amount of the unrecognized tax benefit with respect to some of WGL’s and Washington Gas’ uncertain tax positions will significantly increase or decrease in the next 12 months. The IRS completed its audit of the tax years related to the change in accounting method for repairs without proposing any changes, however, they could re-examine this issue in the future.

WGL and Washington Gas recognize any accrued interest associated with uncertain tax positions in interest expense and recognizes any accrued penalties associated with uncertain tax positions in other expenses in the statements of income. During the fiscal year ended September 30, 2017 , 2016, and 2015, there was no accrued interest expense associated with uncertain tax positions.

NOTE 10. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS

Washington Gas maintains a qualified, trusteed, non-contributory defined benefit pension plan (qualified pension plan) covering most active and vested former employees of Washington Gas and certain employees of WGL subsidiaries. The non-contributory defined benefit pension plan is closed to all employees hired on or after January 1, 2010 and instead employees are eligible to receive supplemental contributions to their defined-contribution savings plan. Washington Gas accounts for the qualified pension plan and other post-retirement benefit plans under the provisions of ASC 715, Compensation-Retirement Benefits.

Several executive officers of Washington Gas also participate in a non-funded defined benefit supplemental executive retirement plan (DB SERP), a non-qualified pension plan. A rabbi trust has been established for the potential future funding of the DB SERP liability. The DB SERP was closed to new entrants beginning January 1, 2010 and instead, executive officers are eligible to participate in a non-funded defined contribution SERP (DC SERP). In addition, effective January 1, 2010, Washington Gas established a non-funded defined benefit restoration plan (DB restoration) for the purpose of providing supplemental pension and pension-related benefits to a select group of management employees.

WGL subsidiaries offer defined-contribution savings plans to all eligible employees. These plans allow participants to defer on a pre-tax or after-tax basis, a portion of their salaries for investment in various alternatives. We make matching contributions to the amounts contributed by employees in accordance with the specific plan provisions. Total matching contributions to our savings plans were $5.1 million , $5.1 million and $4.6 million during fiscal years ended September 30, 2017 , 2016 and 2015 , respectively. All employees not earning benefits in the qualified pension plan receive an employer provided supplemental contribution ranging from 4% to 6% depending on years of service. Total supplemental contributions to the plan were $2.9 million , $2.6 million and $2.1 million during fiscal years ended September 30, 2017 , 2016 and 2015 , respectively.

Washington Gas provides certain healthcare and life insurance benefits for retired employees of Washington Gas and certain employees of WGL subsidiaries. Substantially all employees of Washington Gas may become eligible for such benefits if they attain retirement status while working for Washington Gas. For eligible retirees and dependents not yet receiving Medicare benefits, Washington Gas provides medical, prescription drug and dental benefits through Preferred Provider Organization (PPO) or Health Maintenance Organization (HMO) plans. On April 24, 2014, Washington Gas replaced the existing retiree medical, prescription drug and dental benefit plan options for Medicare-eligible retirees age 65 and older with a special tax-free HRA plan effective January 1, 2015. With the introduction of the new plan, participating retirees and dependents will receive an annual subsidy to help purchase supplemental medical, prescription drug and dental coverage in the marketplace. As part of the new HRA plan, participants who enroll in a Medicare Part D prescription drug plan and meet the

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

threshold for Medicare catastrophic prescription drug coverage will be eligible for an additional reimbursement of their out-of-pocket prescription drug costs in excess of the threshold. Retirees and dependents under age 65 will still be covered under the existing Washington Gas Light Company Retiree Medical Plan until they become eligible for Medicare at age 65 and can obtain coverage through the new HRA plan. Washington Gas accounts for these benefits under the provisions of ASC 715, Compensation-Retirement Benefits.

On September 25, 2015, the Washington Gas Light Company Retiree Medical Plan was amended to limit the aggregate cost of applicable employer-sponsored coverage, thereby avoiding the 40% excise tax enacted by the Patient Protection and Affordable Care Act of 2010. The resolution, which is effective September 30, 2015 applies to plan years beginning on or after January 1, 2018, and includes a limit of $11,850 per participant, with a maximum limit of $30,950 for family coverage. This amendment resulted in a prior service credit of $26.1 million .

Almost all costs associated with Washington Gas’ defined benefit post-retirement plans have historically been, and are expected to be, recovered through Washington Gas’ rates. Therefore, in accordance with ASC Topic 980 and ASC Topic 715, Washington Gas established a regulatory asset/liability for the substantial majority of the unrecognized costs/income associated with its defined benefit post-retirement plans. To the extent these amounts will not be recovered through Washington Gas’ rates, they are recorded directly to “Accumulated other comprehensive loss, net of taxes.”

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Obligations and Assets

Washington Gas uses a measurement date of September 30 for its pension, and retiree healthcare and life insurance benefit plans. The following table provides certain information about Washington Gas’ post-retirement benefits:

Post-Retirement Benefits
			Health and Life Benefits
(In millions)	Pension Benefits (a)
Year Ended September 30,	2017	2016	2017	2016
Change in projected benefit obligation (b)
Benefit obligation at beginning of year	$1,069.3	$947.5	$324.3	$299.9
Service cost	16.5	14.2	5.8	4.6
Interest cost	38.4	41.3	11.7	13.1
Change in plan benefits	—	0.5	1.1	—
Actuarial loss (gain)	(28.2)	110.5	(18.9)	19.5
Retiree contributions	—	—	1.6	2.3
Employer group waiver plan rebates	—	—	0.2	1.2
Benefits paid	(48.5)	(44.7)	(16.8)	(16.3)
Projected benefit obligation at end of year (b)	$1,047.5	$1,069.3	$309.0	$324.3
Change in plan assets
Fair value of plan assets at beginning of year	$850.0	$780.2	$505.0	$438.5
Actual return on plan assets	68.6	115.0	48.1	65.1
Company contributions	4.4	1.8	8.2	14.9
Retiree contributions and employer group waiver plan rebates	—	—	1.8	3.5
Expenses	(2.0)	(2.3)	(5.8)	(0.7)
Benefits paid	(48.5)	(44.7)	(16.8)	(16.3)
Fair value of plan assets at end of year	$872.5	$850.0	$540.5	$505.0
Funded status at end of year	$(175.0)	$(219.3)	$231.5	$180.7
Total amounts recognized on balance sheet
Non-current asset	$—	$—	$231.5	$180.7
Current liability	(6.5)	(6.3)	—	—
Non-current liability	(168.5)	(213.0)	—	—
Total recognized	$(175.0)	$(219.3)	$231.5	$180.7

(a) The DB SERP and DB Restoration, included in pension benefits in the table above, have no assets.

(b) For the Health and Life Benefits, the change in projected benefit obligation represents the accumulated benefit obligation.

The following table provides the projected benefit obligation (PBO) and accumulated benefit (ABO) for the qualified pension plan, DB SERP and DB Restoration at September 30, 2017 and 2016 .

Projected and accumulated benefit obligation
(In millions)	Qualified Pension Plan		DB SERP		DB Restoration
September 30,	2017	2016	2017	2016	2017	2016
Projected benefit obligation	$983.1	$1,005.0	$60.2	$60.4	$4.2	$3.9
Accumulated benefit obligation	$905.8	$922.3	$57.5	$56.5	$3.0	$2.3

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

AMOUNTS RECOGNIZED IN REGULATORY ASSETS/LIABILITIES AND ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table provides amounts recorded to regulatory assets, regulatory liabilities and accumulated other comprehensive loss/(income) at September 30, 2017 and 2016 :

Unrecognized Costs/Income Recorded on the Balance Sheet
(In millions)	Pension Benefits		Health and Life Benefits
September 30,	2017	2016	2017	2016
Actuarial net loss (gain)	$136.1	$211.9	$(21.8)	$18.1
Prior service cost (credit)	1.2	1.5	(124.9)	(142.5)
Total	$137.3	$213.4	$(146.7)	$(124.4)
Regulatory asset (liability) (a)	$119.6	$193.4	$(137.2)	$(118.0)
Pre-tax accumulated other comprehensive loss (gain) (b)	17.7	20.0	(9.5)	(6.4)
Total	$137.3	$213.4	$(146.7)	$(124.4)

(a) The regulatory liability recorded on our balance sheets at September 30, 2017 and 2016 is net of a deferred income tax benefit of $ 2.2 million and $4.1 million , respectively.

(b) The total amount of accumulated other comprehensive loss recorded on our balance sheets at September 30, 2017 and 2016 is net of an income tax benefit of $3.6 million and $5.8 million , respectively.

The following table provides amounts that are included in regulatory assets/liabilities and accumulated other comprehensive loss associated with our unrecognized pension and other post-retirement benefit costs that were recognized as components of net periodic benefit cost during fiscal year 2017 .

Amounts Recognized During Fiscal Year 2017
	Regulatory assets/liabilities		Accumulated other comprehensive loss
(In millions)	Pension Benefits	Health and Life Benefits	Pension Benefits	Health and Life Benefits
Actuarial net loss	$19.9	$0.7	$2.1	$—
Prior service cost (credit)	0.2	(16.7)	0.1	(0.9)
Total	$20.1	$(16.0)	$2.2	$(0.9)

The following table provides amounts that are included in regulatory assets/liabilities and accumulated other comprehensive loss associated with our unrecognized pension and other post-retirement benefit costs that are expected to be recognized as components of net periodic benefit cost during fiscal year 2018 .

Amounts to be Recognized During Fiscal Year 2018
	Regulatory assets/liabilities		Accumulated other comprehensive loss
(In millions)	Pension Benefits	Health and Life Benefits	Pension Benefits	Health and Life Benefits
Actuarial net loss	$13.5	$—	$2.1	$—
Prior service cost (credit)	0.2	(16.5)	0.1	(1.1)
Total	$13.7	$(16.5)	$2.2	$(1.1)

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Realized and unrealized gains and losses for assets under Washington Gas’ post-retirement benefit plans are spread over a period of five years. Each year, 20% of the prior five years’ asset gains and losses are recognized. The market-related value of assets is equal to the market value of assets less the following percentages of prior years’ realized and unrealized gains and losses on equities: 80% of the prior year, 60% of the second prior year, 40% of the third prior year and 20% of the fourth prior year.

Net Periodic Benefit Cost

The components of the net periodic benefit costs (income) for fiscal years ended September 30, 2017 , 2016 and 2015 related to pension and other post-retirement benefits were as follows:

Components of Net Periodic Benefit Costs (Income)
(In millions)	Pension Benefits			Health and Life Benefits
Year Ended September 30,	2017	2016	2015	2017	2016	2015
Service cost	$16.5	$14.2	$15.5	$5.8	$4.6	$7.1
Interest cost	38.4	41.3	39.1	11.7	13.1	14.7
Expected return on plan assets	(41.0)	(40.9)	(44.6)	(22.1)	(20.4)	(20.8)
Recognized prior service cost (credit)	0.3	0.3	0.3	(17.7)	(17.7)	(15.3)
Recognized actuarial loss	22.0	16.9	18.7	1.9	1.2	4.4
Net periodic benefit cost	36.2	31.8	29.0	(20.4)	(19.2)	(9.9)
Amount allocated to construction projects	(6.4)	(5.6)	(4.6)	4.6	4.1	1.9
Amount deferred as regulatory asset (liability)-net	6.9	7.1	7.1	—	(0.2)	(0.2)
Amount charged (credited) to expense	$36.7	$33.3	$31.5	$(15.8)	$(15.3)	$(8.2)

Amounts included in the line item “Amount deferred as regulatory asset/liability-net,” as shown in the table above, represent the amortization of previously unrecovered costs of the applicable pension benefits or the health and life benefits as approved in the District of Columbia through 2019.

ASSUMPTIONS

The weighted average assumptions used to determine net periodic benefit obligations and net periodic benefit costs were as follows:

Benefit Obligations Assumptions
	Pension Benefits		Health and Life Benefits
September 30,	2017	2016	2017	2016
Discount rate (a)	3.60%-3.90%	3.40%-3.70%	3.90%	3.70%
Rate of compensation increase	3.50%-4.10%	3.50%-4.10%	4.10%	4.10%

(a) The increase in the discount rate in fiscal year 2017 compared to prior year primarily reflects the increase in long-term interest rates.

Net Periodic Benefit Cost Assumptions
	Pension Benefits			Health and Life Benefits
Years Ended September 30,	2017	2016	2015	2017	2016	2015
Discount rate (a)	3.40%-3.70%	4.10%-4.50%	4.00%-4.40%	3.70%	4.50%	4.40%
Expected long-term return on plan assets (b)	5.75%	6.00%	6.75%	5.50%	5.75%	6.25%
Rate of compensation increase (c)	3.50%-4.10%	3.50%-4.10%	3.50%-4.10%	4.10%	4.10%	4.10%

(a) The changes in the discount rates over the last three fiscal years primarily reflect the changes in long-term interest rates.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

(b) For health and life benefits, the expected returns for certain funds may be lower due to certain portions of income that are subject to an assumed income tax rate of 44.8% .

(c) The changes in the rate of compensation reflects the best estimates of actual future compensation levels including consideration of general price levels, productivity, seniority, promotion, and other factors such as inflation rates.

Discount Rate

Washington Gas determines the discount rate based on a portfolio of high quality fixed-income investments (AA- as assigned by Standard & Poor’s or Aa3 as assigned by Moody’s or better) whose cash flows would cover our expected benefit payments.

Expected long-term return on plan assets

Washington Gas determines the expected long-term rate of return on plan assets by averaging the expected earnings for the target asset portfolio. In developing the expected rate of return assumption, Washington Gas evaluates an analysis of historical actual performance and long-term return projections, which gives consideration to our asset mix and anticipated length of obligation of our plan.

Mortality Assumptions

During the fiscal year ended September 30, 2015, Washington Gas adopted new mortality assumptions for its pension and other post-retirement benefit obligations, which reflect increased life expectancies in the U.S. The adoption of new mortality assumptions increased the projected benefit obligations for Washington Gas’ pension and other post-retirement benefit by $46.8 million and $15.3 million , respectively. At September 30, 2017 and 2016 there were no changes to the mortality assumptions.

Healthcare cost trend

Washington Gas assumed the healthcare cost trend rates related to the accumulated post-retirement benefit obligation as of September 30, 2017, for non-Medicare eligible retirees, to be 6.3% for fiscal year 2018. Washington Gas expects the trend rate to decrease to 6.0% in fiscal year 2019 and 2.2% in fiscal year 2020, and remain at that level thereafter. The healthcare cost trend rate used to measure the accumulated post-retirement benefit obligation for non-Medicare eligible retirees as of September 30, 2016 was 6.3% for fiscal year 2017 . This rate was expected to decrease to  3.2%  in fiscal year 2018,  2.2%  in fiscal year 2019 and remain at that level thereafter.

Healthcare Trend
(In millions)	One Percentage-Point Increase	One Percentage-Point Decrease
Increase (decrease) total service and interest cost components	$0.6	$(0.5)
Increase (decrease) post-retirement benefit obligation	$5.5	$(4.9)

For Medicare eligible retirees age 65 and older that will receive a subsidy each year as a benefit from the HRA plan, Washington Gas assumed no increase to the annual subsidy in fiscal years 2017 and 2018 and a  3.0%  increase thereafter in order to approximate possible future increases to the stipend. While the plan terms do not guarantee increases to the stipend, Washington Gas intends to review the stipend annually.

INVESTMENT POLICIES AND STRATEGIES

The investment objective of the qualified pension, healthcare, and life insurance benefit plans (“Plan” or “Plans”) is to allocate each Plan’s assets to appropriate investment asset classes (asset categories) so that the benefit obligations of each Plan are adequately funded, consistent with appropriate risk tolerance guidelines for the Plans’ and Washington Gas’ tolerance for risk. Washington Gas’ portion of retired employee healthcare and life insurance benefits obligation is funded through two trusts: (i) the Washington Gas Light Company Post-retirement Benefit Master Trust for Retired Previously Union-Eligible Employees (“union-eligible trust”) and (ii) the Washington Gas Light Company Post-retirement Benefit Master Trust for Retired Management Employees (“management trust”).

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

In order to best achieve the investment objectives for each Plan, strategic allocation targets and ranges are established that control exposure to selected investment asset classes. Target qualified pension plan trust asset allocations are 32% U.S. Equities, 8% International Equities, 5% Real Estate and 55% Fixed Income. Target asset allocations are 50% U.S. Large-Cap Equities and 50% Fixed Income for the union-eligible trust. Target asset allocations are 60% U.S. Large-Cap Equities and 40% Fixed Income for the management trust. Actual asset balances are reviewed monthly and are allowed to range within plus or minus 5% or less of the target allocations. Assets are generally rebalanced to target allocations before actual amounts fall below or rise above the allowable ranges.

Asset/liability modeling (ALM) is used to test the benefits and risks of several potential strategic asset allocation mixes. Simulated investment performance results based on assumptions about expected return, volatility, and correlation characteristics of the selected asset classes are tested for their effects on contributions, pension expense, PBO funded status, and downside Value at Risk metrics over a ten-year planning time horizon. Important outcomes from past ALM studies include decisions to increase fixed income exposure, lengthen the duration of those fixed income assets and implement a dynamic asset allocation strategy that allows for the de-risking of the portfolio over time. Under this strategy, the target fixed income allocation percentage is increased by 5% for each 5% improvement in the qualified pension plan’s funded ratio, as measured by an investment consultant. This strategy resulted in portfolio de-risking during May 2017 when Fixed Income and U.S. Equities exposures were increased and reduced, respectively.

The most recent pension plan ALM study was completed during November 2014. The study did not result in any changes to investment strategy. A new ALM study is expected to be presented in December 2017.

For the qualified pension plan, Washington Gas’ funding policy is to contribute an amount sufficient to satisfy the minimum annual funding requirements under the Pension Protection Act. Any contributions above the minimum annual funding requirements would be limited to amounts that are deductible under appropriate tax law. For the healthcare and life insurance benefit plans, Washington Gas’ funding policy is to contribute amounts that are collected from ratepayers.

Significant amounts of each various Plan’s assets are managed by the same financial institution. Each Plan has a high exposure to U.S. based investments. There are no other significant risk concentrations related to investments in any entity, industry, country, commodity, or investment fund.

Commingled funds are employed in the management of qualified pension plan trust, management trust, and union-eligible trust assets. A publicly offerable mutual fund and a separately managed portfolio are also employed in the management of qualified pension plan trust and management trust assets, respectively.

U.S. and international equity assets are diversified across sectors, industries, and investment styles. Fixed income assets are primarily diversified across U.S. government and investment grade corporate debt instruments, with some exposure to foreign sovereign debt and minor exposure to non-investment-grade securities. Real estate is diversified geographically across the U.S. by property type.

The qualified pension plan’s investment policy allows the use of futures, options, and other derivatives for purposes of reducing portfolio risk and as a low-cost option for gaining market exposure, but derivatives may not be used for leverage. The qualified pension plan’s investment policy prohibits investments in Washington Gas securities. The prohibition applies to separately managed portfolios but does not apply to any commingled fund investments.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

The following tables present the fair value of the pension plan assets and health and life insurance plan assets by asset category as of September 30, 2017 and 2016 :

Pension Plan Assets
($ In millions)					% of
At September 30, 2017	Level 1	Level 2	Level 3	Total	Total
Cash and cash equivalents	$0.7	$—	$—	$0.7	0.1%
Equity securities
Preferred Securities	—	0.6	—	0.6	0.1
Fixed income securities
U.S. Treasuries	—	140.9	—	140.9	16.2
U.S. Corporate Debt	—	232.3	—	232.3	26.6
U.S. Agency Obligations and Government Sponsored Entities	—	20.0	—	20.0	2.3
Asset-Backed Securities	—	2.0	—	2.0	0.2
Municipalities	—	14.9	—	14.9	1.7
Non-U.S. Corporate Debt	—	48.1	—	48.1	5.5
Repurchase Agreement (a)	—	3.7	—	3.7	0.4
Other (b)	—	6.7	—	6.7	0.8
Mutual Funds (c)	41.4	—	—	41.4	4.7
Derivatives (d)	—	1.9	—	1.9	0.2
Total investments in the fair value hierarchy	$42.1	$471.1	$—	$513.2	58.8%
Investments measured at net asset value using the NAV practical expedient (e)
Commingled Funds and Pooled Separate Accounts (f)				324.4	37.2%
Private Equity/Limited Partnership (g)				37.6	4.3%
Total fair value of plan investments				875.2	100.3%
Net payable (h)				(2.7)	(0.3)
Total plan assets at fair value				$872.5	100.0%

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Pension Plan Assets
($ In millions)					% of
At September 30, 2016	Level 1	Level 2	Level 3	Total	Total
Cash and cash equivalents	$0.3	$—	$—	$0.3	—%
Equity securities
U.S. Small Cap	36.5	—	—	36.5	4.3
Preferred Securities	—	1.1	—	1.1	0.1
Fixed income securities
U.S. Treasuries	—	135.4	—	135.4	15.9
U.S. Corporate Debt	—	200.6	—	200.6	23.6
U.S. Agency Obligations and Government Sponsored Entities	—	18.2	—	18.2	2.1
Asset-Backed Securities and Collateralized Mortgage Obligations	—	1.5	—	1.5	0.2
Municipalities	—	13.7	—	13.7	1.6
Non-U.S. Corporate Debt	—	45.5	—	45.5	5.4
Other (b)	—	6.8	—	6.8	0.8
Mutual Funds (c)	34.0	—	—	34.0	4.0
Derivatives (d)	—	1.2	—	1.2	0.2
Total investments in the fair value hierarchy	$70.8	$424.0	$—	$494.8	58.2%
Investments measured at net asset value using the NAV practical expedient (e)
Commingled Funds and Pooled Separate Accounts (f)				$324.7	38.2%
Private Equity/Limited Partnership (g)				$31.8	3.8%
Total fair value of plan investments				851.3	100.2%
Net payable (h)				(1.3)	(0.2)
Total plan assets at fair value				$850.0	100.0%

(a) This category includes Treasury Bills with a pre-commitment from the counterparty to repurchase the same securities on the next business day at an agreed-upon price.

(b) This category primarily includes non-U.S. government bonds as of September 30, 2017 and 2016.

(c) At September 30, 2017 and September 30, 2016, the investment in a mutual fund consisted primarily of common stock of non-U.S. based companies.

(d) At September 30, 2017 and 2016, this category included a combination of long-term U.S. Treasury interest rate future contracts, currency forwards, currency option interest rate swaps, and put and call options on both interest rate swaps and credit default swap index products.

(e) In accordance with ASC Topic 820, these investments are measured at fair value using NAV per share as a practical expedient and, therefore, have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliations of the fair value hierarchy to the statements of net assets available for plan benefits.

(f) At September 30, 2017, investments in commingled funds and a pooled separate account consisted primarily of 91% common stock U.S companies; 8% income producing properties located in the United States; and 1% short-term money market investments. As of September 30, 2016, investments in commingled funds and pooled separate accounts consisted primarily of 85% common stock of large-cap U.S companies; 14% income producing properties located in the United States; and 1% short-term money market investments.

(g) At September 30, 2017 and 2016, investments in a private equity/limited partnership consisted of common stock of international companies.

(h) At September 30, 2017 and September 30, 2016 this net payable primarily represents pending trades for investments purchased net of pending trades for investments sold and interest receivable.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Healthcare and Life Insurance Plan Assets
($ In millions)					% of
At September 30, 2017	Level 1	Level 2	Level 3	Total	Total
Cash and Cash Equivalents	$2.6	$—	$—	$2.6	0.5%
Fixed Income Securities
U.S Agency Obligations	—	1.7	—	1.7	0.3
U.S. Treasuries	—	36.0	—	36.0	6.7
U.S. Corporate Debt	—	41.9	—	41.9	7.8
Municipalities	—	3.6	—	3.6	0.7
Non-U.S. Corporate Debt	—	7.2	—	7.2	1.3
Other (a)	—	2.8	—	2.8	0.5
Total investments in the fair value hierarchy	$2.6	$93.2	$—	$95.8	17.8%
Investments measured at net asset value using the NAV practical expedient (b)
Commingled Funds (c)				444.0	82.1%
Total fair value of plan investments				539.8	99.9%
Net receivable (d)				0.7	0.1
Total plan assets at fair value				$540.5	100.0%

At September 30, 2016
Cash and Cash Equivalents	$2.2	$—	$—	$2.2	0.4%
Fixed Income Securities
U.S Agency Obligations	—	1.7	—	1.7	0.3
U.S. Treasuries	—	33.3	—	33.3	6.6
U.S. Corporate Debt	—	38.2	—	38.2	7.6
Municipalities	—	4.1	—	4.1	0.8
Non-U.S. Corporate Debt	—	6.4	—	6.4	1.3
Other (a)	—	2.8	—	2.8	0.6
Total investments in the fair value hierarchy	$2.2	$86.5	$—	$88.7	17.6%
Investments measured at net asset value using the NAV practical expedient (b)
Commingled Funds (c)				415.6	82.3%
Total fair value of plan investments				504.3	99.9%
Net receivable (d)				0.7	0.1
Total plan assets at fair value				$505.0	100.0%

(a) At September 30, 2017 and 2016, this category consisted primarily of non-U.S. government bonds.

(b) In accordance with ASC Topic 820, these investments are measured at fair value using Net Asset Value (NAV) per share as a practical expedient and, therefore, have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliations of the fair value hierarchy to the statements of net assets available for plan benefits.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

(c) At September 30, 2017, investments held by commingled funds in which the plan invests consisted primarily of 67% of common stock of large-cap U.S. companies, 13% of U.S. Government fixed income securities and 20% of corporate bonds. At September 30, 2016, investments held by commingled funds in which the plan invests consisted primarily of 68% of common stock of large-cap U.S. companies, 12% of U.S. Government fixed income securities and 20% of corporate bonds.

(d) At September 30, 2017 and September 30, 2016, this net receivable primarily represents pending trades for investments sold and interest receivable net of pending trades for investments purchased.

Valuation Methods

Equity securities are traded on a securities exchange and are valued at the closing quoted market price as of the balance sheet date.

Mutual funds are valued at the quoted net asset value (NAV) per share, which is computed as of the close of business on the balance sheet date. Mutual funds with a publicly quoted NAV per share are classified as Level 1; mutual funds with a NAV per share that is not made publicly available are classified as Level 2. A pooled separate account which has redemption restrictions is classified as Level 3.

Commingled funds and pooled separate accounts are valued at the quoted NAV per unit, computed as of the close of business on the balance sheet date.

The Private Equity/Limited Partnership funds is valued at the quoted NAV, which is computed monthly and allocated based on ownership interest in partners’ capital.

Fixed income securities are valued using pricing models that consider various observable inputs such as benchmark yields, reported trades, broker quotes and issuer spreads to determine fair value.

The Plans may engage in repurchase transactions. Generally, in accordance with the terms of a repurchase agreement, the Plans take possession of Treasury Bills in exchange for cash and the counterparty is obligated to repurchase, and the Plan to resell, the same securities at an agreed-upon price and time. The repurchase agreements have a one-day maturity and a fair value equal to the Plan’s cash outlay at the time the agreement is executed.

Benefit Contribution

During fiscal year 2017 , Washington Gas did not contribute to its qualified pension but did contribute $4.4 million to its non-funded DB SERP plan. During fiscal year 2018 , Washington Gas does not expect to make a contribution to its qualified pension plan and expects to make a payment of $6.5 million to its non-funded DB SERP. During fiscal year 2017 , Washington Gas contributed $8.3 million to its health and life insurance benefit plans. Washington Gas expects to make a contribution of $5.2 million to its health and life insurance benefit plans during fiscal year 2018 .

Expected Benefit Payments

Expected benefit payments, including benefits attributable to estimated future employee service, which are expected to be paid over the next ten years are as follows:

Expected Benefit Payments
(In millions)	Pension Benefits	Health and Life Benefits
2018	$52.7	$16.8
2019	54.7	17.0
2020	55.2	16.3
2021	59.0	16.3
2022	55.7	16.4
2023—2027	290.1	82.6

WGL Holdings, Inc.

Washington Gas Light Company

Part II

Item 8. Financial Statements and Supplementary Data (continued)

Notes to Consolidated Financial Statements

REGULATORY MATTERS

A significant portion of the estimated pension and post-retirement medical and life insurance benefits apply to our regulated activities. Each regulatory commission having jurisdiction over Washington Gas requires it to fund amounts reflected in rates for post-retirement medical and life insurance benefits into irrevocable trusts.

District of Columbia Jurisdiction

The PSC of DC has approved a level of rates sufficient to recover annual costs associated with the qualified pension and other post-retirement benefits. Expenses of the SERP allocable to the District of Columbia are not recovered through rates. On May 15, 2013, the PSC of DC issued an order providing for recovery of unrecovered costs for pension and other post-retirement benefits as of the effective date of new rates. On March 3, 2017, the Commission issued an order that continued the amortization for prior unrecovered pension and other post-retirement benefits through 2019.

Maryland Jurisdiction

In Washington Gas’ most recent rate case, the PSC of MD approved 50% of the expenses of the SERP for recovery through rates. The PSC of MD has approved a level of rates sufficient to recover pension and other post-retirement benefit costs as determined under GAAP.

Virginia Jurisdiction

On September 28, 1995, the SCC of VA issued a generic order that allowed Washington Gas to recover most costs determined under GAAP for post-retirement medical and life insurance benefits in rates over twenty years. The SCC of VA, however, set a forty-year recovery period of the transition obligation. As prescribed by GAAP, Washington Gas amortizes these costs over a twenty-year period. With the exception of the transition obligation, the SCC of VA has approved a level of rates sufficient to recover annual costs for all pension and other post-retirement medical and life insurance benefit costs determined under GAAP.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

NOTE 11. STOCK-BASED COMPENSATION

STOCK-BASED COMPENSATION FOR KEY EMPLOYEES

We have stock-based awards outstanding in the form of performance shares and performance units. In March 2016, WGL adopted a shareholder-approved Omnibus Plan (2016 Plan) to replace, on a prospective basis, the Omnibus Incentive Plan (2007 Plan). Stock options, stock appreciation rights, restricted stock, deferred stock as a bonus or awards in lieu of obligations, dividend equivalents, other stock-based awards and cash awards may be granted under the 2016 Plan. The 2016 Plan allows WGL to issue up to 2,197,546  shares of common stock, subject to adjustment as provided by the plan, to persons including officers and key employees, designated by the Human Resources Committee of the Board of Directors. Refer to Note 6— Common Stock —W GL for amounts remaining to be issued under these plans.

In March 2007, WGL adopted a shareholder-approved 2007 Plan to replace, on a prospective basis, its then-existing plan. The 2007 Plan allowed WGL to issue up to 1,700,000  shares of common stock, subject to adjustment as provided by the plan, to persons including officers and key employees, designated by the Human Resources Committee of the Board of Directors.

During the fiscal year ended September 30, 2017 , we granted performance shares and performance units under the 2016 Plan. We have not issued stock options under either the 2007 Plan or the 2016 Plan.

For the fiscal years ended September 30, 2017 , 2016 and 2015 , we recognized stock-based compensation expense of $16.4 million , $11.5 million and $15.5 million , respectively, and related income tax benefits of $6.5 million , $4.6 million and $6.2 million , respectively. As of September 30, 2017 , total unrecognized compensation expense related to stock-based awards granted was $14.1 million . Performance shares and performance units comprised $5.4 million and $8.7 million of total unrecognized compensation expense, respectively. The total unrecognized compensation expense is expected to be recognized over a weighted average cost period of 1.7 years for performance shares and performance units.

Description of Awards

Performance shares earned pursuant to the terms of the grant are settled in an equivalent number of shares of WGL common stock and, for grants made in fiscal years 2017 and 2016, dividend equivalents paid in cash. Performance units earned pursuant to terms of the grant are paid in cash and are valued at $1.00 per performance unit. Performance units and performance shares provide for accelerated vesting upon a change in control of WGL under certain circumstances. We generally issue new shares of common stock to provide for redemption of performance shares; however, we may, from time to time, repurchase shares of our common stock on the open market in order to meet these requirements. Performance shares are accounted for as equity awards, and performance units are accounted for as liability awards as they are settled in cash. For information regarding the treatment of awards pursuant to the Merger, please refer to our definitive proxy statement on Schedule 14A filed with the SEC on March 31, 2017.

During fiscal 2017 and 2016, WGL granted performance shares and performance units that vest three years from the grant date based on the satisfaction of certain market or performance conditions. For half of the performance shares and half of the performance units granted in fiscal year 2017 and 2016, the actual award that vests will vary from zero to 200 percent of the target award based on WGL’s total shareholder return relative to a selected peer group of companies, which is a market condition under ASC Topic 718. The remaining half of the performance shares granted in fiscal year 2017 and 2016 vest if our non-GAAP operating earnings per share on a diluted basis exceed dividends paid per share of common stock during the performance period, which is a performance condition under ASC Topic 718. For the remaining half of the performance units granted in fiscal year 2017 and 2016 the actual award that vests will vary from zero to 200 percent of the target award based on our return on equity ratio achieved during the performance period, which is a performance condition under ASC Topic 718.

Prior to fiscal 2016, WGL granted performance shares and performance units that vest three years from the grant date based on the satisfaction of a market condition. The actual performance shares and performance units that vest will vary from zero to 200 percent of the target award based on the Company’s total shareholder return relative to a selected peer group of companies, which is a market condition under ASC Topic 718.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Performance Shares

The following table summarizes information regarding performance share activity during the fiscal year ended September 30, 2017 .

Performance Share Activity
	Year Ended September 30, 2017
	Number of Shares (a)	Weighted Average Grant- Date Fair Value
Non-vested and outstanding, beginning of year	292,179	$50.28
Granted	87,346	67.41
Settled	(94,858)	45.76
Cancelled/forfeited	(9,785)	56.72
Non-vested and outstanding, end of year	274,882	$57.05

(a) The number of common shares issued related to 190,315 non-vested performance shares outstanding at year-end may range from zero to 200% of this number based on our satisfaction of the market condition for total shareholder return relative to a selected peer group of companies. For 84,566 non-vested performance shares outstanding at year-end, the number of common shares issued may range from zero to 100% of this number based on our satisfaction of the performance condition for non-GAAP diluted earnings per share as compared to dividends paid per share.

The total intrinsic value of the performance shares outstanding at September 30, 2017 for the shares expected to vest in the future was $26.7 million . The total intrinsic value of performance shares vested during the year ended September 30, 2017 and 2016 was $ 10.2 million and $ 9.2 million , respectively. There were no performance shares vested during the year ended September 30, 2015 .

We measure compensation expense related to performance shares based on the fair value of the awards at their date of grant. The grant-date fair value of performance shares that vest based on the satisfaction of a performance condition is the WGL closing stock price on the day prior to the grant date, which was $ 62.70 for performance shares granted in fiscal 2017 . The grant-date fair value of performance shares that vest based on the satisfaction of a market condition is estimated using a Monte Carlo simulation model and the following assumptions:

Fair Value Assumptions
Years Ended September 30,	2017	2016	2015
Expected stock-price volatility (a)	20.40%	19.10%	18.30%
Dividend yield (b)	—	—	4.18%
Weighted average grant-date fair value	$72.11	$67.30	$44.44

(a) Expected stock-price volatility is based on the daily historical volatility of our common shares for the past three fiscal years.

(b) The dividend yield represents our annualized dividend yield on the closing market price of our common stock at the date of the grant. Performance shares granted in fiscal year 2017 and 2016 accrue dividend equivalents and, therefore, this assumption is not used when determining the grant-date fair value.

We recognize compensation expense related to performance shares over the three-year requisite service period. Compensation expense for performance shares that vest based on the satisfaction of a performance condition is recognized for awards that ultimately vest. Compensation expense for performance shares that vest based on the satisfaction of a market conditions is recognized if the requisite service is rendered, but is not adjusted to reflect the ultimate achievement of the market condition.

Performance Units

The following table summarizes information regarding performance unit activity during the fiscal year ended September 30, 2017 .

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Performance Unit Activity
Year Ended September 30, 2017
Number of Units (a)
Non-vested and outstanding, beginning of year	13,724,718
Granted	5,476,846
Settled	(4,051,340)
Cancelled/forfeited	(518,226)
Non-vested and outstanding, end of year	14,631,998

(a) The number of performance units vested related to 9,543,099 non-vested performance units outstanding at year-end may range from zero to 200% of this number based on our satisfaction of the market condition for total shareholder return relative to a selected peer group of companies. For 5,088,899 non-vested performance units outstanding at year-end, the number of performance units vested may range from zero to 200% of this number based on our satisfaction of the performance condition for the return on equity ratio achieved during the performance period.

The total fair value of performance units outstanding at September 30, 2017 for the units expected to vest in the future was $26.3 million . As of September 30, 2017 and 2016 , we recorded a current and deferred liability of $17.6 million and $13.6 million , respectively, related to our performance units. The current liability was recorded in “Accounts payable and other accrued liabilities—other” in the amounts of $8.9 million and $ 6.9 million at September 30, 2017 and 2016 , respectively. The deferred liability was recorded in “Deferred Credits—other” in the amounts of $ 8.7 million and $ 6.7 million , at September 30, 2017 and 2016 , respectively. During the fiscal years ended September 30, 2017 and 2016 , we paid $ 6.9 million and $ 6.4 million , respectively, in cash to settle performance unit awards.

Our performance units are liability awards as they settle in cash; therefore, we measure and record compensation expense for these awards based on their fair value at the end of each period until their vesting date. The percentage of the fair value that is accrued as compensation expense at the end of each period equals the percentage of the requisite service that has been rendered at that date. Consequently, fluctuations in earnings may result, that do not occur under the accounting requirements for our performance shares.

The fair value of each performance unit that vests based on the satisfaction of a performance condition is $ 1.00 . The amount of total compensation cost to be recognized for these performance units is a function of this fair value and the number of awards vested as a result of the performance condition being met and the requisite service provided. The fair value of each performance unit that vests based on the satisfaction of a market condition is estimated using a Monte Carlo simulation model and the following assumptions:

Fair Value Assumptions
	September 30, 2017
	10/1/2016 Grant	10/1/2015 Grant
Expected stock-price volatility (a)	19.20%	17.30%

(a)Expected stock-price volatility is based on the daily historical volatility of our common shares for a period equal to the remaining term of the performance units.

The amount of total compensation cost to be recognized for these performance units is a function of this estimated fair value and the number of awards granted for which the requisite service is provided.

STOCK GRANTS TO DIRECTORS

Non-employee directors receive a portion of their annual retainer fee in the form of common stock through the Directors’ Stock Compensation Plan. Up to 270,000  shares of common stock may be awarded under the plan. Shares granted to directors were approximately 10,000 , 13,000 and 15,100 for the fiscal years ended September 30, 2017 , 2016 and 2015 , respectively. For those years, the weighted average fair value of the stock on the grant dates was $76.28 , $62.99 , and $54.05 , respectively. Shares awarded to the participants; (i)  vest immediately and cannot be forfeited; (ii)  may be sold or transferred (subject to WGL’s stock ownership guidelines) and (iii)  have voting and dividend rights. For each of the fiscal years ended September 30, 2017 , 2016 and 2015 , WGL recognized stock-based compensation expense related to stock grants of $0.8 million , net of related income tax benefits of $0.3 million , respectively.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

NOTE 12. ENVIRONMENTAL MATTERS

We are subject to federal, state and local laws and regulations related to environmental matters. These laws and regulations may require expenditures over a long time frame to control environmental effects. Almost all of the environmental liabilities we have recorded are for costs expected to be incurred to remediate sites where we or a predecessor affiliate operated MGPs. Estimates of liabilities for environmental response costs are difficult to determine with precision because of the various factors that can affect their ultimate level. These factors include, but are not limited to, the following:

•                                          the complexity of the site;

•                                          changes in environmental laws and regulations at the federal, state and local levels;

•                                          the number of regulatory agencies or other parties involved;

•                                          new technology that renders previous technology obsolete or experience with existing technology that proves ineffective;

•                                          the level of remediation required; and

•                                          variations between the estimated and actual period of time that must be dedicated to respond to an environmentally-contaminated site.

Washington Gas has identified up to ten sites where it or its predecessors may have operated MGPs. Washington Gas last used any such plant in 1984. In connection with these operations, we are aware that coal tar and certain other by-products of the gas manufacturing process are present at or near some former sites, and may be present at others. Based on the information available to us, we have concluded that none of the sites are likely to present an unacceptable risk to human health or the environment, and either the appropriate remediation is being undertaken or Washington Gas believes no remediation is necessary.

At September 30, 2017 and 2016 , Washington Gas reported a liability of $ 7.7 million and $ 8.2 million , respectively, on an undiscounted basis related to future environmental response costs. These estimates principally include the minimum liabilities associated with a range of environmental response costs expected to be incurred. At September 30, 2017 and 2016 , Washington Gas estimated the maximum liability associated with all of its sites to be approximately $ 24.0 million and $ 18.6 million , respectively. The estimates were determined by Washington Gas’ environmental experts, based on experience in remediating MGP sites and advice from legal counsel and environmental consultants. The variation between the recorded and estimated maximum liability primarily results from differences in the number of years that will be required to perform environmental response processes and the extent of remediation that may be required. Washington Gas is currently conducting a remedial investigation and feasibility study of potential contamination in the Anacostia River associated with and adjacent to one of Washington Gas’ former MGP sites under a 2012 consent decree with the District of Columbia and federal governments.

Washington Gas received a letter in February 2016 from the District of Columbia and National Park Service regarding the Anacostia River Sediment Project, indicating that the District of Columbia is conducting a separate remedial investigation and feasibility study of the river to determine if and what cleanup measures may be required and to prepare a natural resource damage assessment. The sediment project draft report identifies one of Washington Gas’ former MGP sites as one of seventeen potential environmental cleanup sites. During the fiscal year ended September 30, 2017, Washington Gas received a request for information related to three Washington Gas properties: the previously identified former MGP site under the 2012 consent decree, one other former MGP site and another Washington Gas location. We are not able to estimate the total amount of potential damages or timing associated with the District of Columbia’s environmental investigation on the Anacostia River at this time. While an allocation method has not been established, Washington Gas has accrued an amount based on a potential range of estimates.

Regulatory orders issued by the PSC of MD allow Washington Gas to recover the costs associated with the sites applicable to Maryland over the period ending in 2025. Rate orders issued by the PSC of DC allow Washington Gas a three -year recovery of prudently incurred environmental response costs, and allow Washington Gas to defer additional costs incurred

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

between rate cases. Regulatory orders from the SCC of VA have generally allowed the recovery of prudent environmental remediation costs to the extent they were included in the underlying financial data supporting an application for rate change.

At September 30, 2017 and 2016 , Washington Gas reported a regulatory asset of $ 2.5 million and $ 1.3 million , respectively, for the portion of environmental response costs that are expected to be recoverable in future rates.

We do not expect that the ultimate impact of these matters will have a material effect on our financial position, cash flows, capital expenditures, earnings or competitive position.

NOTE 13. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

Minimum future rental payments under operating leases over the next five years and thereafter are as follows:

Minimum Payments Under Operating Leases
(In millions)
2018	$8.5
2019	5.4
2020	8.1
2021	8.5
2022	8.4
Thereafter	89.8
Total	$128.7

Rent expense totaled $8.7 million , $8.4 million and $6.0 million in fiscal years ended September 30, 2017 , 2016 and 2015 , respectively.

REGULATED UTILITY OPERATIONS

Natural Gas Contracts—Minimum Commitments

At September 30, 2017 , Washington Gas had service agreements with four pipeline companies that provide direct service for firm transportation and/or storage services. These agreements, which have expiration dates ranging from fiscal years 2018 to 2034 , require Washington Gas to pay fixed charges each month. Additionally, Washington Gas had agreements for other pipeline and peaking services with expiration dates ranging from 2018 to 2027. These agreements were entered into based on current estimates of growth of the Washington Gas system, together with other factors, such as current expectations of the timing and extent of unbundling initiatives in the Washington Gas service territory.

The following table summarizes the minimum contractual payments that Washington Gas will make under its pipeline transportation, storage and peaking contracts, as well as minimum contractual payments to purchase natural gas at prices based on market conditions during the next five fiscal years and thereafter.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Washington Gas Contract Minimums
(In millions)	Pipeline Contracts (a)	Gas Purchase Commitments (b)
2018	$206.7	$451.0
2019	221.3	378.3
2020	220.4	361.4
2021	211.8	363.7
2022	207.4	367.0
Thereafter	1,036.3	2,701.6
Total	$2,103.9	$4,623.0

(a) Represents minimum payments for natural gas transportation, storage and peaking contracts that have expiration dates through fiscal year 2034 .

(b) Includes known and reasonably likely commitments to purchase natural gas. Cost estimates are based on forward market prices at September 30, 2017 .

When a customer selects a third party marketer to provide supply, Washington Gas generally assigns pipeline and storage capacity to unregulated third party marketers to deliver gas to Washington Gas’ city gate. In order to provide the gas commodity to customers who do not select an unregulated third party marketer, Washington Gas has a commodity acquisition plan to acquire the natural gas supply to serve the customers.

To the extent these commitments are to serve its customers, Washington Gas has rate provisions in each of its jurisdictions that would allow it to continue to recover these commitments in rates. Washington Gas also actively manages its supply portfolio to ensure its sales and supply obligations remain balanced. This reduces the likelihood that the contracted supply commitments would exceed supply obligations. However, to the extent Washington Gas were to determine that changes in regulation would cause it to discontinue recovery of these costs in rates, Washington Gas would be required to charge these costs to expense without any corresponding revenue recovery. If this occurred, depending upon the timing of the occurrence, the related impact on our financial position, results of operations and cash flows would likely be significant.

Silver Spring, Maryland Incident

Washington Gas continues to support the investigation by the NTSB into the August 10, 2016 explosion and fire at an apartment complex on Arliss Street in Silver Spring, Maryland, the cause of which has not been determined.  Additional information will be made available by the NTSB at the appropriate time. On November 2, 2016, two civil actions were filed in the District of Columbia Superior Court against WGL and Washington Gas (as well as a property management company that is not affiliated with WGL or Washington Gas), by residents of the apartment complex. In one lawsuit, twenty-nine plaintiffs sought unspecified damages for, among others, wrongful death and personal injury. The other action was a class action suit seeking total damages stated to be less than $ 5 million  for, among others, property damage and various counts relating to the loss of the use of the premises. Both actions alleged causes of action for negligence, product liability, and declaratory relief. The cases were dismissed on November 16, 2017. Thirty-five civil actions have been filed in the Circuit Court for Montgomery County, Maryland seeking unspecified damages for personal injury and property damage. We maintain excess liability insurance coverage from highly-rated insurers, subject to a nominal self-insured retention. We believe that this coverage will be sufficient to cover any significant liability to it that may result from this incident. Management is unable to determine a range of potential losses that are reasonably possible of occurring and therefore we have not recorded a reserve associated with this incident. Washington Gas was invited by the NTSB to be a party to the investigation and in that capacity continues to work closely with the NTSB to help determine the cause of this incident.

Regulatory Contingencies

Certain legal and administrative proceedings incidental to our business, including regulatory contingencies, involve WGL and/or its subsidiaries. In our opinion, we have recorded an adequate provision for probable losses or refunds to customers for regulatory contingencies related to these proceedings.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

District of Columbia Jurisdiction

Investigation into Washington Gas’ Cash Reimbursement to Competitive Service Providers (CSPs) . On August 5, 2014, the Office of the People’s Counsel’s (OPC) of DC filed a complaint with the PSC of DC requesting that the Commission open an investigation into Washington Gas’ payments to CSPs to cash-out over-deliveries of natural gas supplies during the 2008-2009 winter heating season. OPC asserted that Washington Gas made excess payments in the amount of $2.4 million to CSPs. On December 19, 2014, the PSC of DC granted the OPC of DC’s request and opened a formal investigation. On October 27, 2015, the PSC of DC issued an order finding that Washington Gas, in performing the cash-out, had violated D.C. Code 34-1101’s requirement that no service shall be provided without Commission approval. The PSC of DC directed Washington Gas to provide calculations showing what the impact would have been had Washington Gas made volumetric adjustments to CSP deliveries as of April 2009, which Washington Gas calculates would result in a refund of approximately $2.4 million , which was recognized by WGL in fiscal year 2015. On February 3, 2016, the PSC of DC issued an order denying OPC’s application for reconsideration and granting in part, and denying in part, Washington Gas’ application for reconsideration. Washington Gas and OPC filed initial briefs on February 18, 2016, and reply briefs on February 29, 2016, on the issue of whether there is a more reasonable way to reconcile the over-deliveries by CSPs such as through volumetric adjustments or through cash payments. On August 11, 2016, the PSC of DC issued an order requiring Washington Gas to refund approximately $2.4 million through the ACA. On August 26, 2016, Washington Gas filed its plan for implementing the $2.4 million refund within a 12-month period. The PSC of DC issued an Order on October 7, 2016, directing WGL to apply the refunds consistent with the next annual 12-month ACA reporting period which is December 1, 2016 to November 30, 2017. During the fiscal year ended September 30, 2017, Washington Gas issued refunds of approximately $1.9 million on active customer bills. Additionally, Washington gas billed third-party CSPs approximately $1.4 million to cover amounts credited to firm rate-payers in connections with the DC order.

Virginia Jurisdiction

Virginia Rate Case. On June 30, 2016, Washington Gas filed an application with the SCC of VA to increase its base rates for natural gas service by $ 45.6 million , which includes $ 22.3 million of revenue associated with natural gas pipeline replacement initiatives previously approved by the Commission and paid by customers through a monthly rider. Additionally, the proposed rate increase includes provisions designed to deliver the benefits of natural gas to more customers that include: (i) facilitating conversion to natural gas in locations already served by Washington Gas; (ii) expanding the natural gas system to high-growth communities in Virginia and (iii) research and development that we believe will enable innovations to enhance service for our customers.

Interim rates went into effect, subject to refund, in the December 2016 billing cycle. Intervenors filed testimony on January 31, 2017, Staff of the SCC of VA filed testimony on February 28, 2017, and Washington Gas filed its rebuttal testimony on March 28, 2017. On April 17, 2017, Washington Gas filed with the SCC of VA a unanimous settlement as to a specific annual revenue increase, but not as to a specific return on equity, specific accounting adjustments, or specific ratemaking methodologies, except as otherwise set forth therein. The Stipulation sets forth, for purposes of settlement, a base rate increase of $ 34 million (of which $ 14.1 million represents incremental base rate revenues over and above the inclusion of SAVE Plan costs which were previously recovered through monthly surcharges). For purposes of the settlement, the mid-point of the return on equity range of 9.0-10.0% will be used in any application or filing, other than a change in base rates, effective December 1, 2016. On June 30, 2017, the Chief Hearing Examiner issued a report recommending that the Commission approve the Stipulation. On September 8, 2017, Washington Gas received a final order from the Commission accepting settlement subject to minor modifications to Washington Gas’ System Expansion Proposals. All parties agreed to a Revised Stipulation filed on September 20, 2017, reflecting the Commission’s denial of one of the System Expansion Proposals and Washington Gas’ withdrawal of the second one. The Commission issued its final order approving the revised stipulation on September 25, 2017. Refunds to customers, which have been accrued by Washington Gas at September 30, 2017, will be made related to the interim billings in accordance with the final order.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

NON-UTILITY OPERATIONS

WGL Energy Services enters into contracts to purchase natural gas and electricity designed to match the duration of its sales commitments, and to secure a margin on estimated sales over the terms of existing sales contracts. WGL Midstream enters into contracts to acquire, invest in, manage and optimize natural gas storage and transportation assets. Gas purchase commitments increased during fiscal year 2017 due to purchase commitments related to investment pipeline infrastructure and long-term sales agreements.

The following table summarizes the minimum commitments and contractual obligations of WGL Energy Services and WGL Midstream for the next five fiscal years and thereafter.

Contract Minimums
	WGL Energy Services			WGL Midstream
(In millions)	Gas Purchase Commitments (a)	Pipeline Contracts (b)	Electric Purchase Commitments (c)	Gas Purchase Commitments (d)	Pipeline Contracts (b)	Total
2018	$143.8	$3.4	$342.0	$712.9	$42.6	$1,244.7
2019	78.5	0.9	201.4	1,385.2	85.8	1,751.8
2020	30.0	0.5	110.0	1,450.1	89.4	1,680.0
2021	7.3	0.4	43.8	1,359.0	88.2	1,498.7
2022	0.4	0.3	7.4	1,307.0	85.9	1,401.0
Thereafter	—	0.6	1.5	20,130.0	1,044.3	21,176.4
Total	$260.0	$6.1	$706.1	$26,344.2	$1,436.2	$28,752.6

(a) Represents fixed price commitments with city gate equivalent deliveries.

(b) Represents minimum payments for natural gas transportation and storage contracts that have expiration dates through fiscal year 2044.

(c) Represents electric purchase commitments that are based on existing fixed price and fixed volume contracts. Includes $14.7 million of commitments related to renewable energy credits.

(d) Includes known and reasonably likely commitments to purchase natural gas. Cost estimates are based on forward market prices as of September 30, 2017 . Certain of our gas purchase agreements have optionality, which may cause increases in these commitments.

Financial Guarantees

WGL has guaranteed payments primarily for certain commitments on behalf of certain subsidiaries. At September 30, 2017 , these guarantees totaled $30.7 million , $167.8 million , $124.3 million and $389.1 million for Washington Gas, WGL Energy Services, WGL Energy Systems and WGL Midstream, respectively. At September 30, 2017 , WGL also had guarantees on behalf of other subsidiaries totaling $2.1 million . The amount of such guarantees is periodically adjusted to reflect changes in the level of WGL’s financial exposure related to these commitments. For all of our financial guarantees, WGL may cancel any or all future obligations upon written notice to the counterparty, but WGL would continue to be responsible for the obligations created under the guarantees prior to the effective date of the cancellation. WGL has also guaranteed payments for certain of our external partners. At September 30, 2017 , these guarantees totaled $13.5 million and the fair value of these guarantees was insignificant.

Antero Contract

Washington Gas and WGL Midstream contracted in June 2014 with Antero Resources Corporation (Antero) to buy gas from Antero at invoiced prices based on an index, and at a delivery point, specified in the contracts. Since deliveries began, however, the index price paid has been more than the fair market value at the same physical delivery point, resulting in losses to date of $25.0 million . Accordingly, Washington Gas and WGL Midstream notified Antero that it sought to apply a provision of the contracts that would permit a new index to be established. Antero objected, claiming that the contract provisions permitting re-pricing did not apply, unless Antero itself chose to sell gas at cheaper prices at the delivery point (which Antero claimed it had not). The dispute was arbitrated in January 2017, and the arbitral tribunal ruled in favor of Antero on the applicability of the re-pricing mechanism. However, the tribunal ruled that it lacked authority to determine whether Antero was in breach of its obligation to deliver gas to Washington Gas and WGL Midstream at a point where they could obtain the higher pricing.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Accordingly, Washington Gas and WGL Midstream filed suit in state court in Colorado for a determination of this issue. The state court granted Antero’s motion to dismiss the case and the case is currently on appeal. Separately, Antero has initiated suit against Washington Gas and WGL Midstream, claiming that they have failed to purchase specified daily quantities of gas and seeking alleged cover damages exceeding $80 million as of October 24, 2017, which amount continues to accumulate daily according to Antero’s complaint. Washington Gas and WGL Midstream oppose both the validity and amount of Antero’s claim. WGL believes the probability that Antero could succeed in collecting these penalties is remote and therefore, no accrual was made as of September 30, 2017.

NOTE 14. DERIVATIVE AND WEATHER-RELATED INSTRUMENTS

DERIVATIVE INSTRUMENTS

Regulated Utility Operations

Washington Gas enters into contracts that qualify as derivative instruments and are accounted for under ASC Topic 815. These derivative instruments are recorded at fair value on our balance sheets and Washington Gas does not currently designate any derivatives as hedges under ASC Topic 815. Washington Gas’ derivative instruments relate to: (i) Washington Gas’ asset optimization program; (ii) managing price risk associated with the purchase of gas to serve utility customers and (iii) managing interest rate risk.

Asset Optimization. Washington Gas optimizes the value of its long-term natural gas transportation and storage capacity resources during periods when these resources are not being used to physically serve utility customers. Specifically, Washington Gas utilizes its transportation capacity assets to benefit from favorable natural gas prices between different geographic locations and utilizes its storage capacity assets to benefit from favorable natural gas prices between different time periods. As part of this asset optimization program, Washington Gas enters into physical and financial derivative transactions in the form of forwards, futures and option contracts with the primary objective of securing operating margins that Washington Gas will ultimately realize. The derivative transactions entered into under this program are subject to mark-to-market accounting treatment under ASC 820.

Regulatory sharing mechanisms provide for the annual realized profit from these transactions to be shared between Washington Gas’ shareholders and customers; therefore, changes in fair value are recorded through earnings, or as regulatory assets or liabilities to the extent that it is probable that realized gains and losses associated with these derivative transactions will be included in the rates charged to customers when they are realized. Unrealized gains and losses recorded to earnings may cause significant period-to-period volatility; this volatility does not change the operating margins that Washington Gas expects to ultimately realize from these transactions through the use of its storage and transportation capacity resources.

All physically and financially settled contracts under our asset optimization program are reported on a net basis in the statements of income in “Utility cost of gas.” Total net margins recorded to “Utility cost of gas” after sharing and management fees associated with all asset optimization transactions for the fiscal year ended September 30, 2017 was a net gain of $82.9 million including an unrealized gain of $49.3 million . During the fiscal year ended September 30, 2016 , we recorded a net gain of $43.8 million including an unrealized gain of $12.0 million . During the fiscal year ended September 30, 2015 , we recorded a net gain of $27.9 million including an unrealized loss of $6.3 million .

Managing Price Risk. To manage price risk associated with acquiring natural gas supply for utility customers, Washington Gas enters into physical and financial derivative transactions in the form of forward, option and other contracts, as authorized by its regulators. Any gains and losses associated with these derivatives are recorded as regulatory liabilities or assets, respectively, to reflect the rate treatment for these economic hedging activities.

Managing Interest-Rate Risk . Washington Gas may utilize derivative instruments that are designed to minimize the risk of interest-rate volatility associated with planned issuances of debt securities. Any gains and losses associated with these types of derivatives are recorded as regulatory liabilities or assets, respectively, and amortized in accordance with regulatory requirements, typically over the life of the related debt.

Non-Utility Operations

Optimization. WGL Midstream enters into derivative contracts for the purpose of optimizing its storage and transportation capacity as well as managing the transportation and storage assets on behalf of third parties. WGL Midstream does not designate these derivatives as hedges under ASC Topic 815; therefore, changes in the fair value of these derivative

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

instruments are reflected in the earnings of our non-utility operations and may cause significant period-to-period volatility in earnings.

Managing Price Risk . WGL Energy Services enters into certain derivative contracts as part of its strategy to manage the price risk associated with the sale and purchase of natural gas and electricity. WGL Energy Services designates a portion of these physical contracts related to the purchase of natural gas and electricity to serve our customers as “normal purchases and normal sales” and therefore, they are not subject to the fair value accounting requirements of ASC Topic 815. Derivative instruments not designated as “normal purchases and normal sales” are recorded at fair value on our consolidated balance sheets, and changes in the fair value of these derivative instruments are reflected in the earnings of our non-utility operations, which may cause significant period-to-period volatility in earnings. WGL Energy Services does not designate derivatives as hedges under ASC Topic 815.

Managing Interest-Rate Risk . WGL utilizes derivative instruments that are designed to limit the risk of interest-rate volatility associated with future debt issuances.

At September 30, 2017, WGL had $250 million of forward starting interest rate swaps.WGL had designated these interest rate swaps as cash flow hedges in anticipation of a 30-year debt issuance in January 2018 and reported the effective portion of changes in fair value is reported as a component of other comprehensive income (loss). As a result of certain covenants related to the proposed merger with AltaGas, in January 2017, WGL de-designated these hedges and any further changes in the fair value of the interest rate swaps will be recorded to interest expense. The remaining balance in accumulated other comprehensive income at September 30, 2017 is $ 6.4 million related to these hedges. Refer to Note 21 — Planned Merger with AltaGas Ltd. for a discussion of the proposed merger.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Consolidated Operations

Reflected in the tables below is information for WGL and Washington Gas. The information for WGL includes derivative instruments for both utility and non-utility operations.

At September 30, 2017 and 2016 , respectively, the absolute notional amounts of our derivatives are as follows:

Absolute Notional Amounts
of Open Positions on Derivative Instruments
	Notional Amounts
Derivative transactions	WGL Holdings	Washington Gas
September 30, 2017
Natural Gas (In millions of therms)
Asset optimization & trading	21,663.5	11,223.0
Retail sales	124.3	—
Other risk-management activities	1,546.7	1,181.0
Electricity (In millions of kWhs)
Retail sales	10,011.7	—
Other risk-management activities (a)	22,962.1	—
Interest Rate Swaps (In millions of dollars)	$250.0	$—
September 30, 2016
Natural Gas (In millions of therms)
Asset optimization & trading	21,084.5	12,725.0
Retail sales	50.2	—
Other risk-management activities	1,789.0	1,309.0
Electricity (In millions of kWhs)
Retail sales	4,377.5	—
Other risk-management activities (a)	21,070.4	—
Interest Rate Swaps (In millions of dollars)	$250.0	$—

(a) Comprised primarily of financial swaps, financial transmission rights and physical forward purchases.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

The following tables present the balance sheet classification for all derivative instruments as of September 30, 2017 and 2016 .

WGL Holdings, Inc. Balance Sheet Classification of Derivative Instruments
	Derivative Instruments Not Designated as Hedging Instruments		Derivative Instruments Designated as Hedging Instruments
(In millions) As of September 30, 2017	Gross Derivative Assets	Gross Derivative Liabilities	Gross Derivative Assets	Gross Derivative Liabilities	Netting of Collateral	Total (a)
Current Assets—Derivatives	$26.6	$(11.3)	$—	$—	$—	$15.3
Deferred Charges and Other Assets—Derivatives	38.9	(0.4)	—	—	(0.1)	38.4
Accounts Payable	1.0	—	—	—	—	1.0
Current Liabilities—Derivatives	10.9	(57.0)	—	—	2.1	(44.0)
Deferred Credits—Derivatives	19.2	(148.8)	—	—	7.0	(122.6)
Total	$96.6	$(217.5)	$—	$—	$9.0	$(111.9)
As of September 30, 2016
Current Assets—Derivatives	$24.0	$(5.5)	$—	$—	$—	$18.5
Deferred Charges and Other Assets—Derivatives	55.6	(0.6)	—	—	—	55.0
Current Liabilities—Derivatives	18.3	(113.2)	—	—	12.6	(82.3)
Deferred Credits—Derivatives	6.4	(279.3)	0.2	(43.1)	11.6	(304.2)
Total	$104.3	$(398.6)	$0.2	$(43.1)	$24.2	$(313.0)

(a) WGL has elected to offset the fair value of recognized derivative instruments against the right to reclaim or the obligation to return collateral for derivative instruments executed under the same master netting arrangement in accordance with ASC 815. All recognized derivative contracts and associated financial collateral subject to a master netting arrangement or similar that is eligible for offset under ASC 815 have been presented net in the balance sheet.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Washington Gas Light Company Balance Sheet Classification of Derivative Instruments (b)

(In millions) As of September 30, 2017	Gross Derivative Assets	Gross Derivative Liabilities	Total (a)
Current Assets—Derivatives	$7.5	$(2.4)	$5.1
Deferred Charges and Other Assets—Derivatives	16.5	(0.3)	16.2
Current Liabilities—Derivatives	—	(30.3)	(30.3)
Deferred Credits—Derivatives	—	(112.3)	(112.3)
Total	$24.0	$(145.3)	$(121.3)
As of September 30, 2016
Current Assets—Derivatives	$11.7	$(4.4)	$7.3
Deferred Charges and Other Assets—Derivatives	26.2	(0.6)	25.6
Current Liabilities—Derivatives	1.9	(60.2)	(58.3)
Deferred Credits—Derivatives	—	(232.0)	(232.0)
Total	$39.8	$(297.2)	$(257.4)

(b) Washington Gas did not have any derivative instruments outstanding that were designated as hedging instruments at September 30, 2017 or 2016 .

The following tables present all gains and losses associated with derivative instruments for the years ended September 30, 2017 , 2016 and 2015 .

Gains and Losses on Derivative Instruments
(In millions)	WGL Holdings, Inc.			Washington Gas
Fiscal Year Ended September 30,	2017	2016	2015	2017	2016	2015
Recorded to income
Operating revenues—non-utility	$30.8	$5.8	$71.3	$—	$—	$—
Utility cost of gas	50.1	12.1	(14.5)	50.1	12.1	(14.5)
Non-utility cost of energy-related sales	33.5	33.5	(43.7)	—	—	—
Interest expense	(5.8)	(0.2)	(0.6)	—	—	—
Recorded to regulatory assets
Gas costs	77.2	13.9	(18.4)	77.2	13.9	(18.4)
Other (a)	—	(7.3)	—	—	(7.3)	—
Recorded to other comprehensive income (b)	49.6	(39.3)	(11.3)	—	—	—
Total	$235.4	$18.5	$(17.2)	$127.3	$18.7	$(32.9)

(a) Represents the settlement of Washington Gas’ forward starting interest rate swap in September 2016.

(b) Represents the effective portion of our cash flow hedges. Includes $ 0.2 million , $ 0.2 million , and $ 0.1 million of amortization related to interest rate hedges for WGL for September 30, 2017 , 2016 , and 2015 respectively.

Collateral

WGL utilizes standardized master netting agreements, which facilitate the netting of cash flows into a single net exposure for a given counterparty. As part of these master netting agreements, cash, letters of credit and parental guarantees may be required to be posted or obtained from counterparties in order to mitigate credit risk related to both derivatives and non-derivative positions. Under WGL’s offsetting policy, collateral balances are offset against the related counterparties’ derivative positions to the extent the application would not result in the over-collateralization of those derivative positions on the balance sheet.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

The table below presents collateral positions at September 30, 2017 and 2016 , respectively.

Collateral Not Offset Against Derivative Assets and Liabilities (In millions)
	Collateral deposits posted with counterparties	Cash collateral held representing an obligation
September 30, 2017
Washington Gas	$3.7	$0.1
WGL Energy Services	23.7	—
WGL Midstream	44.4	1.6
September 30, 2016
Washington Gas	$4.3	$0.1
WGL Energy Services	9.1	—
WGL Midstream	18.5	5.4

Any collateral posted that is not offset against derivative assets and liabilities is included in “Other prepayments” in the accompanying balance sheets. Collateral received and not offset against derivative assets and liabilities is included in “Customer deposits and advance payments” in the accompanying balance sheets.

Certain derivative instruments of WGL, Washington Gas, WGL Energy Services and WGL Midstream contain contract provisions that require collateral to be posted if the credit rating of Washington Gas or WGL falls below certain levels or if counterparty exposure to WGL, Washington Gas, WGL Energy Services or WGL Midstream exceeds a certain level. Due to counterparty exposure levels, at September 30, 2017 , WGL Energy Services posted $8.6 million of collateral related to its derivative liabilities that contained credit-related contingent features. At September 30, 2016 , WGL Energy Services posted $5.5 million of collateral related to these aforementioned derivative liabilities. At September 30, 2017 , WGL was not required to post collateral related to a derivative liability that contained a credit-related contingent feature. At September 30, 2016 , WGL was required to post $6.5 million collateral related to its derivative liabilities that contained credit-related contingent features. At both September 30, 2017 and 2016 , Washington Gas and WGL Midstream were not required to post any collateral related to their respective derivative liabilities that contained credit-related contingent features. The following table shows the aggregate fair value of all derivative instruments with credit-related contingent features that are in a liability position, as well as the maximum amount of collateral that would be required if the most intrusive credit-risk-related contingent features underlying these agreements were triggered on September 30, 2017 and 2016 , respectively.

Potential Collateral Requirements for Derivative Liabilities with Credit-Risk-Contingent Features
(In millions)	WGL Holdings, Inc.	Washington Gas
September 30, 2017
Derivative liabilities with credit-risk-contingent features	$25.0	$2.8
Maximum potential collateral requirements	21.9	2.8
September 30, 2016
Derivative liabilities with credit-risk-contingent features	$53.9	$11.3
Maximum potential collateral requirements	41.4	11.3

We do not enter into derivative contracts for speculative purposes.

Concentration of Credit Risk

We are exposed to credit risk from derivative instruments with wholesale counterparties, which is represented by the fair value of these instruments at the reporting date. We actively monitor and work to minimize counterparty concentration risk through various practices. At September 30, 2017 , two counterparties each represented over 10% of Washington Gas’ credit exposure to wholesale derivative counterparties for a total credit risk of $27.6 million ; two counterparties each represented over 10% of WGL Energy Services’ credit exposure to wholesale derivative counterparties for a total credit risk of $1.1 million ; and two counterparties represented over 10% of WGL Midstream’s credit exposure to wholesale counterparties for a total credit risk of $26.1 million .

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

WEATHER-RELATED INSTRUMENTS

WGL Energy Services utilizes weather-related instruments for managing the financial effects of weather risks. These instruments cover a portion of WGL Energy Services’ estimated revenue or energy-related cost exposure to variations in heating or cooling degree days. These contracts provide for payment to WGL Energy Services of a fixed-dollar amount for every degree day over or under specific levels during the calculation period depending upon the type of contract executed. During the years ended September 30, 2017 , 2016 and 2015 , WGL Energy Services recorded pre-tax gains of $1.4 million , $1.7 million and $0.6 million , respectively, related to these instruments.

NOTE 15. FAIR VALUE MEASUREMENTS

Recurring Basis

We measure the fair value of our financial assets and liabilities using a combination of the income and market approach in accordance with ASC Topic 820. These financial assets and liabilities primarily consist of derivatives recorded on our balance sheet under ASC Topic 815 and short-term investments, commercial paper and long-term debt outstanding required to be disclosed at fair value. Under ASC Topic 820, fair value is defined as the exit price, representing the amount that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To value our financial instruments, we use market data or assumptions that market participants would use, including assumptions about credit risk (both our own credit risk and the counterparty’s credit risk) and the risks inherent in the inputs to valuation.

We enter into derivative contracts in the futures and over-the-counter (OTC) wholesale and retail markets. These markets are the principal markets for the respective wholesale and retail contracts. Our relevant market participants are our existing counterparties and others who have participated in energy transactions at our delivery points. These participants have access to the same market data as WGL. We value our derivative contracts based on an “in-exchange” premise, and valuations are generally based on pricing service data or indicative broker quotes depending on the market location. We measure the net credit exposure at the counterparty level where the right to set-off exists. The net exposure is determined using the mark-to-market exposure adjusted for collateral, letters of credit and parent guarantees. We use published default rates from Standard & Poor’s Ratings Services and Moody’s Investors Service as inputs for determining credit adjustments.

ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy under ASC Topic 820 are described below:

Level 1.   Level 1 of the fair value hierarchy consists of assets or liabilities that are valued using observable inputs based upon unadjusted quoted prices in active markets for identical assets or liabilities at the reporting date. WGL did not have any Level 1 derivatives at September 30, 2017 and 2016 .

Level 2.   Level 2 of the fair value hierarchy consists of assets or liabilities that are valued using directly or indirectly observable inputs either corroborated with market data or based on exchange traded market data. Level 2 includes fair values based on industry-standard valuation techniques that consider various assumptions: (i)  quoted forward prices, including the use of mid-market pricing within a bid/ask spread; (ii)  discount rates; (iii)  implied volatility and (iv)  other economic factors. Substantially all of these assumptions are observable throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the relevant market. At September 30, 2017 and 2016 , Level 2 financial assets and liabilities included energy-related physical and financial derivative transactions such as forward, option and other contracts for deliveries at active market locations, as well as our interest rate swaps.

Level 3.   Level 3 of the fair value hierarchy consists of assets or liabilities that are valued using significant unobservable inputs at the reporting date. These unobservable assumptions reflect our assumptions about estimates that market participants would use in pricing the asset or liability, including natural gas basis prices, annualized volatilities of natural gas prices, and electricity congestion prices. A significant change to any one of these inputs in isolation could result in a significant upward or downward fluctuation in the fair value measurement. These inputs may be used with industry standard valuation methodologies that result in our best estimate of fair value for the assets or liabilities at the reporting date.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Our Risk Analysis and Mitigation (RA&M) Group determines the valuation policies and procedures. The RA&M Group reports to WGL’s Chief Financial Officer. In accordance with WGL’s valuation policy, we may utilize a variety of valuation methodologies to determine the fair value of Level 3 derivative contracts, including internally developed valuation inputs and pricing models. The prices used in our valuations are corroborated using multiple pricing sources, and we periodically conduct assessments to determine whether each valuation model is appropriate for its intended purpose. The RA&M Group also evaluates changes in fair value measurements on a daily basis.

At September 30, 2017 and 2016 , Level 3 derivative assets and liabilities included: (i)  physical contracts valued at illiquid market locations with no observable market data; (ii)  long-dated positions where observable pricing is not available over the life of the contract; (iii)  contracts valued using historical spot price volatility assumptions and (iv)  valuations using indicative broker quotes for inactive market locations.

The following tables set forth financial instruments recorded at fair value as of September 30, 2017 and 2016 , respectively. A financial instrument’s classification within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy.

WGL Holdings, Inc. Fair Value Measurements Under the Fair Value Hierarchy
(In millions)	Level 1	Level 2	Level 3	Total
At September 30, 2017
Assets
Natural gas related derivatives	$—	$18.4	$52.8	$71.2
Electricity related derivatives	—	0.1	15.5	15.6
Interest rate derivatives	—	9.8	—	9.8
Total Assets	$—	$28.3	$68.3	$96.6
Liabilities
Natural gas related derivatives	$—	$(15.5)	$(167.4)	$(182.9)
Electricity related derivatives	—	(4.1)	(21.7)	(25.8)
Interest rate derivatives	—	(8.8)	—	(8.8)
Total Liabilities	$—	$(28.4)	$(189.1)	$(217.5)
At September 30, 2016
Assets
Natural gas related derivatives	$—	$28.8	$54.0	$82.8
Electricity related derivatives	—	0.6	20.9	21.5
Interest rate derivatives	—	0.2	—	0.2
Total Assets	$—	$29.6	$74.9	$104.5
Liabilities
Natural gas related derivatives	$—	$(46.7)	$(318.2)	$(364.9)
Electricity related derivatives	—	(3.8)	(29.9)	(33.7)
Interest rate derivatives	—	(43.1)	—	(43.1)
Total Liabilities	$—	$(93.6)	$(348.1)	$(441.7)

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Washington Gas Light Company Fair Value Measurements Under the Fair Value Hierarchy
(In millions)	Level 1	Level 2	Level 3	Total
At September 30, 2017
Assets
Natural gas related derivatives	$—	$7.0	$17.0	$24.0
Total Assets	$—	$7.0	$17.0	$24.0
Liabilities
Natural gas related derivatives	$—	$(5.7)	$(139.6)	$(145.3)
Total Liabilities	$—	$(5.7)	$(139.6)	$(145.3)
At September 30, 2016
Assets
Natural gas related derivatives	$—	$15.4	$24.4	$39.8
Total Assets	$—	$15.4	$24.4	$39.8
Liabilities
Natural gas related derivatives	$—	$(21.2)	$(276.0)	$(297.2)
Total Liabilities	$—	$(21.2)	$(276.0)	$(297.2)

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

The following table includes quantitative information about the significant unobservable inputs used in the fair value measurement of our Level 3 financial instruments and the respective fair values of the net derivative asset and liability positions, by contract type, as of September 30, 2017 and 2016 .

Quantitative Information about Level 3 Fair Value Measurements
(In millions)	Net Fair Value September 30, 2017	Valuation Techniques	Unobservable Inputs	Range

WGL Holdings, Inc.
Natural gas related derivatives	$(112.4)	Discounted Cash Flow	Natural Gas Basis Price (per dekatherm)	($2.095) - $2.805
	$(2.2)	Option Model	Natural Gas Basis Price (per dekatherm)	($2.095) - $2.358
			Annualized Volatility of Spot Market Natural Gas	28.7% - 566.8%
Electricity related derivatives	$(6.2)	Discounted Cash Flow	Electricity Congestion Price (per megawatt hour)	($2.736) - $56.5

Washington Gas Light Company
Natural gas related derivatives	$(122.6)	Discounted Cash Flow	Natural Gas Basis Price (per dekatherm)	($1.928) - $2.805

	Net Fair Value September 30, 2016
Natural gas related derivatives	$(264.1)	Discounted Cash Flow	Natural Gas Basis Price (per dekatherm)	($2.021) - $3.290
	$(0.1)	Option Model	Natural Gas Basis Price (per dekatherm)	($2.105) - $3.310
			Annualized Volatility of Spot Market Natural Gas	25.5% - 869.9%
Electricity related derivatives	$(9.1)	Discounted Cash Flow	Electricity Congestion Price (per megawatt hour)	($6.199) - $68.700

Washington Gas Light Company
Natural gas related derivatives	$(251.6)	Discounted Cash Flow	Natural Gas Basis Price (per dekatherm)	($2.021) - $3.290

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

The following tables are a summary of the changes in the fair value of our derivative instruments that are measured at net fair value on a recurring basis in accordance with ASC Topic 820 using significant Level 3 inputs during the years ended September 30, 2017 and 2016 , respectively.

Reconciliation of Fair Value Measurements Using Significant Level 3 Inputs
	WGL Holdings Inc.				Washington Gas Light Company
(In millions) Fiscal Year Ended September 30, 2017	Natural Gas Related Derivatives	Electricity Related Derivatives	Warrants	Total	Total - Natural Gas Related Derivatives
Balance at October 1, 2016	$(264.1)	$(9.1)	$—	$(273.2)	$(251.6)
Realized and unrealized gains (losses)
Recorded to income	62.0	(7.6)	—	54.4	44.2
Recorded to regulatory assets—gas costs	69.7	—	—	69.7	69.7
Transfers into Level 3	(0.8)	—	—	(0.8)	(0.4)
Transfers out of Level 3	(0.7)	—	—	(0.7)	(0.4)
Purchases	—	1.0	—	1.0	—
Settlements	19.3	9.5	—	28.8	15.9
Balance at September 30, 2017	$(114.6)	$(6.2)	$—	$(120.8)	$(122.6)
Fiscal Year Ended September 30, 2016
Balance at October 1, 2015	$(309.7)	$(16.0)	$—	$(325.7)	$(281.1)
Realized and unrealized gains (losses)
Recorded to income	18.3	(21.4)	—	(3.1)	4.0
Recorded to regulatory assets—gas costs	4.2	—	—	4.2	4.2
Transfers into Level 3	(0.8)	—	—	(0.8)	(0.2)
Transfers out of Level 3	8.9	—	—	8.9	9.0
Purchases	—	(2.4)	—	(2.4)	—
Settlements	15.0	30.7	—	45.7	12.5
Balance at September 30, 2016	$(264.1)	$(9.1)	$—	$(273.2)	$(251.6)

Transfers between different levels of the fair value hierarchy may occur based on fluctuations in the valuation and on the level of observable inputs used to value the instruments from period to period. It is our policy to show both transfers into and out of the different levels of the fair value hierarchy at the fair value as of the beginning of the period. Transfers out of Level 3 during the fiscal year ended September 30, 2017 and 2016 were due to an increase in valuations using observable market inputs. Transfers into Level 3 during the fiscal year ended September 30, 2017 were due to an increase in unobservable market inputs used in valuations.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

The table below sets forth the line items on the statements of income to which amounts are recorded for the fiscal years ended September 30, 2017 , 2016 and 2015 , respectively, related to fair value measurements using significant Level 3 inputs.

Realized and Unrealized Gains (Losses) Recorded to Income for Level 3 Measurements
	WGL Holdings, Inc.				Washington Gas Light Company
(In millions)	Natural Gas Related Derivatives	Electricity Related Derivatives	Warrants	Total	Total - Natural Gas Related Derivatives
Fiscal Year Ended September 30, 2017
Operating revenues—non-utility	$12.2	$(17.5)	$—	$(5.3)	$—
Utility cost of gas	44.2	—	—	44.2	44.2
Non-utility cost of energy-related sales	5.6	9.9	—	15.5	—
Total	$62.0	$(7.6)	$—	$54.4	$44.2
Fiscal Year Ended September 30, 2016
Operating revenues—non-utility	$8.2	$(26.5)	$—	$(18.3)	$—
Utility cost of gas	4.0	—	—	4.0	4.0
Non-utility cost of energy-related sales	6.1	5.1	—	11.2	—
Total	$18.3	$(21.4)	$—	$(3.1)	$4.0
Fiscal Year Ended September 30, 2015
Operating revenues—non-utility	$(5.7)	$19.9	$—	$14.2	$—
Utility cost of gas	(25.0)	—	—	(25.0)	(25.0)
Non-utility cost of energy-related sales	—	(52.2)	—	(52.2)	—
Total	$(30.7)	$(32.3)	$—	$(63.0)	$(25.0)

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Unrealized gains (losses) attributable to derivative assets and liabilities measured using significant Level 3 inputs were recorded as follows for the fiscal years ended September 30, 2017 ,  2016 and 2015 , respectively:

Unrealized Gains (Losses) Recorded for Level 3 Measurements
	WGL Holdings, Inc.				Washington Gas Light Company
(In millions)	Natural Gas Related Derivatives	Electricity Related Derivatives	Warrants	Total	Total - Natural Gas Related Derivatives
Fiscal Year Ended September 30, 2017
Recorded to income
Operating revenues—non-utility	$12.6	$0.8	$—	$13.4	$—
Utility cost of gas	31.0	—	—	31.0	31.0
Non-utility cost of energy-related sales	(0.4)	9.4	—	9.0	—
Recorded to regulatory assets—gas costs	51.0	—	—	51.0	51.0
Total	$94.2	$10.2	$—	$104.4	$82.0
Fiscal Year Ended September 30, 2016
Recorded to income
Operating revenues—non-utility	$9.9	$(2.3)	$—	$7.6	$—
Utility cost of gas	0.3	—	—	0.3	0.3
Non-utility cost of energy-related sales	(0.4)	13.2	—	12.8	—
Recorded to regulatory assets—gas costs	(2.6)	—	—	(2.6)	(2.6)
Total	$7.2	$10.9	$—	$18.1	$(2.3)
Fiscal Year Ended September 30, 2015
Recorded to income
Operating revenues—non-utility	$(2.2)	$25.1	$—	$22.9	$—
Utility cost of gas	(15.8)	—	—	(15.8)	(15.8)
Non-utility cost of energy-related sales	(1.7)	(41.7)	—	(43.4)	—
Recorded to regulatory assets—gas costs	(20.9)	—	—	(20.9)	(20.9)
Total	$(40.6)	$(16.6)	$—	$(57.2)	$(36.7)

The following table presents the carrying amounts and estimated fair values of our financial instruments at September 30, 2017 and 2016 .

WGL Holdings, Inc. Fair Value of Financial Instruments
	September 30, 2017		September 30, 2016
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Money market funds (a)	$11.8	$11.8	$10.6	$10.6
Other short-term investments (a)	$—	$—	$1.4	$1.4
Commercial paper (b)	$505.0	$505.0	$269.0	$269.0
Project financing (b)	$54.8	$54.8	$62.4	$62.4
Long-term debt (c)	$1,430.9	$1,577.3	$1,444.3	$1,641.9

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Washington Gas Light Company Fair Value of Financial Instruments
	September 30, 2017		September 30, 2016
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Money market funds (a)	$4.8	$4.8	$5.0	$5.0
Other short-term investments (a)	$—	$—	$1.4	$1.4
Commercial paper (b)	$123.0	$123.0	$42.0	$42.0
Project financing (b)	$43.8	$43.8	$62.4	$62.4
Long-term debt (c)	$1,134.5	$1,271.0	$945.9	$1,126.4

(a) Balance is located in cash and cash equivalents in the accompanying balance sheets. These amounts may be offset by outstanding checks.

(b) Balance is located in notes payable in the accompanying balance sheets.

(c) Includes adjustments for current maturities and unamortized discounts, as applicable.

Our money market funds are Level 1 valuations and their carrying amount approximates fair value. Other short-term investments are primarily overnight investment accounts; their carrying amount approximates fair value based on Level 2 inputs. The maturity of our commercial paper outstanding at both September 30, 2017 and 2016 is under 30 days. Due to the short term nature of these notes, the carrying cost of our commercial paper approximates fair value using Level 2 inputs. Due to the short term nature of our project financing arrangements, the carrying cost approximates fair value using Level 2 inputs. Neither WGL’s nor Washington Gas’ long-term debt is actively traded. The fair value of long-term debt was estimated based on the quoted market prices of the U.S. Treasury issues having a similar term to maturity, adjusted for the credit quality of the debt issuer, WGL or Washington Gas. Our long-term debt fair value measurement is classified as Level 3.

Non Recurring Basis

During the fiscal year ended September 30, 2016 , WGSW recognized a loss of $4.1 million associated with the impairment of its investment in direct financing leases from Nextility. The fair value of this investment was a Level 3 measurement. As of September 30, 2017 , there is no investment in direct financing leases.

During the fiscal year ended September 30, 2015 , Washington Gas Resources recorded an impairment charge on its investment in ASDHI to its fair value using the income approach. The amount of the impairment was equivalent to the amount of the carrying value of $5.6 million and was due to management’s assumption of the current valuation and expected return from the investment. The fair value of this investment was a Level 3 measurement.

NOTE 16. OPERATING SEGMENT REPORTING

We have four reportable operating segments: regulated utility, retail energy-marketing, commercial energy systems and midstream energy services. The division of these segments into separate revenue generating components is based upon regulation, products and services. Our chief operating decision maker is our Chief Executive Officer and we evaluate segment performance based on Earnings Before Interest and Taxes (EBIT). EBIT is defined as earnings before interest and taxes net of amounts attributable to non-controlling interests. Items we do not include in EBIT are interest expense, intercompany financing activity, dividends on Washington Gas preferred stock, and income taxes. EBIT includes transactions between reportable segments. We also evaluate our operating segments based on other relevant factors, such as penetration into their respective markets and return on equity.

Our four segments are summarized below.

•

Regulated Utility — The regulated utility segment is our core business. It consists of Washington Gas and Hampshire. Washington Gas provides regulated gas distribution services (including the sale and delivery of natural gas) to end use customers and natural gas transportation services to an unaffiliated natural gas distribution company in West Virginia under a FERC approved interstate transportation service operating agreement. Hampshire provides regulated interstate natural gas storage services to Washington Gas under a FERC approved interstate storage service tariff.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

•

Retail Energy-Marketing — The retail energy-marketing segment consists of WGL Energy Services, which sells natural gas and electricity directly to retail customers in competition with regulated utilities and unregulated gas and electricity marketers.

•

Commercial Energy Systems — The commercial energy systems segment consists of WGL Energy Systems which provides clean and energy efficient solutions including commercial solar, energy efficiency and combined heat and power projects and other distributed generation solutions to government and commercial clients. In addition, this segment comprises the operations of WGSW, a holding company formed to invest in alternative energy assets.

•

Midstream Energy Services — The midstream energy services segment consists of WGL Midstream, which specializes in the investment, management, development and optimization of natural gas storage and transportation midstream infrastructure projects.

Administrative and business development activity costs associated with WGL and Washington Gas Resources and activities and transactions that are not significant enough on a stand-alone basis to warrant treatment as an operating segment, and that do not fit into one of our four operating segments, are aggregated as “Other Activities” in the Operating Segment Financial Information presented below. Results for other activities primarily relate to external costs associated with the planned merger with AltaGas.

As a result of the adoption of ASU 2015-03 and ASU 2015-15, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Cost and Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, prior period total assets have been recast to conform to current quarter presentation.

The following tables present operating segment information for the fiscal years ended September 30, 2017 , 2016 and 2015 .

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Operating Segment Financial Information
(In thousands)	Operating Revenues (a)	Depreciation and Amortization	Equity in Earnings of Unconsolidated Affiliates	EBIT	Total Assets	Capital Expenditures	Equity Method Investments
Fiscal Year Ended September 30, 2017
Regulated utility	$1,166,968	$131,231	$—	$266,307	$4,984,121	$408,308	$—
Retail energy-marketing	1,107,151	1,141	—	53,195	513,415	614	—
Commercial energy systems (b)	95,178	21,690	7,303	40,834	1,031,921	107,552	9,578
Midstream energy services	31,339	25	12,913	37,689	699,560	60	384,623
Other activities	—	—	—	(19,865)	409,938	—	—
Eliminations (c)	(45,912)	51	—	965	(1,012,946)	—	—
Total consolidated	$2,354,724	$154,138	$20,216	$379,125	$6,626,009	$516,534	$394,201
Fiscal Year Ended September 30, 2016
Regulated utility	$1,070,904	$116,129	$—	$228,219	$4,636,954	$393,501	$—
Retail energy-marketing	1,238,480	1,154	—	64,968	486,778	8,104	—
Commercial energy systems (b)	89,072	15,201	7,620	21,992	885,734	128,780	66,100
Midstream energy services	6,619	107	6,186	7,807	485,099	—	237,391
Other activities	—	—	—	(3,184)	273,738	—	—
Eliminations (c)	(55,516)	(25)	—	(504)	(718,853)	—	—
Total consolidated	$2,349,559	$132,566	$13,806	$319,298	$6,049,450	$530,385	$303,491
Fiscal Year Ended September 30, 2015
Regulated utility	$1,328,191	$110,416	$—	$223,977	$4,224,258	$327,429	$—
Retail energy-marketing	1,306,758	671	—	46,629	452,424	28	—
Commercial energy systems	51,813	10,733	2,095	9,688	682,149	136,749	63,521
Midstream energy services	3,191	129	2,623	(2,720)	237,839	85	73,363
Other activities	—	—	750	(9,667)	196,515	—	—
Eliminations (c)	(30,123)	(57)	—	(1,013)	(538,926)	—	—
Total consolidated	$2,659,830	$121,892	$5,468	$266,894	$5,254,259	$464,291	$136,884

(a) Operating revenue amounts in the “Eliminations” row represent total intersegment revenues associated with sales from the regulated utility segment to the retail energy-marketing segment. Midstream Energy Services’ cost of energy related sales is netted with its gross revenues.

(b) As of August 2016, Commercial energy systems’ operating revenues include revenues from non-controlling interest. Commercial energy systems’ EBIT is adjusted for the effects of non-controlling interest.

(c) Intersegment eliminations include any mark-to market valuations associated with trading activities between WGL Midstream and WGL Energy Services, intercompany loans and a timing difference between Commercial Energy Systems’ recognition of revenue for the sale of Renewable Energy Credits (RECs) to Retail Energy-Marketing and Retail Energy-Marketing’s recognition of the associated expense. Retail Energy-Marketing has recorded a portion of the REC’s purchased as inventory to be used in future periods at which time they will be expensed.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

The following table provides a reconciliation from EBIT to net income applicable to common stock.

	Fiscal Year Ended September 30,
(In thousands)	2017	2016	2015
Total consolidated EBIT	$379,125	$319,298	$266,894
Interest expense	74,026	52,310	50,511
Income tax expense	111,159	98,074	83,804
Dividends on Washington Gas Light Company preferred stock	1,320	1,320	1,320
Net income applicable to common stock	$192,620	$167,594	$131,259

NOTE 17. OTHER INVESTMENTS

WGL has both solar and pipeline investments and accounts for its interests in legal entities as either a: (i) variable interest entity (VIE) or a (ii) voting interest entity (non-VIE). A VIE is a legal entity with the following characteristics: (i) has insufficient at-risk equity to fund its activities without additional subordinated financial support from any other party or parties; (ii) whose at-risk equity holders as a group do not have the power through voting or similar rights to direct the entity’s activities that most significantly affect its economic performance; or (iii) whose at-risk equity holders do not have the right to receive the expected residual returns.

The determination of whether or not to consolidate a VIE under GAAP requires a significant amount of judgment. This includes, but is not limited to, consideration of our contractual relationship with the entity, the legal structure of the entity, whether or not the entity has enough equity to finance its activities without additional financial support, the voting power of the equity holders, the obligation of the equity holders to absorb losses of the entity and their rights to receive any expected residual returns.

We have investments in both consolidated and unconsolidated VIEs which are described in detail below. The unconsolidated investments are accounted for under the equity method of accounting with profits and losses included in “Equity in earnings of unconsolidated affiliates” in the accompanying Consolidated Statements of Income.

Under the VIE model, we have a controlling financial interest in a VIE (i.e., are the primary beneficiary) when we have current or potential rights that give us the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance combined with a variable interest that gives us the right to receive potentially significant benefits or the obligation to absorb potentially significant losses. When changes occur to the design of an entity, we reconsider whether it is subject to the VIE model. We continuously evaluate whether we have a controlling financial interest in a VIE.

Under the voting interest model, we generally have a controlling financial interest in an entity where we currently hold, directly or indirectly, more than 50% of the voting rights or where we exercise control through substantive participating rights. However, we consider substantive rights held by other partners in determining if we hold a controlling financial interest, and in some cases, despite owning more than 50% of the common stock of an investee, an evaluation of our rights may result in the determination that we do not have a controlling financial interest. We reevaluate whether we have a controlling financial interest in these entities when our voting or substantive participating rights change. Where we do not have significant influence, the affiliates are accounted for under the cost method. Investments in, and advances to, affiliated companies are presented in the caption “Investments in unconsolidated affiliates” in the accompanying Consolidated Balance Sheets.

WGL uses the Hypothetical Liquidation at Book Value (HLBV) methodology for certain equity method investments as well as consolidating equity investments with non-controlling interests when the governing structuring agreement over the equity investment results in different liquidation rights and priorities than what is reflected by the underlying ownership interest percentage. For investments accounted for under the HLBV method, simply applying the percentage ownership interest to GAAP net income in order to determine earnings or losses does not accurately represent the income allocation and cash flow distributions that will ultimately be received by the investors. The calculation may vary in its complexity depending on the capital structure and the tax considerations for the investments.

When applying HLBV, WGL determines the amount that it would receive if an equity investment entity were to liquidate all of its assets at book value (as valued in accordance with GAAP) and distribute that cash to the investors based on the contractually defined liquidation priorities. The change in WGL’s claim on the investee’s book value at the beginning and end of the reporting period (adjusted for contributions and distributions) is WGL’s share of the earnings or losses from the equity investment for the period.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Consolidated Investments

Variable Interest Entities

At September 30, 2017 , WGL’s subsidiary, WGSW, Inc. was the primary beneficiary of SFGF, SFRC, SFGF II, and ASD as a result of its ability to direct the activities most significant to the economic performance of those entities. Accordingly, we have consolidated those VIE entities.

SFGF

On August 24, 2016, WGSW and a tax equity partner formed SFGF to acquire distributed generation solar projects in the State of Georgia that were developed by WGL Energy Systems. WGSW is the managing member and contributed cash equity equal to the purchase price of the solar projects less any contributions from the tax-equity partner. As of September 30, 2017 , WGSW has contributed $ 16.8 million into the tax equity partnership.

WGL Energy Systems is the operations and maintenance provider and was the developer of the projects. Profits and losses are allocated between the partners under the HLBV method of accounting and the portion allocated to the tax equity partner is included in non-controlling interest on the consolidated statements of income and is recorded to “Non-controlling interest” on the consolidated balance sheets.

SFRC

On October 28, 2016, WGSW and a tax equity partner formed SFRC to acquire distributed generation solar projects in the State of Minnesota that are developed by WGL Energy Systems. WGSW is the managing member and will provide cash equity equal to the purchase price of the solar projects less any contributions from the tax-equity partner. As of September 30, 2017 , WGSW has contributed $ 20.8 million into the tax equity partnership.

WGL Energy Systems is the operations and maintenance provider, and the developer of the projects. Profits and losses are allocated between the partners under the HLBV method of accounting and the portion allocated to the tax equity partner is included in to non-controlling interest on the consolidated statement of income and is recorded to “Non-controlling interest” on the consolidated balance sheets.

SFGF II

On June 30, 2017, WGSW and a tax equity partner formed SFGF II to acquire distributed generation solar projects in the United States of America that are expected to be developed by WGL Energy Systems. WGSW is the managing member and will provide cash equity equal to the purchase price of the solar projects less any contributions from the tax-equity partner. As of September 30, 2017 , no contributions have been made into the tax equity partnership.

WGL Energy Systems will be the operations and maintenance provider and the developer of the projects. Profits and losses are allocated between the partners under the HLBV method of accounting and the portion allocated to the tax equity partner is included in “Net income (loss) attributable to non-controlling interest” on the consolidated statements of income and is recorded to “Non-controlling interest” on the consolidated balance sheets.

ASD

WGSW is a limited partner in ASD Solar LP (ASD), a limited partnership formed to own and operate a portfolio of residential solar projects, primarily rooftop photovoltaic power generation systems. As a limited partner, WGSW had provided funding to the partnership but did not have power to direct the activities that most significantly affect the operations and economic performance of the entity. In January 2014, the funding commitment period ended for the partnership. Prior to July 10, 2017 ASD was being consolidated by the general partner, Solar Direct LLC (Solar Direct). Solar Direct is a wholly owned subsidiary of American Solar Direct Inc. (ASDI).

In June 2017, ASDI filed for Chapter 7 bankruptcy as a result of financial difficulties. To ensure continuing operations of the partnership and minimal disruptions to the customers, WGSW petitioned the Bankruptcy Court to remove Solar Direct as manager of ASD operations and to approve the appointment of SF ASD, a wholly-owned subsidiary of WGL Energy Systems, which was formed to take over the management and operations of the partnership, as manager of ASD operations. On July 10, 2017, the Bankruptcy Court granted the bankruptcy trustee’s emergency motion to assign management rights and control of ASD to SF ASD. As of September 30, 2017 , ASD is a VIE of and consolidated by WGSW.

WGSW’s equity method investment was eliminated and Solar Direct’s non-controlling interest in ASD was recognized at fair value. During the fiscal year ended September 30, 2017, WGSW recognized a $ 1.8 million gain to other income based on the difference between WGSW’s net investment in the partnership and WGSW’s partnership interest measured at fair value. Revenue and earnings recognized since the date of consolidation and the impact on WGL’s Consolidated Statements of Income for the current and prior fiscal year were not material. Associated with the financial difficulties of ASDI, WGL paid $ 2.1 million to satisfy a bank guarantee on behalf of ASDI.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

The following table summarizes the fair value amounts of ASD assets and liabilities, as well as the non-controlling interest recorded at estimated fair value as of the date of control.

Fair Value of ASD at Date of Consolidation
(in millions)	Fair Value
Current assets	$0.2
Accounts receivable	1.9
Property, plant and equipment	48.2
Total assets	$50.3
Deferred credits	0.6
Total liabilities	$0.6
Net assets	$49.7
Non-controlling interest	$0.5
WGSW equity interest	$49.2

Property, plant and equipment represents residential solar assets for ASD that were measured at estimated fair value using the income derived from discounted cash flows. The fair values were determined based on significant estimates and assumptions that are judgmental in nature, including projected cash flows and discount rates reflecting inherent risk in the future cash flows.

The carrying amounts and classification of the consolidated VIEs’ assets and liabilities included in our consolidated balance sheet at September 30, 2017 and September 30, 2016 are as follows:

WGL Holdings, Inc. Balance Sheet Location of Consolidated Investments
(in millions)	September 30, 2017	September 30, 2016
Current assets	$4.4	$—
Property, Plant and Equipment	121.7	13.2
Total assets	$126.1	$13.2
Current liabilities	0.2	0.6
Deferred credits	0.8	—
Total liabilities	$1.0	$0.6

Non-VIE Investments

SunEdison

As of June 30, 2017, WGSW ended its agreement with SunEdison, Inc. (SunEdison) by assigning the master purchase agreement and master lease agreement with SunEdison to its newly formed affiliate, SF Echo LLC.

In April 2017, EchoFirst Finance Company LLC (EchoFirst), the subsidiary of SunEdison that was party to our master purchase and lease agreements filed a voluntary petition with the United States Bankruptcy Court for relief under Title 11 of the United States Code. In April 2016, SunEdison filed a voluntary bankruptcy petition with the United States Bankruptcy Court for relief under Title 11 of the United States Code.

In April 2017, we executed an assignment of the master lease agreement, master purchase agreement and the EchoFirst customer leases from SunEdison, allowing SunEdison to divest the WGSW lease arrangement. SF Echo, a wholly-owned subsidiary of WGSW, will operate and maintain the assets and be entitled to all cash flows from the assets for the remainder of their lease terms. The master lease between SF Echo and WGSW is accounted for as a direct financing lease and eliminated in consolidation. SF Echo accounts for the customer leases as operating leases. The fair value of the assets did not result in any adjustments during the year. Our maximum financial exposure is limited to lease payment receivables from retail residential solar customers, future maintenance and performance payments and customer non-payments. On a quarterly basis, we evaluate our lease receivables for credit losses.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

SF Echo records lease income in the accompanying consolidated statements of income. We had a balance of $ 9.2 million of unamortized tax credits related to the leased assets in “Unamortized investment tax credits” on the accompanying consolidated balance sheets at September 30, 2017. WGSW did not hold an investment in SunEdison at September 30, 2017.

Unconsolidated Investments

Variable Interest Entity

Meade

In 2014, WGL through its subsidiary WGL Midstream, entered into a limited liability company agreement and formed Meade Pipeline Co LLC (Meade), a Delaware limited liability company, with Transcontinental Gas Pipe Line Company, LLC (Williams) to invest in a regulated pipeline, a segment of Transco’s Atlantic Sunrise project, called Central Penn Pipeline (Central Penn). Central Penn will be an approximately 185 -mile pipeline originating in Susquehanna County, Pennsylvania and extending to Lancaster County, Pennsylvania that will have the capacity to transport and deliver up to approximately 1.7 million dekatherms per day of natural gas.

WGL Midstream plans to invest an estimated $410 million for a 55% interest in Meade. Although WGL Midstream holds greater than a 50% interest in Meade, Meade is accounted for under the equity method of accounting because WGL Midstream does not have the power to direct the activities most significant to the economic performance of Meade. Meade is accounted for under the HLBV equity method of accounting, and any profits and losses are included in “Equity in earnings of unconsolidated affiliates” in the accompanying Consolidated Statement of Income and are added to or subtracted from the carrying amount of WGL’s investment balance. At September 30, 2017 and 2016 , WGL Midstream held a $146.7 million and $80.8 million , respectively, equity method investment in Meade.

At September 30, 2017, this VIE was not consolidated because WGL and its subsidiaries were not the primary beneficiaries. The nature of WGL’s involvement with this investment lacks the characteristics of a controlling financial interest. WGL either does not have control over Meade’s activities that are economically significant to the VIEs and/or WGL does not have the obligation to absorb expected losses or the right to receive expected gains that could be significant to the VIE.

Our maximum financial exposure to loss as a result of our involvement with this VIE includes (a) the amount invested in, and advanced to, the VIE as of the reporting date and (b) any legal or contractual obligation to provide financing in the future, such as liquidity arrangements, guarantees, and other contractual commitments.

Non-VIE Investments

Constitution

In 2013, WGL Midstream invested in Constitution Pipeline Company, LLC (Constitution). At September 30, 2017 , WGL Midstream’s share of the total forecasted cash contributions over the term of the construction agreement for Constitution is $95.5 million , reflecting a 10% share in the pipeline venture. This natural gas pipeline venture will transport natural gas from the Marcellus region in northern Pennsylvania to major northeastern markets. Constitution is accounted for under the equity method of accounting; any profits and losses are included in “Equity in earnings of unconsolidated affiliates” in the accompanying Consolidated Statement of Income and are added to or subtracted from the carrying amount of WGL’s investment balance. The equity method is considered appropriate because Constitution is an LLC with specific ownership accounts and ownership between five and fifty percent resulting in WGL Midstream maintaining a more than minor influence over the partnership operating and financing policies.

On April 22, 2016, the New York State Department of Environmental Conservation (NYSDEC) denied Constitution’s application for a Section 401 Certification for the pipeline, which is necessary for the construction and operation of the pipeline. Constitution has stated that it remains committed to pursuing the project and that it intends to pursue all available options to challenge the legality and appropriateness of NYSDEC’s decision. In May 2016, Constitution filed actions in both the U.S. Circuit Court of Appeals for the Second Circuit and the U.S. District Court for the Northern District of New York, appealing the decision and seeking declaratory judgment that the State of New York’s permitting authority is preempted by federal law. .  In May 2016, Constitution appealed the NYSDEC’s denial of the Section 401 certification to the United States Court of Appeals for the Second Circuit, and in August 2017 the court issued a decision denying in part and dismissing in part Constitution’s appeal. The court expressly declined to rule on Constitution’s argument that the NYSDEC’s decision on Constitution’s Section 401 application constitutes a waiver of the certification requirement. The court determined that it lacked jurisdiction to address that contention, and found that jurisdiction over the waiver issue lies exclusively with the United States Court of Appeals for the District of

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Columbia Circuit. As to the denial itself, the court determined that NYSDEC’s action was not arbitrary or capricious. Constitution has filed a petition for rehearing with the Second Circuit Court’s decision, but in October the court denied our petition.

We remain steadfastly committed to the project, and in October 2017, Constitution filed a petition for declaratory order requesting FERC to find that, by operation of law, the Section 401 certification requirement for the New York State portion of Constitution’s pipeline project was waived due to the failure by the NYSDEC to act on Constitution’s Section 401 application within a reasonable period of time as required by the express terms of such statute. The petition is consistent with a recent decision by the District of Columbia Circuit Court in another proceeding, in which the court clarified that an applicant facing similar circumstances should present evidence of waiver to the FERC.

Beginning in April 2016, we discontinued capitalization of development costs related to this project. It is also possible that we could incur certain supplier-related costs in the event of a prolonged delay or termination of the project.

In light of the forgoing matters, Constitution has revised its target in-service date to as early as the first half of 2019, which assumes the timely receipt of a Notice to Proceed from FERC. We can give no assurance, however, that Constitution’s efforts to obtain the Section 401 Certification will be successful. Beginning in April 2016, Constitution discontinued capitalization of development costs related to this project. At September 30, 2017 and September 30, 2016 , WGL Midstream held a $38.1 million and $38.6 million , equity method investment in Constitution, respectively. We have evaluated our investment in Constitution for other than temporary impairment as of September 30, 2017 . Our impairment assessment used income and market approaches in determining the fair value of our investment in Constitution, including consideration of the severity and duration of any decline in fair value of our investment in the project. Our key inputs included, but are not limited to, significant management judgments and estimates, including projections of the project’s cash flows, selection of a discount rate, market multipliers and probability weighting of potential outcomes of legal and regulatory proceedings. At this time, we do not have an other than temporary impairment and have not recorded any impairment charge to reduce the carrying value of our investment. If Constitution is ultimately unable to obtain the Section 401 Certification or other future developments or indicators of an unfavorable resolution arise subsequently, an impairment charge of up to substantially all of our investment in the capitalized project costs may be required. It is also possible that Constitution could incur certain supplier-related costs in the event of a prolonged delay or termination of the project. We will continue to monitor and update our impairment analysis as required.

Mountain Valley Pipeline

In March 2015, WGL Midstream acquired a 7% equity interest in Mountain Valley Pipeline, LLC (Mountain Valley). On October 24, 2016, WGL Midstream acquired an additional 3% equity interest in Mountain Valley by assuming all of Vega Midstream MVP LLC’s (Vega Energy) interest in the joint venture. WGL Midstream now owns a 10% interest in Mountain Valley.

The proposed pipeline to be developed, constructed, owned and operated by Mountain Valley, will transport approximately 2.0 million dekatherms of natural gas per day from interconnects with EQT Corporation’s Equitrans system, near the MarkWest Mobley plant in West Virginia to Transcontinental Gas Pipe Line Company LLC’s Station 165 in Pittsylvania County, Virginia. The pipeline is scheduled to be in service by December 2018.

WGL Midstream expects to invest, in scheduled capital contributions through the in-service date of the pipeline, its pro rata share (based on its 10% equity interest) of project costs, an estimated aggregate amount of approximately $327.6 million . At September 30, 2017 and September 30, 2016 , WGL Midstream held a $ 63.0 million and $ 22.5 million equity method investment in Mountain Valley, respectively. The equity method is considered appropriate because Mountain Valley is an LLC with specific ownership accounts and ownership between five and fifty percent resulting in WGL Midstream maintaining a more than minor influence over the partnership operating and financing policies.

The carrying amount of WGL Midstream’s investment in MVP exceeded the amount of the underlying equity in net assets by $ 0.5 million , which will be amortized over the life of the assets when it is put in production. Profits and losses are allocated under the HLBV method of accounting and are included in “Equity in earnings of unconsolidated affiliates” in the accompanying Consolidated Statement of Income and are added to or subtracted from the carrying amount of WGL’s investment balance. On October 13, 2017, FERC issued an order granting a certificate of public convenience and necessity to construct and operate the Mountain Valley Pipeline Project (“Project”). Construction on the Project is expected to begin in late 2017.

Stonewall System

WGL has a 30% equity interest in an entity that owns and operates certain assets known as the Stonewall Gas Gathering System (the Stonewall System). WGL Midstream paid $89.4 million to acquire the equity interest pursuant to an option that WGL Midstream previously acquired. During the twelve months ended September 30, 2017 , WGL Midstream contributed an additional $ 45.5 million related to retiring

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

debt at the entity level. The Stonewall System has the capacity to gather up to 1.4 billion cubic feet of natural gas per day from the Marcellus production region in West Virginia, and connects with an interstate pipeline system that serves markets in the mid-Atlantic region.

WGL Midstream held a $136.7 million and $ 95.5 million equity method investment in the Stonewall System at September 30, 2017 and September 30, 2016 respectively. The equity method is considered appropriate because the Stonewall System is an LLC with specific ownership accounts and ownership between five and fifty percent resulting in WGL Midstream maintaining a more than minor influence over the partnership operating and financing policies.

The carrying amount of WGL Midstream’s investment in the Stonewall System exceeded the amount of the underlying equity in net assets by $8.9 million , which will be amortized over the life of the assets when it is put in production. Profits and losses are allocated under the HLBV method of accounting and are included in “Equity in earnings of unconsolidated affiliates” in the accompanying Consolidated Statement of Income and are added to or subtracted from the carrying amount of WGL’s investment balance.

Nextility-Lease Settlement and Assignment

On December 9, 2016, WGSW agreed to an amendment and assignment of its sale/leaseback agreement with Nextility and another unrelated third party, with significantly reduced payments and lease terms. Based on the lease classification criteria per ASC Topic 840, it was determined that the amendment and assignment would be considered a termination of the existing lease and the creation of a new lease with the third party.  Under this accounting criteria the new lease is considered an operating lease. As a result, the net investment of $ 5.4 million on the consolidated balance sheet was eliminated. The solar assets were recorded at present fair value utilizing an income approach for valuation as $ 4.0 million to “Property, plant and equipment” with an additional $ 1.4 million recorded as a receivable. The unamortized investment tax credits (ITC) balance associated with these assets continue to be deferred and amortized over the assets’ useful life. As of September 30, 2017 , the deferred net ITC receivable related to these assets is $ 2.7 million . In May 2017, Nextility informed WGSW that it was unable to finalize a financing arrangement and is in the process of winding down its business. A $ 1.0 million reserve was recorded for the receivable due from Nextility as part of the settlement to amend and assign the sale/leaseback agreement.

SFEE

On November 23, 2016, WGSW and a tax equity partner formed SFEE to acquire distributed generation solar projects that are developed by a third-party developer or WGL Energy Systems. New projects will be designed and constructed under long-term power purchase agreements. As of September 30, 2017 , WGSW has contributed $ 6.5 million and held a $ 9.6 million interest in SFEE.

SFEE is not considered a VIE and is not consolidated under the voting interest model for limited partnerships. WGSW is the managing member of SFEE. WGSW is also the operations and maintenance provider for SFEE. In addition, WGL Energy Systems has the option to sell its own distributed generation solar projects to the developer for sale to SFEE and these assets remain on WGL Energy System’s books until we no longer have continuing involvement. The equity method is considered appropriate because WGSW has significant influence over the operating and financial policies of SFEE. Profits and losses are allocated between the partners under the HLBV method of accounting and are included in “Equity in earnings of unconsolidated affiliates” in the accompanying Consolidated Statement of Income and are added to or subtracted from the carrying amount of WGSW’s investment balance. For SFEE, WGL has also provided a guarantee that could require additional future payments of $ 13.0 million .

The following tables present summary information about our unconsolidated VIEs and non-VIEs:

WGL Holdings, Inc. Balance Sheet Location of Unconsolidated Investments
	Solar Investments		Pipelines
(in millions)	VIEs (a)	Non-VIEs (b)	VIEs (c)	Non-VIEs (d)	Total
September 30, 2017
Assets
Investments in unconsolidated affiliates	$—	$9.6	$146.7	$237.9	$394.2
Total assets	$—	$9.6	$146.7	$237.9	$394.2
September 30, 2016
Assets
Investments in unconsolidated affiliates	$66.1	$—	$80.8	$156.6	$303.5
Investments in direct financing leases, capital leases (e)	29.8	—	—	—	29.8
Accounts receivable (e)	1.1	—	—	9.2	10.3
Total assets	$97.0	$—	$80.8	$165.8	$343.6

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

(a) “Investments in unconsolidated affiliates” balance relates to equity method investment in ASD.

(b) Balance relates to interest held in SFEE.

(c) Balance relates to equity method investment in Meade.

(d) Balance relates to equity method investments in Constitution, Mountain Valley Pipeline and Stonewall System.

(e) Prior year balances relate to direct financing leases in Nextility and SunEdison.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

NOTE 18. RELATED PARTY TRANSACTIONS

WGL and its subsidiaries engage in inter-company transactions in the ordinary course of business. Inter-company transactions and balances have been eliminated from the consolidated financial statements of WGL, except as described below. Washington Gas provides accounting, treasury, legal and other administrative and general support to affiliates, and files consolidated tax returns that include affiliated taxable transactions. Washington Gas bills its affiliates in accordance with regulatory requirements for the actual cost of providing these services, which approximates their market value. To the extent such billings are not paid, they are reflected in “Receivables from associated companies” on Washington Gas’ balance sheets. Washington Gas assigns or allocates these costs directly to its affiliates and, therefore, does not recognize revenues or expenses associated with providing these services. Washington Gas believes that allocations based on broad measures of business activity are appropriate for allocating expenses resulting from common services. Affiliate entities are allocated a portion of common services based on a formula driven by appropriate indicators of activity, as approved by management.

In connection with billing for unregulated third party marketers, including WGL Energy Services and with other miscellaneous billing processes, Washington Gas collects cash on behalf of affiliates and transfers the cash in a reasonable time period. Cash collected by Washington Gas on behalf of its affiliates but not yet transferred is recorded in “Payables to associated companies” on Washington Gas’ balance sheets.

Washington Gas previously obtained third-party project financing on behalf of the federal government to provide funds during the construction of certain energy management services projects entered into under Washington Gas’ area-wide contract. In December 2016, WGL Energy Systems entered into an agreement to obtain third-party financing and receive funds directly from the third party lender during the construction period associated with the related energy management service projects. Washington Gas will continue to record a receivable representing the government’s obligation, and will record an inter-company payable to WGL Energy Systems for the construction work performed for the same amount. Refer to Note 4—Short Term Debt for further discussions of the project financing.

The following table presents the receivables and payables from associated companies as of September 30, 2017 and September 30, 2016.

Washington Gas Light Company Receivables / Payables from Associated Companies
(In millions)	September 30, 2017	September 30, 2016
Receivables from Associated Companies	$32.4	$13.8
Payables to Associated Companies	$94.8	$65.8

Washington Gas provides gas balancing services related to storage, injections, withdrawals and deliveries to all energy marketers participating in the sale of natural gas on an unregulated basis through the customer choice programs that operate in its service territory. These balancing services include the sale of natural gas supply commodities related to various peaking arrangements contractually supplied to Washington Gas and then partially allocated and assigned by Washington Gas to the energy marketers, including WGL Energy Services. Washington Gas records revenues for these balancing services pursuant to tariffs approved by the appropriate regulatory bodies. These related party amounts related to balancing services provided to WGL Energy Services have been eliminated in the consolidated financial statements of WGL. The following table shows the amounts Washington Gas charged WGL Energy Services for balancing services.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Washington Gas - Gas Balancing Service Charges
	Years Ended September 30,
(In millions)	2017	2016	2015
Gas balancing service charge	$23.6	$26.8	$25.1

As a result of these balancing services, an imbalance is created for volumes of natural gas received by Washington Gas that are not equal to the volumes of natural gas delivered to customers of the energy marketers. WGL Energy Services recognized receivable to Washington Gas of $1.4 million and a $0.8 million payable at September 30, 2017 and 2016 , respectively, related to an imbalance in gas volumes. Due to regulatory treatment, these payables are not eliminated in the consolidated financial statements of WGL. Refer to Note 1—Accounting Policies for the Notes to Consolidated Financial Statements for further discussion of these imbalance transactions.

Washington Gas participates in a purchase of receivables (POR) program as approved by the PSC of MD, whereby it purchases receivables from participating energy marketers at approved discount rates. In addition, WGL Energy Services participates in POR programs with certain Maryland and Pennsylvania utilities, whereby it sells its receivables to various utilities, including Washington Gas, at approved discount rates. The receivables purchased by Washington Gas are included in “Accounts receivable” in the accompanying balance sheet. Any activity between Washington Gas and WGL Energy Services related to the POR program has been eliminated in the accompanying financial statements for WGL. At September 30, 2017 and 2016 , Washington Gas had balances of $3.2 million and $4.2 million , respectively, of purchased receivables from WGL Energy Services. Additionally, Washington Gas is implementing a program in the District of Columbia to participate in a POR program in fiscal year 2018. Washington Gas expects that it will take seven to nine months to implement the program.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

NOTE 19. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following tables show the changes in accumulated other comprehensive income (loss) for WGL and Washington Gas by component for the fiscal years ended September 30, 2017 and 2016 .

WGL Holdings, Inc. Changes in Accumulated Other Comprehensive Loss by Component
	September 30,
(In thousands)	2017	2016
Beginning Balance	$(38,539)	$(14,236)
Qualified cash flow hedging instruments (a)	49,610	(39,289)
Change in prior service cost (b)	(767)	(891)
Amortization of actuarial gain (loss) (b)	6,232	(936)
Current-period other comprehensive income (loss)	55,075	(41,116)
Income tax expense (benefit) related to other comprehensive income (loss)	22,533	(16,813)
Ending Balance	$(5,997)	$(38,539)

(a) Cash flow hedging instruments represent interest rate swap agreements related to debt issuances. Refer to Note 14—Derivative and Weather-related Instruments for further discussion of the interest rate swap agreements.

(b) These accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit cost. Refer to Note 10—Pension and other post-retirement benefit plans for additional details.

Washington Gas Light Company Changes in Accumulated Other Comprehensive Loss by Component
	September 30,
(In thousands)	2017	2016
Beginning Balance	$(7,830)	$(6,712)
Change in prior service cost (a)	(767)	(891)
Amortization of actuarial gain (loss) (a)	6,232	(936)
Current-period other comprehensive income (loss)	5,465	(1,827)
Income tax expense (benefit) benefit related to other comprehensive income (loss)	2,157	(709)
Ending Balance	$(4,522)	$(7,830)

(a) These accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit cost. Refer to Note 10—Pension and other post-retirement benefit plans for additional details.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

NOTE 20. SUPPLEMENTAL CASH FLOW INFORMATION

The following tables detail the changes in operating assets and liabilities from operating activities , cash payments that have been included in the determination of earnings and non-cash investing and financing activities:

WGL Holdings Inc.

For the year ended September 30, (In thousands)	2017	2016	2015
CHANGES IN OPERATING ASSETS AND LIABILITIES
Accounts receivable and unbilled revenues—net	$(108,236)	$(105,720)	$(71,514)
Gas costs and other regulatory assets/liabilities—net	3,430	(31,075)	9,943
Storage gas	(36,852)	4,311	122,159
Prepaid Taxes	1,848	(76,779)	(38,630)
Accounts payable and other accrued liabilities	51,307	31,792	25,670
Customer deposits and advance payments	(20,543)	(2,513)	20,579
Accrued taxes	1,985	1,805	(266)
Other current assets	(30,123)	(24,502)	7,364
Other current liabilities	7,072	(8,774)	13,583
Deferred gas costs—net	2,467	(5,104)	(2,054)
Deferred assets—other	(18,538)	(22,312)	(10,153)
Deferred liabilities—other	(29,407)	2,076	8,500
Pension and other post-retirement benefits	(9,950)	(10,244)	(14,546)
Other—net	3,002	3,821	651
Changes in operating assets and liabilities	$(182,538)	$(243,218)	$71,286
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Income taxes paid (refunded)—net	$(10,002)	$(10,723)	$6,935
Interest paid	$66,023	$51,838	$45,654
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Extinguishment of project debt financing	$(27,927)	$—	$(8,350)
Capital expenditure accruals included in accounts payable and other accrued liabilities	$54,212	$84,132	$45,780
Dividends paid in common stock	$1,362	$4,011	$—
Stock based compensation	$6,564	$6,742	$1,009
Transfer of investments to fixed assets (excluding ASD)	$30,114	$—	$—
Transfer of notes receivables to investments	$10,031	$—	$—

EFFECTS OF ASD CONSOLIDATION:
Elimination of equity method investment	$(66,719)	$—	$—
Consolidation of property, plant and equipment	$48,248	$—	$—
Elimination of unamortized investment tax credits	$19,322	$—	$—
Accounts receivable and other	$956	$—	$—
Gain on consolidation	$(1,807)	$—	$—

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

Washington Gas

For the year ended September 30, (In thousands)	2017	2016	2015
CHANGES IN OPERATING ASSETS AND LIABILITIES
Accounts receivable, unbilled revenues and receivables from associated companies—net	$(125,758)	$(78,304)	$(16,127)
Gas costs and other regulatory assets/liabilities—net	3,430	(31,075)	9,943
Storage gas	(10,280)	12,016	61,594
Prepaid Taxes	(6,524)	13,539	(14,228)
Accounts payable and other accrued liabilities, including payables to associated companies	46,995	31,408	(1,007)
Customer deposits and advance payments	(16,742)	(7,514)	20,132
Accrued taxes	(4,831)	5,980	(12,951)
Other current assets	(4,123)	3,912	5,826
Other current liabilities	(3,194)	(4,486)	1,435
Deferred gas costs—net	2,467	(5,104)	(2,054)
Deferred assets—other	(15,088)	(22,057)	(10,036)
Deferred liabilities—other	(5,418)	(57,660)	(13,912)
Pension and other post-retirement benefits	(9,806)	(10,251)	(13,750)
Other—net	3,409	2,107	258
Changes in operating assets and liabilities	$(145,463)	$(147,489)	$15,123
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Income taxes paid (refunded)—net	$—	$(19,004)	$8,902
Interest paid	$50,539	$40,972	$36,971
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Extinguishment of project debt financing	$(27,927)	$—	$(8,350)
Capital expenditure accruals included in accounts payable and other accrued liabilities	$37,049	$43,687	$40,926

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

NOTE 21. PLANNED MERGER WITH ALTAGAS LTD.

On January 25, 2017 , WGL entered into an agreement and plan of merger (Merger Agreement) to combine with AltaGas in an all cash transaction valued at approximately $ 6.4 billion . The Merger Agreement provides for the merger of a newly formed indirect wholly-owned subsidiary of AltaGas with and into WGL, with WGL continuing as a surviving corporation in the merger (the Merger) and becoming an indirect wholly-owned subsidiary of AltaGas. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) of the Merger, WGL shareholders will receive $ 88.25 in cash, without interest, for each share of WGL common stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement). The Boards of Directors of each of WGL and AltaGas have unanimously approved the Merger, which is expected to close in the second quarter of calendar year 2018.

Consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including, among others, the approval of the Merger by the holders of more than two-thirds of the outstanding shares of WGL common stock, which occurred on May 10, 2017 and approvals required from certain antitrust and other regulatory bodies. A status of each of these conditions is described below. The Merger Agreement also contains customary representations, warranties and covenants of both WGL and AltaGas. These covenants include, among others, an obligation on behalf of WGL to operate its business in the ordinary course until the Merger is consummated, subject to certain exceptions.

The Merger Agreement may be terminated by each of WGL and AltaGas under certain circumstances, including if the Merger is not consummated by January 25, 2018 (subject to a 180 day extension by either party subject to certain conditions being met). The Merger Agreement also contains certain additional termination rights for both AltaGas and WGL, and provides that, upon termination of the Merger Agreement under specified circumstances, AltaGas would be required to pay a termination fee of $ 205 million , $ 182 million , or $ 68 million (depending on the specific circumstances of termination) to WGL, and WGL would be required to pay AltaGas a termination fee of $ 136 million , only under specific circumstances as outlined in the Merger Agreement.

In connection with entering into the Merger Agreement, WGL entered into a subscription agreement with AltaGas, in which WGL agreed, upon the occurrence of certain conditions, to issue and sell to AltaGas up to an aggregate of 15,000 shares of Series A Non-Voting Non-Convertible Perpetual Preferred Stock (Non-Voting Preferred Stock) for a purchase price of $ 10,000 per share. If the consolidated debt to total capitalization ratio is forecasted to be in excess of 62% at December 31, 2017 or any quarterly period thereafter, AltaGas will purchase a number of shares of Non-Voting Preferred Stock to produce a forecasted ratio equal to 62% , but not more than 5,000 shares in any single quarter or more than 15,000 shares in the aggregate. If the Merger Agreement is terminated or the Outside Date (as defined in the Merger Agreement) expires, no subscription will be made after the date of termination or expiration, and WGL will have 6 months thereafter to redeem any Non-Voting Preferred Stock previously issued.

Merger Approval Proceedings

District of Columbia

On April 24, 2017, AltaGas, WGL and Washington Gas (“Applicants”) filed an application with the PSC of DC seeking approval of the Merger Agreement. In an order issued on April 25, 2017, the PSC of DC scheduled a procedural conference on May 18, 2017 with the Staff of the PSC of DC and interested parties to consider the factors to be considered in the case to determine whether the Merger is in the public interest, identify factual issues in dispute and consider a procedural schedule for the proceeding. To approve the Merger Agreement, the PSC of DC must find that the Merger taken as a whole is in the public interest. In the April 25, 2017 order, the PSC of DC stated that in making this determination, it has balanced the interests of shareholders and investors with ratepayers and the community; determined that benefits to shareholders must not come at the expense of ratepayers; and found that to be approved, the transaction must produce a direct and tangible benefit to ratepayers. It stated further that in determining whether the public interest requirements are met, the PSC of DC has in past merger cases identified seven factors it has considered in reviewing each transaction, including the effects of the transaction on (i) ratepayers, shareholders, the financial health of the utilities standing alone and as merged, and the economy of the District; (ii) utility management and administrative operations; (iii) public safety and the safety and reliability of services; (iv) risks associated with

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

all of the applicants’ affiliated non-jurisdictional business operations; (v) the PSC of DC’s ability to regulate Washington Gas effectively; (vi) competition in the local retail and wholesale markets that impact the District and District ratepayers; and (vii) conservation of natural resources and preservation of environmental quality. The law of the District of Columbia does not impose any time limit on the PSC of DC’s review of the Merger. The District of Columbia Office of the People’s Counsel, the District of Columbia Government and other intervenors filed testimony with the PSC of DC opposing the application on September 29, 2017. The Applicants filed rebuttal testimony on October 27, 2017. Evidentiary hearings are scheduled before the PSC of DC in the first half of December 2017. An order is expected by the second calendar quarter of 2018.

Maryland

On April 24, 2017, AltaGas, WGL and Washington Gas (“Applicants”) filed an application with the PSC of MD seeking approval of the Merger Agreement. On April 26, 2017, the PSC of MD issued an order scheduling a pre-hearing conference on May 30, 2017, to set a procedural schedule for the proceeding, to consider any petition to intervene that have been filed, and to consider any other preliminary matters requested by the parties. Maryland law requires the PSC of MD to approve a merger subject to its review if it finds that the merger agreement is consistent with the public interest, convenience and necessity, including benefits and no harm to consumers. In making this determination, the PSC of MD is required to consider the following criteria: (i) the potential impact of the acquisition on rates and charges paid by customers and on the services and conditions of operation of the public service company; (ii) the potential impact of the acquisition on continuing investment needs for the maintenance of utility services, plant, and related infrastructure; (iii) the proposed capital structure that will result from the acquisition, including allocation of earnings from Washington Gas; (iv) the potential effects on employment; (v) the projected allocation of any savings that are expected between shareholders and rate payers; (vi) issues of reliability, quality of service, and quality of customer service; (vii)  the potential impact of the acquisition on community investment; (viii) affiliate and cross-subsidization issues; (ix) the use or pledge of utility assets for the benefit of an affiliate; (x) jurisdictional and choice-of-law issues; (xi) whether it is necessary to revise the PSC of MD’s ring-fencing and code of conduct regulations in light of the acquisition; and (xii) any other issues the PSC of MD considers relevant to the assessment of the acquisition in relation to the public interest, convenience, and necessity. The Staff of the PSC of MD, the Maryland Office of People’s Counsel and other intervenors filed testimony opposing the application on August 14, 2017. The Applicants filed rebuttal testimony with the PSC of MD on September 11, 2017. Evidentiary hearings were held before the PSC of MD on October 3, 2017 through October 16, 2017. Initial Briefs were filed on November 6, 2017 and Reply Briefs were due by November 16, 2017. The PSC of MD is required to issue an order within 180 days of the date the application was filed, but may extend the date by 45 days for good cause. The PSC of MD issued an order extending the date for review. Accordingly, an order is expected by December 5, 2017.

Virginia

On April 24, 2017, AltaGas , WGL and Washington Gas, filed a petition with the SCC of VA seeking approval of the Merger Agreement. Virginia law provides that, if the SCC of VA determines, with or without hearing, that adequate service to the public at just and reasonable rates will not be impaired or jeopardized by granting the petition for approval, then the SCC of VA shall approve a merger with such conditions that the SCC of VA deems to be appropriate in order to satisfy this standard. On October 20, 2017, the SCC of VA issued an order approving the merger, subject to accounting, financial, and safety related requirements to which joint applicants agree.

Committee on Foreign Investment in the United States

On April 24, 2017, AltaGas, WGL and Washington Gas, filed a joint voluntary notice with the CFIUS. This notice was approved on August 18, 2017.

HSR

On June 15, 2017, AltaGas and WGL submitted to the Federal Trade Commission and the Antitrust Division of the Department of Justice completed Premerger Notification and Report Forms with respect to the proposed acquisition by AltaGas Ltd. of certain voting securities of WGL. The waiting period required by Section 7A(b)(1) of the Clayton Act, 15 U.S.C. Section 18a(b)(1) (aka the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended) expired on July 17, 2017.  The expiration of the Clayton Act’s waiting period deems the Merger approved by the Federal Trade Commission and the Department of Justice.

WGL Holdings, Inc.

Washington Gas Light Company

Notes to Consolidated Financial Statements

FERC

On April 24, 2017, AltaGas and WGL Energy Services submitted to FERC a Joint Application for Authorization of Disposition of Jurisdictional Assets and Merger under Section 203 of the Federal Power Act. Under that section, FERC shall approve a merger if it finds that the proposed transaction will be consistent with the public interest. In making this determination, the FERC will consider the following criteria: (i) horizontal competition analysis; (ii) vertical competition issues; (iii) no adverse effect on rates; (iv) no adverse effect on regulation; and (v) no improper cross-subsidization. On July 6, 2017, the FERC issued an order authorizing the Merger, concluding that the proposed transaction is consistent with the public interest.